UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AMERICAN CAMPUS COMMUNITIES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 9, 2022

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

[                ], 2022

Dear Stockholder:

You are cordially invited to attend a virtual special meeting of stockholders of American Campus Communities, Inc., a Maryland corporation, to be held on [                ], 2022 at [    ] [a.m.], Central Time, in a virtual-only meeting format. At the virtual special meeting, you will be asked to consider and vote on a proposal to approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC, a wholly owned subsidiary of Abacus Parent LLC, an affiliate of Blackstone Real Estate Income Trust, Inc. (“BREIT”), which we refer to as the “merger,” and other transactions contemplated by the Agreement and Plan of Merger, dated as of April 18, 2022, as it may be amended from time to time, among Abacus Parent LLC, Abacus Merger Sub I LLC, Abacus Merger Sub II LLC, American Campus Communities, Inc. and American Campus Communities Operating Partnership LP, which we refer to as the “merger agreement.” If the merger is completed, you, as a holder of shares of common stock of American Campus Communities, Inc., will be entitled to receive $65.47 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock you own, as more fully described in the enclosed proxy statement.

Our board of directors has unanimously approved, adopted and declared advisable the merger agreement and determined the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of American Campus Communities, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger.

The merger must be approved by the affirmative vote of the holders of our common stock entitled to cast the majority of all the votes entitled to be cast on the matter. The notice of virtual special meeting and proxy statement accompanying this letter provide you with more specific information concerning the virtual special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about American Campus Communities, Inc. from us or from documents we have filed with the U.S. Securities and Exchange Commission.

Your vote is very important regardless of the number of shares that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the virtual special meeting and you are a stockholder of record as of the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” approval of the merger.

On behalf of the board of directors, thank you for your continued support.

Sincerely,
Cydney C. Donnell Independent Chair of the Board

This proxy statement is dated [                ], 2022 and is first being mailed to our stockholders on or about [                ], 2022.

AMERICAN CAMPUS COMMUNITIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2022

To the Stockholders of American Campus Communities, Inc.:

You are cordially invited to attend a virtual special meeting of stockholders of American Campus Communities, Inc., a Maryland corporation, to be held on [                ], 2022 at [    ] [a.m.], Central Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit [                 ]. The virtual special meeting is being held for the purpose of acting on the following matters:

Proposal 1:	To consider and vote on a proposal to approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2022, as it may be amended from time to time, among Abacus Parent LLC, Abacus Merger Sub I LLC, Abacus Merger Sub II LLC, American Campus Communities, Inc. and American Campus Communities Operating Partnership LP, which proposal we refer to as the “merger proposal”;

Proposal 2:	To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our principal executive officer, principal financial officer and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations, which we refer to as the “named executive officers,” that is based on or otherwise relates to the mergers, which proposal we refer to as the “advisory compensation proposal”; and

Proposal 3:	To consider and vote on a proposal to approve any adjournment of the virtual special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the virtual special meeting to approve the merger proposal, which proposal we refer to as the “adjournment proposal.”

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of virtual special meeting may be brought before the virtual special meeting. Our board of directors has fixed the close of business on [                ], 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the virtual special meeting or any postponement or adjournment thereof. All holders of record of our common stock at the close of business on the record date are entitled to receive notice of and attend the virtual special meeting or any postponement or adjournment of the virtual special meeting.

Our board of directors has unanimously approved the merger agreement and determined the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of American Campus Communities, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

The merger proposal must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the virtual special meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. If you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Secretary, or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

Under the Maryland General Corporation Law, because shares of our common stock were listed on the New York Stock Exchange at the close of business on the record date, you do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger.

We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the virtual special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel B. Perry Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas

[                ], 2022

i

Organizational Documents	68
General Partner and Officers	68
Treatment of Common Stock and Compensatory Awards	69
Treatment of Interests in the Partnership	69
No Further Ownership Rights	70
Payment Procedures	70
Representations and Warranties	71
Conduct of Our Business Pending the Mergers	75
Stockholders’ Meeting	79
Agreement to Take Certain Actions	80
No Solicitation of Competing Proposals	82
Obligation of Our Board of Directors with Respect to Its Recommendation	84
Employee Benefits	87
Financing Cooperation	87
Assumed Indebtedness	91
Pre-Closing Transactions	91
Certain Other Covenants	92
Conditions to the Mergers	93
Termination of the Merger Agreement	94
Termination Payments	96
Limited Guarantee and Remedies	97
Amendment and Waiver	98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	99
NO DISSENTERS’ RIGHTS OF APPRAISAL	100
STOCKHOLDER PROPOSALS	100
HOUSEHOLDING OF PROXY MATERIALS	101
OTHER MATTERS	101
WHERE YOU CAN FIND MORE INFORMATION	101

Annex A –  Agreementand Plan of Merger, dated as of April 18, 2022, by and among Abacus Parent LLC, Abacus Merger Sub I LLC, Abacus Merger Sub II LLC, American Campus Communities, Inc. and American Campus Communities Operating Partnership LP

A-1
Annex B – Opinion of BofA Securities, Inc.	B-1

ii

SUMMARY

This summary highlights selected information from this proxy statement relating to (1) the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC, and (2) the merger of Abacus Merger Sub II LLC with and into American Campus Communities Operating Partnership LP, which we refer to as the “partnership merger.” References to the “mergers” refer to the merger and the partnership merger, collectively. This summary may not contain all of the information about the mergers contemplated by the merger agreement that is important to you. As a result, to understand the mergers fully and for a more complete description of the terms of the mergers, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the merger agreement attached as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about [                ], 2022.

The Parties to the Mergers (page 26)

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

American Campus Communities, Inc., which we refer to as “we,” “our,” “us,” or “the Company,” commenced operations effective with the completion of an initial public offering on August 17, 2004 and elected to be taxed as a real estate investment trust, or “REIT,” under the Internal Revenue Code of 1986, as amended, or the “Code,” commencing with the taxable year ended December 31, 2004. We are one of the largest owners, managers, and developers of high quality student housing properties in the United States in terms of beds owned and under management. We are a fully integrated, self-managed, and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing, and management of student housing properties. As of April 18, 2022, we owned 166 student housing properties containing approximately 111,900 beds. Including our owned and third-party managed properties, our total managed portfolio consisted of 202 properties with approximately 140,300 beds as of April 18, 2022.

American Campus Communities, Inc.’s common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE,” and trades under the symbol “ACC.”

American Campus Communities Operating Partnership LP

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

American Campus Communities Operating Partnership LP, which we refer to as the “Partnership,” is a Maryland limited partnership formed on July 14, 2004. As of April 18, 2022, we and our subsidiaries owned approximately 99.6% of the ownership interest in the Partnership, representing all ownership interests in the Partnership except for 468,474.98 common units of limited partnership interests in the Partnership, which we refer to as “common partnership units,” and 35,242 Series A preferred units of limited partnership interest in the Partnership, which we refer to as “preferred partnership units,” and we refer to common partnership units and preferred partnership units, collectively, as “limited partnership units.” The Company controls the Partnership through its 100% ownership of the sole general partner and conducts substantially all of its business through the Partnership. As the only member of the sole general partner of the Partnership, we generally have the exclusive power under the partnership agreement of the Partnership to manage and conduct the Partnership’s business, and our board of directors manages the Partnership and the Company’s business and affairs.

Abacus Parent LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Abacus Parent LLC, a Delaware limited liability company, which we refer to as “Parent,” was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Parent is an affiliate of each of BREIT and Blackstone Property Partners L.P. (“BPP”), which are affiliates of Blackstone Inc., a Delaware corporation, which we refer to as “Blackstone.”

BREIT is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. BPP is a perpetual-life, open-ended, institutional quality real estate fund with a focus on high-quality assets in the Americas, Europe and Asia. Blackstone’s real estate business was founded in 1991 and has approximately $298 billion in investor capital under management. Further information is available at www.breit.com and www.blackstone.com/our-businesses/real-estate.

Abacus Merger Sub I LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Abacus Merger Sub I LLC, a Delaware limited liability company, which we refer to as “Merger Sub I”, was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub I, and Merger Sub I will continue as the surviving entity.

Abacus Merger Sub II LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Abacus Merger Sub II LLC, a Maryland limited liability company, which we refer to as “Merger Sub II”, was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub II will merge with and into the Partnership, and the Partnership will continue as the surviving entity.

We use the term “Parent Parties” in this proxy statement to refer to Parent, Merger Sub I and Merger Sub II collectively.

The Special Meeting (page 28)

The Proposals

The virtual special meeting of our stockholders will be held on [                ], 2022 at [    ] [a.m.], Central Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit [                ]. At the virtual special meeting, holders of our common stock, $0.01 par value per share, which we refer to as “common stock,” as of the record date, which was the close of business on [                ], 2022, will be asked to consider and vote on (1) a proposal to approve the merger in accordance with the terms of the merger agreement, which proposal we refer to as the “merger proposal,” (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers, which proposal we refer to as the “advisory compensation proposal,” and (3) a proposal to approve any adjournment of the virtual special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the virtual special meeting to approve the merger proposal, which proposal we refer to as the “adjournment proposal.” If the merger is approved by our stockholders and completed as contemplated by the merger agreement, each share of common stock issued and outstanding immediately prior to the merger effective time will be converted into the right to receive $65.47 in cash, without interest and less any applicable withholding taxes.

Pursuant to our bylaws, only the matters set forth in the notice of virtual special meeting may be brought before the virtual special meeting.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment of the virtual special meeting. Each holder of common stock is entitled to one vote on each matter presented at the virtual special meeting for each share of common stock that such holder owned as of the record date. On the record date, our outstanding voting securities consisted of [                ] shares of common stock.

The presence in person or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the virtual special meeting will constitute a quorum for purposes of the virtual special meeting. Virtual attendance at the virtual special meeting constitutes presence in person for quorum purposes at the virtual special meeting. A quorum is necessary to transact business at the virtual special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.

Required Vote

Completion of the mergers requires approval of the merger proposal by the affirmative vote of the holders of our common stock entitled to cast the majority of all of the votes entitled to be cast on the matter at the virtual special meeting. Each share of common stock is entitled to one vote on each matter to be voted on. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the merger proposal.

The approval of the advisory compensation proposal and the approval of the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the mergers. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of such proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately [                ] shares of our common stock, entitling them to exercise approximately [    ]% of the total combined voting power of our common stock at the virtual special meeting. Our directors and executive officers have informed us that they intend to vote the shares that they own in favor of the merger proposal, in favor of the advisory compensation proposal and in favor of the adjournment proposal, although they have no obligation to do so.

Proxies; Revocation

Any of our stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of common stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending the virtual special meeting and voting during the live webcast. If the shares of common stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker or you may attend the virtual special meeting and vote during the live webcast.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Secretary or by your voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

If you own common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares or by attending and voting at the virtual special meeting.

The Mergers (page 32)

Pursuant to the merger agreement, on the closing date, Merger Sub II will merge with and into the Partnership and the separate existence of Merger Sub II will cease, and the Partnership will be the surviving partnership in the partnership merger. We use the term “Surviving Partnership” in this proxy statement to refer to the Partnership following the partnership merger effective time. The Surviving Partnership will be a wholly owned subsidiary of the Company following the partnership merger effective time.

The partnership merger will become effective upon the later of the acceptance for record of the articles of merger with respect to the partnership merger by the State Department of Assessments and Taxation of Maryland or on such other date and time (not to exceed 30 days from the date the articles of merger with respect to the partnership merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the partnership articles of merger. We use the term “partnership merger effective time” in this proxy statement to refer to the time the partnership merger becomes effective.

Immediately following the partnership merger effective time, on the closing date, we will merge with and into Merger Sub I and the separate existence of the Company will cease, and Merger Sub I will continue as the surviving entity in the merger. We use the term “Surviving Company” in this proxy statement to refer to Merger Sub I following the effective time of the merger. The Surviving Company will be a wholly owned subsidiary of Parent and the Surviving Partnership will be a wholly owned subsidiary of the Surviving Company following the merger effective time.

Our merger with Merger Sub I will become effective upon the later of the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland,

the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware or on such other date and time (not to exceed 30 days from the date the articles of merger with respect to the merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the company articles of merger and the company certificate of merger. We use the term “merger effective time” in this proxy statement to refer to the time the merger becomes effective. Unless otherwise agreed by the parties to the merger agreement, the partnership merger effective time and the merger effective time will occur on the closing date, with the merger effective time occurring immediately after the partnership merger effective time. We use the term “Surviving Entities” to refer to the Surviving Company and the Surviving Partnership, collectively.

Recommendation of Our Board of Directors (page 44)

Our board of directors has unanimously:

•	approved, adopted and declared advisable the merger agreement;

•	determined the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and our stockholders; and

•	recommended that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Opinion of Our Financial Advisor (page 47 and Annex B)

In connection with the mergers, BofA Securities, Inc. (“BofA Securities”), the Company’s financial advisor, delivered to our board of directors [an oral opinion, subsequently confirmed in its] written opinion, dated April 18, 2022, as to the fairness, from a financial point of view and as of the date of the opinion, of the common stock consideration to be received by holders of our common stock. The full text of the written opinion, dated April 18, 2022, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to our board of directors (in its capacity as our board of directors) for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the common stock consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the mergers. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the transactions contemplated by the Merger Agreement or any other matter.

The Company has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee that is currently estimated to be $56.3 million, approximately $3 million of which was payable upon the delivery of BofA Securities’ opinion and the remaining portion of which is contingent upon the consummation of the merger. The Company also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. Pursuant to its engagement letter with the Company, BofA Securities would be entitled to a transaction fee from the Company in connection with any merger or similar acquisition transaction, irrespective of the identity of the acquirer. Such fee would generally be higher for a transaction that provides for greater merger consideration.

Treatment of Common Stock and Compensatory Awards (page 69)

Common Stock

The merger agreement provides that, at the merger effective time, each share of common stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than shares of common stock held by the Company or any subsidiary of the Company, including common stock held in the Company’s rabbi trust for the purposes of meeting Company liabilities under its deferred compensation plan, or by the Parent Parties or any of their respective subsidiaries (collectively, “excluded common stock”)) will be automatically cancelled and converted into the right to receive an amount in cash equal to $65.47 per share, without interest (such per share amount, the “common stock consideration”) and less any applicable withholding taxes. Excluded common stock will be automatically retired and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger.

If we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code or to avoid or reduce the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the common stock consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

Restricted Stock

The merger agreement provides that, immediately prior to the merger effective time, each outstanding share of unvested restricted stock (which we refer to as a “restricted stock”) granted pursuant to the Company’s 2018 Incentive Award Plan (which we refer to collectively with the Company’s 2004 Incentive Award Plan and the 2010 Incentive Award Plan as the “incentive award plans”), other than each outstanding equity-based award credited to a stock account under the Company’s deferred compensation plan and each outstanding unvested equity-based award with respect to which a valid deferral election under the deferred compensation plan has been made (which we refer to as “deferred stock awards”), will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter all shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive the common stock consideration, less any applicable withholding taxes.

Deferred Stock Awards

The merger agreement provides that all deferred stock awards will, as of immediately before the merger effective time, become vested and no longer subject to restriction, and all deferred stock awards will, at the merger effective time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under the deferred compensation plan an amount denominated in cash equal to the product of (1) the number of shares of common stock allocated to such account as of the merger effective time and (2) the merger consideration, and will no longer represent a right to receive a number of shares of common stock.

Treatment of Interests in the Partnership (page 69)

The merger agreement provides that, at the partnership merger effective time, each limited partnership unit, or fraction thereof, issued and outstanding as of immediately prior to the partnership merger effective time (other than common partnership units held by the Company or any wholly owned subsidiary of the Company or by Parent, Merger Sub II or any of their respective wholly owned subsidiaries (collectively, “excluded common partnership units”)) will be automatically cancelled and converted into the right to receive an amount in cash equal to the common stock consideration, without interest (such per unit amount, the “partnership unit consideration”) and less any applicable withholding taxes. Limited partnership units and general partnership interests in the Partnership, in each case, held by the Company or any wholly owned subsidiary of the Company will be unaffected by the partnership merger and will remain outstanding as partnership units of the Surviving

Partnership held by the Company or the relevant wholly owned subsidiary. Limited partnership units held by Parent, Merger Sub II or any of their respective wholly owned subsidiaries will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the partnership merger.

As discussed above, if we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code, or to avoid or reduce the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the partnership unit consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange the limited partnership units.

Financing (page 55)

In connection with the closing of the mergers, Parent will cause an aggregate of approximately $9.2 billion to be paid to the holders of our common stock, restricted stock, deferred stock awards and limited partnership units. Prior to the closing of the mergers, we expect to repay at maturity our $200 million term loan. Parent has informed us that in connection with the closing of the mergers, Parent expects to cause our outstanding indebtedness under our revolving credit facility, if any, to be repaid in full. Parent has also informed us that it expects our mortgage loans and senior unsecured notes to be repaid or remain outstanding. As of March 31, 2022, we had no indebtedness outstanding under our revolving credit facility, $200 million in term loan financing outstanding, approximately $535.4 million in mortgage loans and project-based taxable bonds outstanding (including a $330 million mortgage loan made to wholly owned subsidiaries of a joint venture in which we own a 55% interest) and $2.8 billion in senior unsecured notes outstanding.

Parent has informed us that it has received, in connection with the mergers, a debt commitment letter from Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Citigroup Global Markets, Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., providing for debt financing through two balance sheet loans in an aggregate amount of up to approximately $2.1 billion and that it currently intends to pursue additional debt financing in connection with the mergers. In addition, it is expected that BREIT Operating Partnership, L.P., a Delaware limited partnership (the “Sponsor”), which is the operating partnership of BREIT, and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the mergers. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the mergers being completed and other customary conditions for similar financings.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. For more information, see “The Merger Agreement—Financing Cooperation” and “The Merger Agreement—Conditions to the Mergers.”

Interests of Our Directors and Executive Officers in the Mergers (page 55)

Our directors and executive officers have certain interests in the mergers that are different from, or in addition to, those of our stockholders generally. See “The Mergers—Interests of Our Directors and Executive

Officers in the Mergers” for information about interests that our directors and executive officers have in the mergers that are different than yours.

No Solicitation of Competing Proposals (page 82)

Under the terms of the merger agreement, from and after the date of the merger agreement, other than as permitted by certain exceptions described in the section entitled “The Merger Agreement—No Solicitation of Competing Proposals,” we and our subsidiaries are subject to restrictions on our ability to solicit any competing proposal or inquiry, including, among others, restrictions on our ability to solicit, initiate or knowingly facilitate or encourage, provide any non-public information or take any other action for the purpose of encouraging or facilitating, any competing proposal or inquiry, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, any competing proposal or inquiry, or enter into an alternative acquisition agreement (as defined below in the section entitled “The Merger Agreement—No Solicitation of Competing Proposals”), or resolve, propose or agree to do any of the foregoing. Subject to the terms of the merger agreement, we may participate or engage in discussions or negotiations with, and furnish information (including non-public information) to, any person that has made, renewed or delivered to us a bona fide written competing proposal after the date of the merger agreement and prior to obtaining the stockholder approval (that did not result from a breach of our obligations described in the sections entitled “The Merger Agreement—No Solicitation of Competing Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation”), if our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal (as defined below in the section entitled “The Merger Agreement—No Solicitation of Competing Proposals”).

Under certain circumstances and after following certain procedures and adhering to certain restrictions, we are permitted to terminate the merger agreement if our board of directors approves, and substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement providing for the implementation of a superior proposal (provided that such termination will not be effective until we have paid the company termination payment (as described below in the section entitled “The Merger Agreement—Termination Payments—Company Termination Payment”)).

Conditions to the Mergers (page 93)

Completion of the mergers depends upon the satisfaction or, to the extent permitted by law, waiver of a number of conditions, including, among others, that:

•	the stockholder approval has been obtained in accordance with applicable law and our charter and bylaws;

•

no judgment, injunction, order or decree prohibiting the consummation of the mergers has been issued by any governmental authority of competent jurisdiction and remains in effect, and there has not been any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement and remains in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the mergers or the other transactions contemplated by the merger agreement;

•

our, the Partnership’s and the Parent Parties’ respective representations and warranties in the merger agreement must be true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Mergers”;

•

we, the Partnership and the Parent Parties must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by us and them under the merger agreement on or prior to the closing date;

•

from the date of the merger agreement through the closing date, there must not have occurred any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (as defined below in the section entitled “The Merger Agreement—Representations and Warranties”);

•

we and Parent must have delivered to the other party a certificate, dated as of the closing date, certifying that certain conditions have been satisfied, as described in the section entitled “The Merger Agreement—Conditions to the Mergers”; and

•

Parent must have received a written tax opinion of our counsel, Dentons US LLP (“Dentons”) (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date and addressed to us (which such opinion will be subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiary REITs in officer’s certificates), to the effect that (1) beginning with our taxable year ended December 31, 2004 and through the taxable year that ends on the closing date, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (2) beginning with each of our subsidiary REIT’s respective initial taxable year ended December 31, 2018 and through December 31, 2021, each such subsidiary REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such subsidiary REIT’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2022.

Termination of the Merger Agreement (page 94)

We and Parent may mutually agree to terminate the merger agreement and abandon the mergers at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement upon written notice to the other party at any time prior to the partnership merger effective time (with respect to the first two bullets below, even after we have obtained the stockholder approval), if:

•

the mergers have not occurred on or before 11:59 p.m., New York time, on October 18, 2022; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the mergers to be consummated by October 18, 2022;

•

any governmental authority of competent jurisdiction has issued a final, non-appealable judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable judgment, injunction, order or decree was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof) on the approval of the merger proposal; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by the Company

We may also terminate the merger agreement by written notice to Parent at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval (except as otherwise specified below), if:

•

any of the Parent Parties has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and October 14, 2022; provided, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of our election to terminate the merger agreement, we or the Partnership have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach shall be continuing;

•

prior to receipt of the stockholder approval, our board of directors has effected an adverse recommendation change in respect of a superior proposal in accordance with the requirements described below in the sections entitled “The Merger Agreement—No Solicitation of Competing Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation”; provided, that the merger agreement may not be so terminated unless concurrently with the occurrence of such termination we have paid the company termination payment (as described below) and the definitive agreement providing for the implementation of the superior proposal has been entered into; or

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to effect the mergers and the additional conditions to the obligations of the Parent Parties to effect the mergers have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the mergers, provided that such conditions would be satisfied on the date of the notice referenced in the immediately following sub-bullet if the closing of the mergers were to occur on the date of such notice);

•

on or after the date on which the closing of the mergers should have occurred pursuant to the merger agreement, we have delivered written notice to Parent that all of the mutual conditions to the parties’ obligations to effect the mergers and the additional conditions to the obligations of the Parent Parties to effect the mergers have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the mergers, provided such conditions would be satisfied on the date of such notice if the closing of the mergers were to occur on the date of such notice) and we and the Partnership are prepared to consummate the mergers; and

•

the Parent Parties fail to consummate the mergers within three business days after our delivery to Parent of the notice referenced in the immediately preceding sub-bullet, and we and the Partnership were ready, willing and able to consummate the closing of the mergers during such three-business day period.

Termination by Parent

Parent may also terminate the merger agreement by written notice to us at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval (except as otherwise specified below), if:

•

we or the Partnership have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us and October 14, 2022; provided that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, any of the Parent Parties has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach shall be continuing; or

•

(1) prior to receipt of the stockholder approval, our board of directors (or any committee thereof) has effected an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer for our common stock subject to Regulation 14D under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), that constitutes a competing proposal within 10 business days after the commencement of such tender offer or exchange offer, (3) prior to the receipt of the stockholder approval, our board of directors has failed to publicly reaffirm the recommendation of our board of directors regarding the merger proposal within 10 business days following the date a competing proposal has been first publicly announced (or, if the special meeting is scheduled to be held within 10 business days after the date a competing proposal has been publicly announced, as far in advance of the special meeting as is reasonably practicable) or (4) we enter into an alternative acquisition agreement.

Termination Payments (page 96)

Company Termination Payment

We have agreed to pay Parent the termination payment of $278 million (the “company termination payment”), if:

•

Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•

we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminates the merger agreement pursuant to the provisions described in the first bullet or the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•	(1) a competing proposal has been received by us or our representatives or any person has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a competing proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such competing proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months following such termination referred to in the immediately preceding sub-bullet, we enter into a definitive written agreement providing for the implementation of any competing proposal or any competing proposal is consummated (provided, that for purposes of this sub-bullet, each reference to 15% in the definition of “competing proposal” will be increased to 50%).

However, the company termination payment will equal $139 million if the merger agreement is terminated by us pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” prior to 11:59 p.m., New York time, on May 28, 2022 in order to enter into a definitive agreement with an excluded party (as described in the section entitled “The Merger Agreement—Termination Payments—Company Termination Payment”) providing for the implementation of a superior proposal so long as such person or group is an excluded party.

Parent Termination Payment

Parent has agreed to pay to us a termination payment of $832 million (the “parent termination payment”) if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company.”

Limited Guarantee and Remedies (page 97)

In connection with the merger agreement, the Sponsor entered into a limited guarantee in our favor to guarantee Parent’s payment obligations with respect to the parent termination payment and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of the Sponsor under the limited guarantee will not exceed $832 million, plus the costs and expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the limited guarantee if we prevail in such litigation or proceeding, together with interest at the “prime rate” as published in The Wall Street Journal.

We and the Partnership cannot seek specific performance to require the Parent Parties to consummate the mergers and, except with respect to enforcing confidentiality provisions, our sole and exclusive remedy against the Parent Parties relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination payment and certain expense reimbursements and other costs under the conditions described in the sections entitled “The Merger Agreement—Termination Payments—Parent Termination Payment” and “The Merger Agreement—Limited Guarantee and Remedies.” The Parent Parties may, however, seek specific performance to require us and the Partnership to consummate the mergers.

Regulatory Matters (page 61)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger or the partnership merger, other than the acceptance for record of the articles of merger with respect to each of the merger and the partnership merger by the State Department of Assessments and Taxation of Maryland, and the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware.

No Dissenters’ Rights of Appraisal (page 100)

We are organized as a corporation under Maryland law. Because our common stock was listed on the NYSE on the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.

Material U.S. Federal Income Tax Consequences (page 61)

The receipt of cash in exchange for shares of common stock pursuant to the merger is expected to be treated as a distribution in complete liquidation of the Company and will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined below) of shares of common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received with respect to such U.S. holder’s shares of common stock in the merger, and (2) the U.S. holder’s adjusted tax basis in its shares. The U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the merger will depend on various factors, including whether the receipt of such payments is treated as a distribution from the Company that is attributable to gain from the sale of “United States real property interests” (“USRPIs”) pursuant to the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). See “The Mergers—Material U.S. Federal Income Tax Consequences—Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock” for further discussion of the material U.S. federal income tax consequences of the merger to non-U.S. holders. You should consult your tax advisors regarding the particular tax consequences to you of the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers—Material U.S. Federal Income Tax Consequences.”

Delisting of Our Common Stock and Deregistration of Our Common Stock (page 66)

If the merger is completed, our common stock will no longer be traded on the NYSE and our common stock will be deregistered under the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the virtual special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company and its subsidiaries, including the Partnership, by affiliates of Blackstone pursuant to the merger agreement. After the merger proposal has been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub II will be merged with and into the Partnership, with the Partnership continuing as the Surviving Partnership. Immediately following the partnership merger effective time the Company will be merged with and into Merger Sub I, with Merger Sub I continuing as the Surviving Company. The mergers will occur at the times provided in the merger agreement. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	As a stockholder, what will I receive in the merger?

A:	For each outstanding share of common stock that you own immediately prior to the merger effective time, you will receive $65.47 in cash, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the common stock that I own?

A:

Under the terms of the merger agreement, we may not authorize, declare or pay any dividends to the holders of shares of our common stock without the prior written consent of Parent, other than dividends determined in good faith to be required to maintain our status as a REIT under the Code or to avoid or reduce the payment of income or excise tax (with any such additional required dividend resulting in a corresponding decrease to the common stock consideration).

Q:	What will happen to my restricted stock?

A:

Immediately prior to the merger effective time, each outstanding share of restricted stock granted pursuant to an incentive award plan, other than deferred stock awards, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter all shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive the common stock consideration, less any applicable withholding taxes.

Q:	What will happen to my deferred stock awards?

A:

All deferred stock awards will, as of immediately before the merger effective time, become vested and no longer subject to restriction, and all deferred stock awards will, at the merger effective time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under the deferred compensation plan an amount denominated in cash equal to the product of (1) the number of shares of common stock allocated to such account as of the merger effective time and (2) the merger consideration, and will no longer represent a right to receive a number of shares of common stock.

Q:	What will happen to the incentive award plans in the mergers?

A:	At the merger effective time, the incentive award plans will terminate.

Q:	When do you expect the mergers to be completed?

A:

If our stockholders vote to approve the merger proposal, and assuming that the other conditions to the mergers are satisfied or waived, it is anticipated that the mergers will be completed in the third quarter of 2022. Pursuant to the merger agreement, the closing of the mergers will take place on the third business day after satisfaction or waiver of the conditions to the mergers described under “The Merger Agreement—Conditions to the Mergers” (other than those conditions that by their nature are to be satisfied or waived at the closing of the mergers, but subject to the satisfaction or waiver of such conditions at the closing) or at such other date as mutually agreed by Parent and us. For further information regarding the timing of the closing of the mergers, see “The Merger Agreement—Effective Times; Closing Date.”

Q:	What happens if the mergers are not completed?

A:

If the merger proposal is not approved by our stockholders, or if the mergers are not completed for any other reason, our stockholders will not receive any payment for their common stock pursuant to the merger agreement. Instead, American Campus Communities, Inc. will remain a public company, our common stock will continue to be registered under the Exchange Act and to be listed on the NYSE, and our common stock, restricted stock and partnership units will remain outstanding. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay Parent the company termination payment. In certain other circumstances, Parent will be required to pay us the parent termination payment upon termination of the merger agreement.

Q:	If the mergers are completed, how do I obtain the merger consideration for my common stock?

A:

Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the aggregate common stock consideration. Shortly after the mergers are completed, you will receive an instruction letter describing how you may exchange your shares of common stock for the common stock consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the common stock consideration.

Q:	When and where is the virtual special meeting?

A:	The virtual special meeting will be held on [ ], 2022 at [ ] [a.m.], Central Time, in a virtual-only meeting format. To access the virtual special meeting, stockholders should visit [ ].

Q:	Who can vote and attend the virtual special meeting?

A:

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment of the virtual special meeting. Each holder of common stock is entitled to one vote on each matter presented at the virtual special meeting for each share of common stock that such holder owned as of the record date.

Q:	How do I attend the virtual special meeting?

A:

The virtual special meeting will be held in a virtual-only format on [                ], 2022 at [    ] [a.m.], Central Time. You will not be able to physically attend the virtual special meeting. To access the virtual meeting, stockholders should visit [ ]. The virtual special meeting will start promptly at [ ] [a.m.], Central Time, and online access will begin at [ ] [a.m.], Central Time. To log in to the virtual meeting, you will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date. Please contact Investor Relations at (512) 732-1000 if you have any other questions in connection with attending the virtual special meeting.

Q:	What vote of stockholders is required to approve the merger proposal?

A:

Approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter at the virtual special meeting. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the merger proposal.

Q:	What vote of stockholders is required to approve the advisory compensation proposal?

A:

Approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal.

Q:	What vote of stockholders is required to approve the adjournment proposal?

A:

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal.

Q:	Why is my vote important?

A:

If you do not authorize your proxy or voting instructions or vote at the virtual special meeting, it will be more difficult for us to obtain the necessary quorum to hold the virtual special meeting. In addition, because the merger proposal must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter at the virtual special meeting, your failure to authorize your proxy or voting instructions or to vote at the virtual special meeting will have the same effect as a vote “AGAINST” the approval of the merger proposal.

Q:	How does the common stock consideration compare to the market price of the Company’s common stock?

A:

The merger consideration of $65.47 per share represents a premium of approximately 22% to the 90-calendar day volume-weighted average share price ending April 18, 2022, a premium of approximately 30% over the closing stock price of February 16, 2022, the date immediately prior to our disclosing receipt of an indication of willingness to offer to acquire us, and a premium of approximately 14% over closing price of our common stock on April 18, 2022, the last trading day prior to the announcement of the merger agreement.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Q:	Why am I being asked to consider and cast a vote on the advisory compensation proposal?

A:

The U.S. Securities and Exchange Commission, which we refer to as the “SEC,” has adopted rules that require companies to seek a nonbinding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger.

Q:	What will happen if stockholders do not approve the advisory compensation proposal?

A:

The vote to approve the advisory compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Approval of this proposal is not a condition to completion of the mergers. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the mergers.

Q:	Do any of the Company’s directors and executive officers have any interest in the mergers that is different than mine?

A:

Our directors and executive officers have certain interests in the mergers that are different from, or in addition to, those interests of our stockholders generally. See “The Mergers — Interests of Our Directors and Executive Officers in the Mergers” for information about interests that our directors and executive officers have in the mergers that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your shares or authorize a proxy to vote your shares in one of the ways described below as soon as possible. Holders of our common stock will be entitled to one vote for each share of common stock owned as of the record date.

Q:	How do I cast my vote?

A:

If you are a stockholder of record on the record date, you may vote at the virtual special meeting or authorize a proxy to vote your shares at the virtual special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling [                ] or on the Internet at [                ]. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Central Time, the day immediately prior to the virtual special meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided.

Q:	How do I cast my vote if my common stock is held of record in “street name”?

A:

If you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares. If you hold your shares through a broker, bank or other nominee, you may also vote at the virtual special meeting.

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the merger proposal, if you abstain from voting, fail to cast your vote at the virtual special meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal. With respect to the advisory compensation proposal and the adjournment proposal, if you abstain from voting, fail to cast your vote at the virtual special meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals.

Q:	How will proxy holders vote my common stock?

A:

If you properly authorize a proxy prior to the virtual special meeting, your shares will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares will be voted “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. Pursuant to our bylaws, only the matters set forth in the notice of virtual special meeting may be brought before the virtual special meeting.

Q:	What happens if I sell my common stock before the virtual special meeting?

A:

If you held shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the virtual special meeting, but not the right to receive the common stock consideration for those shares. The right to receive such consideration when the merger becomes effective will pass to the person who at that time owns the shares you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own common stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending and voting at the virtual special meeting. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker, bank or other nominee to change your vote or you may attend and vote at the virtual special meeting.

Q:	Is the merger expected to be taxable to me?

A:

Yes. The receipt of cash in exchange for shares of common stock pursuant to the merger is expected to be treated as a distribution in complete liquidation of the Company and will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received with respect to such U.S. holder’s shares of common stock in the merger, and (2) the U.S. holder’s adjusted tax basis in its shares. The U.S. federal income tax consequences to a non-U.S. holder of the merger will depend on various factors, including whether the receipt of such payments is treated as a distribution from the Company that is attributable to gain from the sale of USRPIs pursuant to the provisions of FIRPTA. See “The Mergers—Material U.S. Federal Income Tax Consequences—Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock” for further discussion of the material U.S. federal income tax consequences of the merger to non-U.S. holders. You should consult your tax advisors regarding the particular tax consequences to you of the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers—Material U.S. Federal Income Tax Consequences.”

Q:	What rights do I have if I oppose the merger?

A:

If you are a stockholder of record on the record date, you can vote against the merger proposal. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger. Because shares of our common stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the virtual special meeting, pursuant to the Maryland General Corporation Law, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. For more information, see “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the virtual special meeting?

A:

We intend to announce preliminary voting results at the virtual special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the virtual special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:	Can I participate if I am unable to attend the virtual special meeting?

A:

If you are unable to attend the virtual special meeting, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. To our knowledge, none of our stockholders have entered into any agreement to vote any of their shares of common stock either in favor or against any proposal at the virtual special meeting.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at www.pacapts.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. For more information, see “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the virtual special meeting. Our board of directors is soliciting your proxy on our behalf. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees. We have engaged MacKenzie Partners, Inc., which we refer to as “MacKenzie Partners,” to assist in the solicitation of proxies for a fee of $30,000, plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the virtual special meeting or the mergers, you should contact us at:

American Campus Communities, Inc.

12700 Hill Country Boulevard, Suite T-200

Austin, Texas 78738

Attention: Secretary

(512) 732-1000

You may also contact MacKenzie Partners, our proxy solicitor, as follows:

MacKenzie Partners, Inc.

Email: proxy@mackenziepartners.com

Toll-Free: (800) 322-2885

If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the mergers, the expected timing and completion of the mergers and the future business, performance and opportunities of the Company. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•

risks associated with our ability to obtain the stockholder approval required to consummate the merger and the risk that the closing of the mergers will not occur within the expected timeframe or at all;

•	unanticipated difficulties or expenditures relating to the mergers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement;

•	disruptions to our current plans and operations or diverted attention from our ongoing business operations by management or our employees as a result of the proposed transaction;

•

unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction;

•

our exclusive remedy against the counterparties to the merger agreement with respect to any breach of the merger agreement being to seek payment by Parent of the parent termination payment in the amount of $832 million (which amount is guaranteed by the Sponsor), which may not be adequate to cover our damages;

•	our restricted ability to pay dividends to the holders of our common stock pursuant to the merger agreement;

•	general risks affecting the real estate industry;

•	risks associated with changes in university admission or housing policies;

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments;

•	failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction;

•	risks associated with downturns in the national and local economies, volatility in capital and credit markets, increases in interest rates, and volatility in the securities markets;

•	costs of compliance with the Americans with Disabilities Act and other similar laws; potential liability for uninsured losses and environmental contamination;

•

our ability to maintain our qualification as a REIT for U.S. federal income tax purposes through the merger effective time and the ability of each of our subsidiary REITs to maintain its qualification as a REIT for U.S. federal income tax purposes;

•	possible adverse changes in tax and environmental laws; and

•	risks related to the novel coronavirus disease (“COVID-19”) pandemic.

There can be no assurance that the mergers or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of COVID-19 and other potential future outbreaks of infectious diseases or the outbreak of war on the Company’s financial condition, results of operations, cash flows and performance and those of the Company’s tenants as well as on the economy and real estate and financial markets, which may impact the timing or occurrence of the mergers. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 28, 2022, and subsequent filings by the Company with the SEC. Any forward-looking statement speaks only as of the date on which it is made, and the Company assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC in accordance with the terms of the merger agreement.

For detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this proxy statement, including the information set forth under “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement.

Approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast the majority of all of the votes entitled to be cast on the matter at the virtual special meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the merger proposal.

Approval of this proposal is a condition to the completion of the mergers. In the event this proposal is not approved, the mergers cannot be completed.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the merger proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the virtual special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein (including that each named executive officer incurs a severance-qualifying termination immediately following the merger effective time), is presented under “The Mergers—Interests of Our Directors and Executive Officers in the Mergers—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers.”

The stockholder vote on this advisory compensation proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers. Approval of this proposal is not a condition to the completion of the mergers.

We are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that American Campus Communities, Inc.’s stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of American Campus Communities, Inc. that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under “The Mergers—Interests of Our Directors and Executive Officers in the Mergers—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers” beginning on page 59 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the advisory compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers.

PROPOSAL 3

ADJOURNMENT PROPOSAL

We are asking our stockholders to vote on a proposal to approve any adjournments of the virtual special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the virtual special meeting to approve the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is not a condition to the completion of the mergers. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the adjournment proposal.

THE PARTIES TO THE MERGERS

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

We commenced operations effective with the completion of an initial public offering on August 17, 2004 and elected to be taxed as a REIT under the Code commencing with the taxable year ended December 31, 2004. We are one of the largest owners, managers, and developers of high quality student housing properties in the United States in terms of beds owned and under management. We are a fully integrated, self-managed, and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing, and management of student housing properties. As of April 18, 2022, we owned 166 student housing properties containing approximately 111,900 beds. Including our owned and third-party managed properties, our total managed portfolio consisted of 202 properties with approximately 140,300 beds as of April 18, 2022.

American Campus Communities, Inc.’s common stock is listed on the NYSE and trades under the symbol “ACC.”

American Campus Communities Operating Partnership LP

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

The Partnership is a Maryland limited partnership formed on July 14, 2004. As of April 18, 2022, we and our subsidiaries owned approximately 99.6% of the ownership interest in the Partnership, representing all ownership interests in the Partnership except for 468,474.98 common partnership units and 35,242 preferred partnership units. The Company controls the Partnership through its 100% ownership of the sole general partner and conducts substantially all of its business through the Partnership. As the only member of the sole general partner of the Partnership, we generally have the exclusive power under the partnership agreement of the Partnership to manage and conduct the Partnership’s business, and our board of directors manages the Partnership and the Company’s business and affairs.

Abacus Parent LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Parent, a Delaware limited liability company, was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Parent is an affiliate of each of BREIT and BPP, which are affiliates of Blackstone.

BREIT is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. BPP is a perpetual-life, open-ended, institutional quality real estate fund with a focus on high-quality assets in the Americas, Europe and Asia. Blackstone’s real estate business was founded in 1991 and has approximately $298 billion in investor capital under management. Further information is available at www.breit.com and www.blackstone.com/our-businesses/real-estate/.

Abacus Merger Sub I LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub I, a Delaware limited liability company and wholly-owned subsidiary of Parent, was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub I, and Merger Sub I will continue as the Surviving Company.

Abacus Merger Sub II LLC

c/o Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Merger Sub II, a Maryland limited liability company and wholly-owned subsidiary of Merger Sub I, was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub II will merge with and into the Partnership, and the Partnership will continue as the Surviving Partnership.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a virtual special meeting to be held on [                ], 2022 at [    ] [a.m.], Central Time. To access the virtual special meeting, stockholders should visit [                 ]. The virtual special meeting will be held in a virtual-only meeting format. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a stockholder as of the record date.

The purpose of the virtual special meeting is for you to consider and vote on the following matters:

1.

To consider and vote on a proposal to approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2022, as it may be amended from time to time, by and among Abacus Parent LLC, Abacus Merger Sub I LLC, Abacus Merger Sub II LLC, American Campus Communities, Inc. and American Campus Communities Operating Partnership LP;

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers; and

3.

To consider and vote on a proposal to approve any adjournment of the virtual special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the virtual special meeting to approve the merger proposal.

Pursuant to our bylaws, only the matters set forth in the notice of virtual special meeting may be brought before the virtual special meeting. The affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter at the virtual special meeting is required to approve the merger proposal and for the mergers to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which was the close of business on [                ], 2022, are entitled to receive notice of and attend and vote at the virtual special meeting or any postponement or adjournment of the virtual special meeting. Each holder of common stock is entitled to one vote on each matter presented at the virtual special meeting for each share of common stock that such holder owned as of the record date. On the record date, our outstanding voting securities consisted of [                ] shares of common stock.

The presence in person or by proxy of our stockholders entitled to cast a majority of all of the votes entitled to be cast at the virtual special meeting will constitute a quorum for purposes of the virtual special meeting. Virtual attendance at the virtual special meeting constitutes presence in person for quorum purposes at the virtual special meeting. A quorum is necessary to transact business at the virtual special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.

Required Vote

Completion of the mergers requires approval of the merger proposal by the affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter at the virtual special meeting. Each holder of common stock is entitled to one vote on each matter presented at the virtual special meeting for each share of common stock that such holder owned as of the record date. Because the required vote for the merger proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the merger proposal.

In addition, the approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the mergers. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of such proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Accordingly, in order for your shares to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote at the virtual special meeting.

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately [                ] shares of our common stock, entitling them to exercise approximately [    ]% of the total combined voting power of our common stock at the virtual special meeting. Our directors and executive officers have informed us that they intend to vote the shares of our common stock that they own in favor of the merger proposal, in favor of the advisory compensation proposal and in favor of the adjournment proposal, although they have no obligation to do so.

Votes cast by proxy or at the virtual special meeting will be counted by the person appointed by us to act as inspector of election for the virtual special meeting. The inspector of election will also determine the number of shares of common stock represented at the virtual special meeting, virtually or by proxy.

How to Authorize a Proxy

Holders of record of our common stock may vote or cause their shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

•	attend the virtual special meeting and vote during the live webcast.

Regardless of whether you plan to attend the virtual special meeting, we request that you authorize a proxy for your shares as described above as promptly as possible.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the virtual special meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares. If you hold your shares through a broker, bank or other nominee, you may also vote at the virtual special meeting. Because the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter at the virtual special meeting, the failure to provide your bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal. Because the approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.

Proxies and Revocation

If you authorize a proxy, your shares will be voted at the virtual special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the virtual special meeting, in any of three ways:

•

by delivering, prior to the date of the virtual special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at 12700 Hill Country Boulevard, Suite T-200, Austin, Texas 78738, Attention: Investor Relations;

•

by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of common stock; or

•	by attending and voting at the virtual special meeting.

Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares or by attending and voting at the virtual special meeting.

Pursuant to our bylaws, only the matters set forth in the notice of virtual special meeting may be brought before the virtual special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the virtual special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees, for which they will not receive additional compensation. We have engaged MacKenzie Partners to assist in the solicitation of proxies for a fee of $30,000, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify MacKenzie Partners against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Our bylaws permit the chairman of the virtual special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the virtual special meeting (whether or not a quorum is present) to a later date and time and at a place announced at the virtual special meeting. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the virtual special meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the virtual special meeting (subject to certain restrictions in the merger agreement, including that the virtual special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the virtual special meeting was originally scheduled).

Postponements

At any time prior to convening the virtual special meeting, we may postpone the virtual special meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the merger agreement, including that the virtual special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the virtual special meeting was originally scheduled).

THE MERGERS

General Description of the Mergers

Under the terms of the merger agreement, affiliates of Blackstone will acquire us and our subsidiaries, including the Partnership, through the merger of us with and into Merger Sub I and the merger of Merger Sub II with and into the Partnership. Pursuant to the terms of the merger agreement, Merger Sub II will merge with and into the Partnership, with the Partnership continuing as the Surviving Partnership. Immediately following the partnership merger effective time, we will merge with and into Merger Sub I, with Merger Sub I continuing as the Surviving Company.

This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange any limited partnership units.

Background of the Mergers

Our board of directors regularly evaluates our strategic direction and ongoing business plans and reviews possible ways of increasing long-term stockholder value. As part of these evaluations, our board of directors periodically assesses our competitive position and actively monitors industry trends, our short- and long-term operating performance, our stock price performance, our total stockholder return, our net asset value (“NAV”) and potential strategic and financial initiatives.

Our long-term strategy has focused on the ownership and operation of differentiated, typically highly amenitized, student housing communities or development opportunities in close proximity to university campuses with high barriers to entry that are projected to experience substantial increases in enrollment and/or are under-serviced in terms of existing on and/or off-campus student housing. Since implementing this strategy, we remained aware of our numerous challenges as the only remaining publicly-traded U.S. REIT focused on student housing properties, the difficulty in expanding our portfolio in the context of a competitive student housing industry particularly in light of the volatility of real estate values, interest rates and capitalization rates, and the discount to estimated NAV at which our common stock has recently traded. These factors, among others, have adversely impacted, and could continue to adversely impact, our ability to raise capital to fund future acquisitions and development activities at an optimal cost of capital or without creating significant dilution for our stockholders.

In November 2020, Jonathan Litt, the Founder and Chief Investment Officer of Land & Buildings Capital Growth Fund, LP, a fund managed by Land & Buildings Investment Management, LLC (“Land & Buildings”), initiated discussion with our board and senior management regarding the Company’s valuation and strategic objectives, as well as other operational and governance matters. On December 8, 2020, Land & Buildings submitted a notice to the Company regarding its intent to nominate three people for election to our board at the 2021 annual stockholder meeting. On December 8, 2020, the closing price of our common stock was $43.01 per share.

In December 2020, the Company engaged BofA Securities to assist the Company and our board in connection with the actions of Land & Buildings and our ongoing efforts to add additional expertise to our board as well as our ongoing review of strategic and financial initiatives based on BofA Securities’ knowledge of and experience with the Company in light of having regularly advised us on a range of matters. Throughout December 2020 and January 2021, our board’s nominating and corporate governance committee conducted a search process for additional independent directors. During this time, the nominating and corporate governance committee considered 14 candidates and conducted interviews with nine of these candidates, including Land & Buildings’ three prospective nominees.

On January 27, 2021, we entered into a cooperation agreement with Land & Buildings, pursuant to which the board appointed Messrs. Bulls and Leupold and Ms. Hill to the Board, who were three of the candidates identified by the Company. The board also established a capital allocation committee of four members: Mr. Leupold as its chair, Ms. Hill, Ms. Donnell and Mr. Rippel. On January 27, 2021 the closing price of our common stock was $40.60 per share. The Company publicly disclosed the cooperation agreement on a Form 8-K on January 28, 2021.

Throughout 2021, our management and board and its committees focused their time and efforts on the re-stabilization of operations despite the challenges presented by the global pandemic and, as we do in the normal course of our business, continued discussions with BofA Securities and Dentons, the Company’s outside legal counsel, regarding the evaluation of our stock price performance, total stockholder return, NAV and potential strategic and financial initiatives.

On November 1, 2021, Mr. Litt sent a letter to Ms. Donnell and Mr. Leupold that, among other things, informed the Company that Land & Buildings intended to nominate Mr. Litt for election to the board at our 2022 annual shareholders meeting. Ms. Donnell and Mr. Leupold shared this letter with our other directors. Thereafter throughout November 2021, members of our board and management engaged in further correspondence and discussions with Mr. Litt and Corey Lorinsky, an employee of Land & Buildings.

On November 3, 2021, our board of directors held a meeting, with members of senior management and representatives of Dentons and BofA Securities in attendance. Our management reviewed and discussed with our board a preliminary draft of our projections for 2022 through 2027 and the assumptions used to prepare the projections, which information was prepared by management in the normal course of our business and historically provided to our board at regularly-scheduled quarterly meetings. Representatives of BofA Securities discussed with our board of directors their preliminary financial analysis of the Company, including current estimates of our NAV, as well as strategic alternatives that might be available to the Company, including remaining a standalone independent public company or selling or entering into joint ventures with respect to certain of our properties. The board also discussed the recent correspondence from Mr. Litt.

On November 15, 2021, our board of directors, with members of management, Dentons and BofA Securities in attendance, met to further discuss Land & Buildings’ intention to nominate Mr. Litt to our board and was updated as to conversations between Mr. Litt and members of our capital allocation committee and management.

During the third and fourth quarters of 2021, we conducted a competitive process among institutional investors for our capital recycling activity through a joint venture for the ownership of our existing eight-property Arizona State University (ASU) on-campus student housing portfolio, seven of which were developed by us in our public-private partnership program, or “P3.” This resulted in our entering into an agreement with Harrison Street’s Social Infrastructure Platform on December 30, 2021 and provided evidence to us of potentially higher valuations on our P3 on-campus assets than had been seen in prior transactions with other student housing companies. This transaction was announced on January 13, 2022, on which date the closing price of our common stock was $56.01 per share.

On December 2, 2021, our board held a meeting, with representatives of management, Dentons and BofA Securities in attendance. The board further discussed Land & Buildings’ intention to nominate Mr. Litt to our board and was updated as to conversations between Mr. Litt and members of our capital allocation committee.

During the week of December 6, 2021, William W. Talbot, our Executive Vice President and Chief Investment Officer, held a series of meetings in New York City with various potential investors and industry participants to discuss general developments in the student housing industry, which senior management historically has done in the normal course of our business. Also during these meetings, Mr. Talbot discussed our then current strategic initiative to identify third party equity for growth opportunities. As a part of this process, on December 8, 2021, at the request of the Company, a representative of Blackstone met with Mr. Talbot during which this strategic initiative and other potential joint venture opportunities between Blackstone and the Company were discussed. The Blackstone representative expressed Blackstone’s interest in the student housing sector, noting that Blackstone owned student housing properties, but informed Mr. Talbot that Blackstone was not interested at that time in engaging in a joint venture transaction. A potential acquisition of the Company was not discussed. Mr. Talbot reviewed these discussions with potential investors and industry participants with Mr. Bayless, and thereafter Messrs. Bayless and Talbot updated the members of our board with respect thereto.

On December 13, 2021, Land & Buildings issued a press release announcing that it had sent an open letter to the Company’s shareholders and would be hosting a conference call on December 16, 2021 to discuss the contents of its letter. On December 13, 2021 the closing price of our common stock was $55.04 per share. The letter advocated for asset sales by the Company and stated that Land & Buildings would be nominating a director for the board at the 2022 annual meeting. On December 15, 2021, the board held a meeting, with members of management, Dentons and BofA Securities in attendance, to discuss the Land & Buildings letter and potential responses.

On December 17, 2021, Land & Buildings sent a letter to the Company nominating Mr. Lorinsky for election to our board at the 2022 annual meeting of shareholders and also publicly filed documentation with the SEC stating Land & Buildings’ intent to solicit votes for Mr. Lorinsky at the 2022 annual meeting.

On January 4, 2022, our board held a meeting, with representatives of senior management and Dentons in attendance. At this meeting, the directors discussed Land & Buildings’ nomination of Mr. Lorinsky for election to the board, and was informed that the members of the nominating and corporate governance committee recommended against the nomination. Following a discussion of Mr. Lorinsky’s candidacy, the board determined not to nominate him to the board. On January 5, 2022, Ms. Donnell and Mr. Luck sent a letter to Mr. Litt informing Mr. Litt that after careful consideration the board did not intend to move forward with Mr. Lorinsky’s candidacy and requested that Land & Buildings withdraw its director nomination and continue to engage privately and constructively with the Company’s board and management team.

On February 10, 2022, in light of the valuation of our P3 properties in the Harrison Street joint venture transaction, we initiated a discussion with a strategic buyer in the student housing industry (“Party A”) to solicit an indicative analysis of value of our entire P3 property portfolio, which constitutes a significant portion of our assets, for use in potential future sale or joint venture transactions involving some or all of the Company’s P3 properties, including in furtherance of enhancing our strategic capital platform.

On February 15, 2022, the Company received an unsolicited letter from Land & Buildings in which Land & Buildings stated it was “indicating its willingness to offer to acquire” the Company for $57.00 per share. On February 15, 2022, the closing price of our common stock was $50.35 per share.

On February 16, 2022, following discussions among members of the Board, management and the Company’s advisors, we issued a press release (1) disclosing that the Company had received a nomination of Mr. Lorinsky from Land & Buildings, (2) providing an update on the Company’s extensive engagement with Land & Buildings, including the receipt of the February 15 letter and our board’s view that Land & Buildings lacked the capital capacity and transaction experience to execute an acquisition of the Company, and (3) stating that our board is resolute in its commitment to acting in the best interest of stockholders, and would always consider and respond to a bona fide, actionable proposal from a credible potential counterparty that maximizes value for stockholders.

We and Party A executed a confidentiality agreement on February 18, 2022 regarding the provision of information relating to our P3 property portfolio, which did not include a “standstill” provision. Thereafter, we provided materials to Party A relating to property-level performance for the limited purpose of analyzing our P3 property portfolio.

On February 22, 2022, Mr. Talbot received an unsolicited telephone call from a representative of a financial buyer (“Party B”), to, in light of the public disclosure of the overtures from Land & Buildings, request that if the

Company were to engage in a sale process, Party B be included in such a process. The representative of Party B did not provide Mr. Talbot with an indication of value, its proposed sources of capital or a proposed transaction structure. Mr. Talbot informed Party B that he would inform Mr. Bayless and the other members of the board of the discussion, which was subsequently done. There were no additional discussions between the Company and Party B, or their respective representatives, until BofA Securities contacted Party B on March 15, 2022 at the direction of our board, as discussed below.

On February 28, 2022, a representative of Blackstone called a representative of BofA Securities to express Blackstone’s high degree of interest in the potential acquisition of the Company, noting that Blackstone had performed initial due diligence based on publicly available information. The representative of BofA Securities stated that he would convey Blackstone’s interest to the Company, but that he did not believe the Company would consider any proposal unless the price exceeded the $57.00 per share price proposed by Land & Buildings. Blackstone’s representative stated that Blackstone could quickly complete its due diligence review and indicated that Blackstone would not require any financing contingency if the Company were to pursue a transaction with Blackstone.

By letter dated March 1, 2022 from Ms. Donnell to Land & Buildings, Ms. Donnell requested information regarding Land & Buildings’ sources and uses of funding and informed Land & Buildings that the board did not believe the proposed price appropriately valued the Company. On March 1, 2022, the closing price of our common stock was $53.24 per share.

Also on March 1, 2022, Party A submitted a preliminary non-binding indicative value analysis of our P3 property portfolio based on applying a fixed discount rate to all of our P3 properties, with a caveat that any upward movement in interest rates would significantly impact the analysis.

On March 2, 2022, our board of directors held a meeting, with members of senior management and representatives of Dentons and BofA Securities in attendance. Representatives of BofA Securities discussed with our board of directors the current interest rate, capital market and M&A environments as well as the February 28, 2022 discussion with Blackstone. The board also discussed the recent correspondence with Mr. Litt and the indicative value analysis of our P3 property portfolio from Party A.

On March 14, 2022, our board held a meeting with members of senior management and representatives of Dentons and BofA Securities in attendance. At the meeting, BofA Securities provided our board with an overview of general market trends in the student housing real estate industry and the broader REIT market, including the fact that our shares generally traded in the public markets at a discount to our NAV, certain publicly available information regarding implied premiums paid in selected precedent transactions in the REIT industry, and strategic alternatives that may be available to us, including a sale of the Company, remaining a standalone public company or selling or entering into joint ventures with respect to some of our properties. Management reviewed with our board an updated version of managements’ projections for 2022 through 2027, reflecting the 2022 budget and 2021 actual data (the “updated management financial projections”), which are discussed in more detail under “—Unaudited Prospective Financial Information.” Representatives of BofA Securities then discussed with our board of directors their preliminary financial analysis of the Company and, among other items, current capital and other market and geopolitical conditions and their potential impact on the Company and a sale transaction. A discussion ensued among the directors, management, Dentons, and BofA Securities regarding, among other things, risks and considerations related to opportunities to grow our business, challenges we face and that could arise in the future, the cost of obtaining capital and the amount of capital needed to acquire all of our common stock for cash. The board also considered factors that indicated it was an opportune time to engage in a sale of the Company, including, among others, favorable valuations in recent precedent transactions in the REIT industry, the indicative value analysis of our P3 property portfolio prepared by Party A and the risks inherent in delaying any sale in light of recent increases in interest rates and the likelihood that capitalization and interest rates would continue to rise, which would make it more expensive for a potential buyer to finance a transaction at a later time, changes in geopolitical conditions and the other challenges currently facing the Company. Members of our senior management also reviewed and discussed with our board of directors potential risks to the Company from leaks that may result from reaching out to potential bidders to acquire the Company, which could result in damage to our relationships with our university partners, and determined that any sale transaction should be conducted in an expeditious manner in order to mitigate such risks. A representative of Dentons reviewed the directors’ duties under Maryland law in connection with a potential acquisition of the Company and representatives of Dentons and BofA Securities discussed with the board various potential processes for a sale transaction, such as a reduced termination fee for a period of time after entering into a merger agreement to facilitate competing proposals from other bidders while having a binding agreement to sell the Company. After discussion, the board authorized BofA Securities to initiate discussions with Party B and Blackstone, which were viewed as parties whose size and investment experience demonstrated they could be credible bidders for the Company, to determine if either was interested in providing its views on the valuation of the Company. The board also authorized the Company to enter into confidentiality agreements with Blackstone and Party B and to provide them with diligence materials, and instructed BofA Securities to inform Ms. Donnell, as the chair of our board, and Mr. Leupold, as the chair of the capital allocation committee of our board, of any responses from Party B and Blackstone. Our board also directed members of management to refrain from having discussions with Blackstone and Party B regarding the roles or compensation, if any, of management following the closing of any transaction. Management agreed not to engage in such discussions.

On March 14, 2022, as directed by our board, representatives of BofA Securities called a representative of Blackstone and a representative of Party B to explore each’s interest in providing its views regarding the valuation of the Company, and subsequently sent to each a draft confidentiality agreement. BofA Securities notified our management, Ms. Donnell, Mr. Leupold and Dentons of these conversations.

On March 17, 2022, Blackstone entered into a confidentiality agreement with the Company, which contained a customary “standstill” provision that prevented Blackstone from, among other things, making a proposal with respect to an acquisition of the Company except on a confidential basis to the Company. On March 18, 2022, a representative of BofA Securities emailed a representative of Blackstone requesting that, if Blackstone was interested in providing a view on valuation, to respond by March 25, 2022 and include Blackstone’s key valuation assumptions and thinking around the financing related to the potential transaction. The representative of BofA Securities also offered to arrange due diligence calls with management. Commencing on March 18, 2022, the Company provided due diligence materials to Blackstone, and members of management, with the participation of representatives of BofA Securities, had multiple discussions with representatives of Blackstone regarding Blackstone’s due diligence review of the Company and its business.

During a telephone conversation initiated by a representative of Party B on March 22, 2022, Party B informed BofA Securities that Party B declined to execute a confidentiality agreement or to further engage regarding the potential acquisition of the Company because, among other matters, due to recent volatility and deterioration in the debt and financial markets, Party B did not think it would be able to obtain sufficient financing on favorable terms in order to be able to enter into an agreement for an acquisition of the Company at this time.

On March 24, 2022, our board of directors was provided a letter from BofA Securities with respect to certain relationships with Blackstone, which we refer to as the “BofA Securities Disclosure Letter.”

On March 25, 2022, Blackstone provided a letter to our board, proposing to acquire all of our outstanding common stock for $63.00 per share in cash (representing an approximate 16% premium to the $54.41 per share closing price of the Company’s common stock on March 24, 2022). The letter stated that Blackstone would proceed without any financing contingency and was prepared to complete its remaining confirmatory due diligence and concurrently negotiate a definitive merger agreement within two weeks. Blackstone separately confirmed to BofA Securities that Blackstone was prepared to move expeditiously and use the fully negotiated agreement from Blackstone’s recently announced acquisition of Preferred Apartment Communities, Inc. as a precedent agreement for the proposed transaction with the Company.

On March 25, 2022, Land & Buildings filed a preliminary proxy statement with the SEC in connection with its nomination of Mr. Lorinsky to the board at the 2022 annual stockholder meeting.

On March 27 and 29, 2022, our board held meetings with members of our senior management team and representatives from BofA Securities and Dentons in attendance. During the meeting, representatives of BofA Securities reviewed with our board the discussions with Blackstone and Party B since the last meeting of our board on March 14, including the terms of Blackstone’s proposal and the fact that Party B declined to further engage regarding a potential acquisition of the Company, and that no other parties had expressed interest in acquiring the Company following the Company’s press release of February 16, 2022 relating to the Land & Buildings proposal, and that there had been no engagement with Land & Buildings since that date. Representatives of BofA Securities then discussed with our board of directors an update to their preliminary financial analysis of the Company and, among other items, current capital and other market and geopolitical conditions and their potential impact on the Company and a sale transaction. A discussion ensued among the directors, management and our outside counsel and financial advisor regarding, among other things, risks and considerations related to opportunities to grow our business, challenges we face and that could arise in the future, the cost of obtaining capital, reasons why Blackstone might be able to realize more value from the business than another bidder and thereby pay a higher price to acquire the Company, including Blackstone’s low cost of capital, substantial available capital and interest in student housing properties and platform, and the amount of capital needed to acquire all of our common stock for cash. Our board of directors discussed with management and our advisors the best process for maximizing stockholder value if the Company were to be sold, including whether a competitive bidding process would yield a higher price than Blackstone’s proposal and the use of a two-tiered termination fee structure to facilitate competing bids after signing a merger agreement, as well as benefits and risks to the Company and its business posed by contacting other potential bidders, including the risk that engaging with or contacting other potential bidders prior to signing a definitive agreement with Blackstone could jeopardize the availability of Blackstone’s proposal. Our board also discussed with management and our advisors other potential risks and considerations that included the lack of public strategic buyers as the Company is the only public student housing company, the limited universe of potential third parties with the financial ability to acquire the Company in light of the size of the Company, the recent increase in interest rates and the expectation that interest rates would continue to rise, which would make it more expensive for a potential buyer to finance a transaction, concerns about the possibility of a leak that the Company was exploring a possible sale disrupting our university relationships including our ability to pursue P3 transactions during a period of uncertainty and risking employee turnover. Following further discussion, our board of directors determined that it was in the best interests of the Company and its stockholders to continue to engage in discussions with Blackstone and directed Ms. Donnell and Mr. Leupold to present Blackstone with a counterproposal for a purchase price of $66.00 per share of common stock in cash.

During the March 27, 2022 board meeting, representatives of BofA Securities described its qualifications and experience with these types of transactions. Following the departure of the BofA Securities representatives from the meeting, our board discussed with management and a representative of Dentons the contemplated engagement of BofA Securities as our financial advisor with respect to a potential sale of the Company, BofA Securities’ relationships with Blackstone and the fees to be paid to BofA Securities in connection with their engagement. After considering the overall reputation, experience and qualifications of BofA Securities, as well as BofA Securities’ knowledge of the student housing and broader real estate market and our business and properties in particular, and information provided by BofA Securities in the BofA Securities Disclosure Letter as discussed under “—Opinion of Our Financial Advisor,” our board unanimously approved the engagement of BofA Securities as our financial advisor with respect to a potential sale of the Company and authorized management and Dentons to finalize the engagement letter with BofA Securities.

Also during these meetings, the directors and a representative of Dentons discussed the best way to proceed with future negotiations with Blackstone given the directors’ view that expediting the transaction process would be critical to minimizing risks to the Company. Our board determined to form a special committee of directors consisting of independent directors (Mss. Donnell and Hill and Messrs. Leupold and Rippel) in order to expeditiously evaluate and handle future negotiations with Blackstone. Our board also discussed the interests of our executive officers in the mergers that are different from, or in addition to, those of our stockholders generally, as discussed under “—Interests of our Directors and Executive Officers in the Mergers.”

On March 30, 2022, Ms. Donnell and Mr. Leupold, joined by Mr. Bayless and a representative of BofA Securities, communicated the Company’s counteroffer of $66.00 per share of common stock in cash to representatives of Blackstone. A representative of Blackstone stated that, if it were provided with additional due diligence information, Blackstone may be able to increase its $63.00 per share price, and the representative of BofA Securities indicated that the Company was prepared to provide access to additional due diligence information so that Blackstone could seek to improve its price.

On March 31, 2022, representatives of the Company and Blackstone met in person at our corporate office in Austin, Texas as part of Blackstone’s ongoing due diligence review.

On April 5, 2022, a representative of Blackstone verbally communicated to representatives of BofA Securities that Blackstone was prepared to increase its purchase price from $63.00 to $65.00 per share (representing an approximate 15% premium to the $56.74 per share closing price of the Company’s common stock on April 4, 2022), which was confirmed in a letter received that day from Blackstone addressed to our board.

Also on April 5, 2022, our board held a meeting with members of our senior management team and representatives from BofA Securities and Dentons in attendance. During the meeting, the Company’s board received an update regarding the discussions with Blackstone since the meeting of our board on March 27, including the increase in price in Blackstone’s revised proposal. BofA Securities reviewed recent geopolitical risks and interest rate and market volatility, as well as an update to the financial analysis of the common stock consideration. The group reviewed discussions held at earlier meetings regarding the performance of the Company’s business and its prospects as an independent company and concluded that there was a risk that Blackstone could withdraw or adversely modify its proposal, particularly in light of the limited number of third parties with the financial ability to acquire the Company for cash without a financing contingency given the size of the Company, and that the Company should continue to negotiate the Blackstone proposal on an expedited basis to protect the Company’s business and maximize stockholder value. The board authorized BofA Securities to let Blackstone know that the Company was prepared to continue discussions regarding a potential acquisition of the Company.

In light of Blackstone’s increased price, following the board meeting on April 5, 2022, a representative of BofA Securities called representatives of Blackstone and indicated that the Company was prepared to continue discussions with Blackstone regarding a potential acquisition of the Company.

Beginning on April 6, 2022, we opened a virtual data room to provide Blackstone with access to additional due diligence information and thereafter Blackstone continued its due diligence review and conducted site visits at a number of our properties, including our Disney project. As part of this due diligence review, which continued until the execution of the definitive merger agreement, the parties and their representatives engaged in various discussions regarding the Company and its business, operations, activities and financial information.

On April 8, 2022, Blackstone’s outside counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), sent to Dentons drafts of a merger agreement, limited guaranty and equity commitment letter. The draft merger agreement contemplated that, among other things, (i) the Company would merge with and into a wholly owned subsidiary of an affiliate of Blackstone and another wholly owned subsidiary of an affiliate of Blackstone would merge with and into the Partnership, with the respective holders of shares of the Company’s common stock and units in the Partnership to receive the same cash consideration per share or unit, (ii) the Company would be subject to customary prohibitions on soliciting alternative proposals with a two-tier termination fee (equal to 2.0% of the Company’s equity value if the Company terminated the merger agreement within 40 days after signing the merger agreement with Blackstone to accept a superior proposal received during the first 30 days after signing the merger agreement with Blackstone, and otherwise 3.5% of the Company’s equity value ), along with matching rights if any superior proposal were received and a reverse termination fee of 9% of the Company’s equity value payable by Blackstone in certain circumstances as an exclusive remedy with no specific performance, (iii) the Company would not be permitted to pay any dividends other than those necessary to maintain REIT status with the per share purchase price being decreased by an amount equal to any such dividends, and (iv) subject to certain exceptions, the Company would be permitted flexibility to continue to operate in the ordinary course of business prior to closing.

On April 10, 2022, a representative of BofA Securities called representatives of Blackstone regarding the initial draft of the merger agreement provided by Simpson Thacher. As compared to Blackstone’s initial draft, the Company proposed that (i) the lower termination fee be reduced from 2.0% to 1.5% of the Company’s equity value if the Company terminated the merger agreement within 40 days after signing the merger agreement with Blackstone to accept a superior proposal received during the first 30 days after signing the merger agreement with Blackstone and otherwise from 3.5% to 3.0% of the Company’s equity value and (ii) that the Company be permitted to continue paying its regular quarterly dividends prior to the closing of a transaction.

On April 11, 2022, Dentons sent a revised draft of the merger agreement to Simpson Thacher which, among other things, contemplated the changes regarding termination fees and ability to pay dividends proposed by representatives of BofA Securities to representatives of Blackstone on the previous day.

Between April 11, 2022 and April 13, 2022, the special committee, with the assistance of Dentons and BofA Securities, and Blackstone, with the assistance of Simpson Thacher, continued to negotiate the terms of the merger agreement. The negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restriction on the conduct of the Company’s business until completion of the transaction, the conditions to completion of the mergers, the termination provisions and the amounts of termination fee payable by us, our ability to pay quarterly dividends between signing and closing, and provisions regarding our equity awards, employee benefit plans, retention, severance and other compensation matters. Blackstone confirmed that it would agree to accept the Company’s proposed two-tier termination fee of 1.5% and 3.0% of the Company’s equity value, but that the Company should not be permitted to pay any quarterly dividends between signing and closing. Blackstone continued its confirmatory due diligence until the execution of the merger agreement on April 18, 2022 and the parties continued to exchange drafts of the merger agreement and related documentation until then.

On April 11, 2022, our board received a letter from Mr. Litt notifying it that Land & Buildings was withdrawing its director nominee, which the Company publicly disclosed on a Form 8-K on April 13, 2022.

On April 12, 2022, Mss. Donnell and Hill, as members of the special committee and the chair of the board and compensation committee, respectively, and Mr. Bayless discussed and negotiated with Blackstone the terms of certain compensation and severance matters relating to the Company’s senior management and other employees relating to retention and continuity of operations, which are described elsewhere in this proxy statement.

On April 14, 2022, representatives of the special committee, Company management, Dentons and BofA Securities, and Blackstone and Simpson Thacher, discussed the terms of the merger agreement, including the Company’s position that it should be permitted to continue to pay regular quarterly dividends.

On April 16, 2022, our board met with members of our management team and representatives from BofA Securities and Dentons in attendance during which the special committee and our legal and financial advisors provided an update on the negotiations with Blackstone, including with respect to Blackstone’s proposed restriction on the Company paying dividends during the pendency of the merger agreement. The board discussed the terms of Blackstone’s latest proposal and agreed to respond by proposing either the right to pay the regular dividend of $0.47 per share for the first quarter after signing the merger agreement or a corresponding increase to the purchase price. Representatives of BofA Securities discussed Blackstone’s liquidity to support its equity commitment. Representatives of BofA Securities also presented to our board BofA Securities’ updated financial analysis of the common stock consideration. A representative of Dentons noted that BofA Securities had provided an update to BofA Securities Disclosure Letter identifying relationships between BofA Securities and Blackstone, a copy of which had been provided to the directors prior to this meeting, and summarized the merger agreement and other transaction documentation, copies of which had also been provided to the directors prior to this meeting, noting that they were substantially complete and it would be possible, if the board were to approve the transaction, to sign the merger agreement before the market opened on April 19, 2022, subject to resolution of the dividend payment issue.

Following the meeting, at the direction of the board, Ms. Donnell and Mr. Leupold verbally communicated our counterproposal to a representative of Blackstone regarding the quarterly dividend. On April 18, 2022, a representative of Blackstone informed Ms. Donnell and Mr. Leupold that Blackstone was prepared to increase the purchase price from $65.00 a share to $65.47 per share (representing a premium of approximately 22% to the 90-calendar day volume-weighted average share price ending April 18, 2022, a premium of approximately 30% over the closing stock price of February 16, 2022, the date immediately prior to the Company disclosing receipt of an indication of willingness to offer to acquire the Company, and a premium of approximately 14% over the closing stock price on April 18, 2022 of $57.58 per share) but that the Company would not be permitted to pay any regular quarterly dividends following the execution of the merger agreement.

On April 18, 2022, the special committee held a meeting with representatives of BofA Securities and Dentons in attendance. Ms. Donnell and Mr. Leupold informed the other members of the special committee of the response from Blackstone to increase the purchase price to $65.47 and prohibit subsequent dividends. After discussion, the special committee unanimously recommended that our board of directors approve the merger agreement with Blackstone.

Later in the day on April 18, 2022, our board of directors held a meeting with members of our management team and representatives from BofA Securities and Dentons in attendance. Ms. Donnell updated the board on the discussions with Blackstone and informed the board that the special committee had met earlier that day and unanimously recommended the approval of the merger agreement with Blackstone. A representative of Dentons reviewed with our board the duties of directors under applicable law and the application of those duties to the evaluation of a potential sale of the Company and the proposed terms of the merger agreement and other transaction documents and discussed the changes that had been made to the documents since the board of directors’ meeting held on April 16, 2022, which changes were reflected in marked copies of the documents provided to our board of directors in advance of the meeting. A representative of Dentons also reviewed certain employee-related matters that were addressed in the merger agreement, including the effect that the mergers would have on the Company’s existing employee benefits plans and outstanding equity awards and certain amounts that may be paid or become payable to the Company’s named executive officers as a result of the mergers and that the interests of our executive officers in the mergers that are different from, or in addition to, those of our stockholders generally, as discussed under “—Interests of our Directors and Executive Officers in the Mergers.” A representative of Dentons then reviewed with the board a proposed amendment to the Company’s bylaws that would make specified state and federal courts in Maryland the sole and exclusive forum for litigation relating to the Company’s internal affairs, including stockholder derivative suits and alleged breaches of duties owed to stockholders, and the federal district courts in the United States the sole and exclusive forum for litigation arising under the Securities Act of 1933, as amended. BofA Securities then reviewed with our board BofA Securities’ financial analysis of the merger consideration to be paid to stockholders and rendered an oral opinion, confirmed by delivery of a written opinion dated April 18, 2022, to our board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in the opinion, the merger consideration to be received by holders of the Company’s common stock was fair, from a financial point of view, to such holders (other than Parent and its affiliates). A representative of Dentons then reviewed the proposed resolutions prepared for the proposed transaction, including the engagement of KeyBanc Capital Markets Inc. as an additional financial advisor to the Company. Following these presentations and discussions, and other discussions by our board of directors concerning, among other things, the matters described below under “—Reasons for the Mergers,”

including our board of directors’ belief that the mergers are more favorable to our stockholders than other strategic transactions available to the Company, including remaining as an independent public company, our board of directors unanimously determined the mergers to be advisable, approved the mergers on the terms and conditions set forth in the merger agreement and resolved to recommend the approval of the mergers by our stockholders.

Following the board of directors’ meeting, BofA Securities contacted representatives of Blackstone to advise them that our board of directors had unanimously approved the proposed transaction.

During the evening of April 18, 2022, the Company, affiliates of Blackstone and the other parties thereto executed and delivered the merger agreement. The Company issued a press release publicly announcing the mergers and execution of the merger agreement before the opening of the market on April 19, 2022.

Reasons for the Mergers

In reaching its unanimous decision to determine and declare the transactions contemplated by the merger agreement, including the mergers, to be advisable and in our and our stockholders’ best interests and to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of common stock approve the merger proposal, the board of directors consulted with our senior management team, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which the board of directors viewed as supporting its decision:

•

the current and historical trading prices of shares of our common stock, and the fact that the merger consideration of $65.47 per share in cash represents a premium of approximately 22% to the 90-calendar day volume-weighted average share price ending April 18, 2022, a premium of approximately 30% over the closing stock price of February 16, 2022, the date immediately prior to our disclosing receipt of an indication of willingness to offer to acquire us, and a premium of approximately 14% over the closing price of our common stock on April 18, 2022;

•	the fact that the trading price of our common stock has consistently represented a significant discount to our NAV per share;

•

the risks and uncertainties of remaining as an independent public company, including the Company’s need to frequently raise capital due to the capital-intensive nature of the Company’s business, the difficulty and cost of obtaining capital and challenges of acquiring student housing real estate assets on an accretive basis;

•

that the Company is the only publicly-traded U.S. REIT focused on student housing properties, making it unlikely that a public company buyer existed, but if a public company buyer existed, a private buyer might be able to realize more value from the business than a public company buyer and thereby pay a higher price to acquire the Company, including the ability of private companies to use higher leverage to pursue growth that is more accretive, to absorb near-term dilution from capital expenditures in favor of longer-term growth and to fund developments without having to rely on the volatility of equity capital markets;

•

the fact that the merger consideration was the result of arm’s-length negotiations and that we negotiated two price increases by Blackstone from its initial proposed price of $63.00 per share and the board of directors’ belief that the merger consideration was the maximum price that Blackstone was willing to pay;

•

our board of directors’ belief that, in light of Blackstone’s low cost of capital, substantial available capital, interest in student housing properties and recent significant real estate acquisitions, Blackstone was the possible acquiror likely to offer the highest price for the Company;

•

our board of directors’ belief that there exists a limited universe of potential third parties with the financial ability to acquire the Company in light of the amount of cash required to acquire all of our common stock;

•

the board of directors’ beliefs that contacting other potential bidders before announcing a transaction would result in significant risks to the Company and its business, including concerns about leaks regarding a potential transaction could disrupt university relationships, jeopardize university transactions currently in the pipeline and risk employee turnover, as well as leading to turnover in the Company’s stockholder base and potential stock price volatility;

•

our right to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal, upon payment of the company termination payment;

•

the fact that the two-tiered company termination payment of $139 million, representing approximately 1.5% of the Company’s equity value and approximately 1.1% of the Company’s enterprise value, and $278 million, representing approximately 3.0% of the Company’s equity value and 2.2% of the Company’s enterprise value, were viewed by our board of directors, after consultation with our outside legal counsel and financial advisors, as reasonable under the circumstances and not likely to preclude any other from making a superior proposal;

•	our right, in certain circumstances in response to unsolicited competing proposals, to furnish information to and conduct negotiations with third parties;

•

the right of our board of directors under the merger agreement to change, withhold, qualify or withdraw its recommendation that the holders of common stock approve the merger under certain circumstances, subject to payment of the company termination payment if Parent elects to terminate the merger agreement in such circumstances;

•

the fact that the merger consideration is a fixed cash amount, providing our stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent or greater value from our business plan for our properties or other possible strategic alternatives (including entering into sale or joint venture transactions involving a portfolio of student housing properties);

•

the knowledge of our board of directors of the business, operations, financial condition, earnings and prospects of the Company, including its assets, as well as its knowledge of the current and prospective environment in which the Company and each of its businesses operate, including economic, market and capital raising conditions;

•

the belief that the merger is more favorable to the Company’s stockholders than other strategic alternatives available to the Company, including remaining as an independent public company, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives;

•

the belief that conditions for a sale transaction in the real estate market are generally favorable and the likelihood that interest rates may continue to rise in the future, which would increase a buyer’s financing costs resulting in less favorable conditions for sale transactions in the real estate markets;

•

the high probability that the mergers would be completed based on, among other things, Blackstone’s substantial available capital, proven ability to complete large acquisition transactions, Blackstone’s extensive experience in the real estate industry, the absence of a financing contingency and the $832 million parent termination fee, payment payable to the Company if the merger agreement is terminated in certain circumstances (representing approximately 9.0% of the Company’s equity value and approximately 6.5% of the Company’s enterprise value), which payment is guaranteed by BREIT Operating Partnership L.P.;

•

the financial analysis and opinion provided by BofA Securities, dated April 18, 2022, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the common stock consideration to be received by holders of our common stock, as more fully described in the section entitled “—Opinion of Our Financial Advisor.” The full text of the opinion is attached as Annex B to this proxy statement;

•

that the merger consideration of $65.47 per share in cash is above each of the implied per share equity value reference ranges indicated by the material financial analyses performed by BofA Securities with respect to its opinion;

•

that the board of directors of the Company delegated to a special committee the responsibility and authority to consider and negotiate the proposal received by the Company from Parent with respect to the transactions contemplated by the Merger Agreement, and that the special committee unanimously recommended to the board the approval of the Merger Agreement;

•

that the terms and conditions of the merger agreement were reviewed by the independent special committee and the board of directors with our financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties; and

•

the fact that the merger would be subject to the approval of our stockholders, and our stockholders would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the stockholders’ meeting (in certain cases subject to payment by the Company of an $278 million company termination payment if the Company subsequently were to enter into a definitive agreement relating to, or to consummate, a competing proposal).

The board of directors also considered the following potentially negative factors in its consideration of the merger agreement and the merger:

•

our inability to solicit competing proposals and the possibility that the company termination payment payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that, following the mergers, the Company will no longer exist as an independent public company and our existing stockholders will not participate in any future earnings or growth;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to our stockholders than the proposed merger with Blackstone;

•

the fact that the mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions to the closing of the mergers, including the risk that our stockholders do not approve the merger proposal;

•

the fact that if any of Parent, Merger Sub I or Merger Sub II fails, or threatens to fail, to satisfy its obligations under the merger agreement, we are not entitled to specifically enforce the merger agreement or the equity commitment letter, and that our exclusive remedy, available if the merger agreement is terminated in certain circumstances, would be limited to the parent termination payment in the amount of $832 million (the payment of which is guaranteed by BREIT Operating Partnership L.P.), and that such payment would need to be structured in a manner to maintain our qualification as a REIT;

•

the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•	the fact that, under the terms of the merger agreement, the Company is not permitted to make, declare or pay regular quarterly cash dividends on common stock;

•	the fact that the receipt of the cash consideration in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that, under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the merger;

•

the significant costs involved in connection with entering into the merger agreement and completing the transactions contemplated by the merger agreement and the substantial time and effort of management required to consummate the transactions contemplated by the merger agreement and related disruptions to the operation of our business;

•

the fact that the announcement and pendency of the transactions contemplated by the merger agreement, the failure to complete the mergers, and/or actions that the Company may be required, or Parent may be permitted, to take under the merger agreement could have an adverse impact on our existing and prospective business relationships with tenants and other third parties and on our employees; and

•

the fact that some of our directors and executive officers have interests in the mergers that are different from, or in addition to, our stockholders generally (see “—Interests of Our Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. In reaching its decision to determine and declare the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and our stockholders and to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of common stock approve the merger proposal, the board of directors did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

Our board of directors has unanimously approved, adopted and declared advisable the merger agreement and determined the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and our stockholders. Our board of directors recommends that you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Unaudited Prospective Financial Information

As a matter of general practice, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor materials.

However, in connection with the evaluation of a possible transaction, our management prepared certain unaudited prospective financial information for the Company on a consolidated basis for fiscal years ending December 31, 2022 through December 31, 2027, which we refer to as the “financial projections”, which is summarized below. Such financial projections were provided to our board of directors and to BofA Securities for use in connection with its financial analyses and fairness opinion.

These financial projections were not intended for public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, or GAAP. Neither our independent registered public accounting firm nor any other independent accountants have audited, compiled or performed any procedures with respect to the projections nor expressed an opinion or any form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, such financial projections. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to our board of directors and BofA Securities as described in this proxy statement. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information contained therein is material information.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared. The financial projections have been included only to reflect information made available to our board of directors and BofA Securities at the time of certain events and decisions, are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company or any of our affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither the Company nor any of our affiliates have or intend to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in our businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial projections will be achieved. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, our future financial performance may be affected by our ability to successfully implement a number of initiatives to improve our operations and financial performance and our ability to achieve strategic goals, objectives and targets over the applicable periods.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, economic, competitive and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which we operate. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this proxy statement. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither we nor our affiliates nor advisors nor any other person has made any representation to any of our stockholders or any other person regarding our actual performance compared to the results included in the financial projections. We have not made any representation to Blackstone or its affiliates, in the merger agreement or otherwise, concerning the financial projections.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the mergers. Further, the financial projections do not take into account the effect of any failure of the mergers to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the financial projections of the Company that were provided to our board of directors in connection with the evaluation of a possible transaction. The following financial projections were also provided to BofA Securities by us for use in connection with its financial analyses and the fairness opinion rendered to our board of directors (summarized under “—Opinion of Our Financial Advisor” beginning on page 47 of this proxy statement).

Our management made various assumptions when preparing the financial projections. These assumptions included compound annual revenue growth of approximately 9% from fiscal year end 2022 to fiscal year end 2027, compound annual consolidated net operating income growth of approximately 10% from fiscal year end 2022 to fiscal year end 2027, compound annual net operating income (at share) growth of approximately 10% from fiscal year end 2022 to fiscal year end 2027, compound annual EBITDA (at share) growth of approximately 10% from fiscal year end 2022 to fiscal year end 2027, compound annual funds from operations-modified (“FFOM”) growth of approximately 10% from fiscal year end 2022 to fiscal year end 2027 and compound annual FFOM per share growth of approximately 7% from fiscal year end 2022 to fiscal year end 2027.

(in millions, except per share amounts)	2022	2023	2024	2025	2026	2027
Owned Properties Revenues	$992	$1,080	$1,147	$1,243	$1,381	$1,519
Owned Properties NOI(1)(6)	$552	$606	$644	$697	$772	$880
Owned Properties NOI (at share)(2)(6)	$528	$570	$607	$660	$734	$841
EBITDA (at share)(3)(6)	$474	$504	$536	$585	$654	$757
Unlevered Free Cash Flow(4)(6)	$344	$(16)	$(341)	$(434)	$(158)	$202
FFOM(5)(6)	$351	$384	$416	$457	$511	$569
Weighted-average common shares outstanding—diluted	141.1	142.4	146.6	152.9	159.2	165.2
FFOM per diluted share(5)(6)	$2.49	$2.70	$2.84	$2.99	$3.21	$3.44

(1)

Net operating income (“NOI”) is calculated as property revenues less direct operating expenses, excluding depreciation, but including an allocation of costs related to corporate management and oversight.

(2)	NOI (at share) is NOI adjusted for our ownership interest in both consolidated and unconsolidated joint ventures.
(3)

EBITDA (at share) is calculated as Owned Properties NOI (at share) plus third-party development and management services revenue, on-campus participating property (“OCPP”) management fees and interest on a loan we made to the owner of one OCPP, our share of OCPP net cash flow, and interest income minus third-party development and management services expense, ground/facility leases expense, general and administrative expense, and OCPP overhead.

(4)

Unlevered Free Cash Flow is calculated as EBITDA (at share) plus proceeds from the sale of properties or interests in properties less capital expenditures, such as acquisitions, renovations, development, investments in joint venture properties and property upgrades and maintenance.

(5)

FFOM is calculated as funds from operations (FFO) modified to reflect certain adjustments related to the economic performance of our OCPPs and excludes other items, as we determined in good faith, that do not reflect our core operations on a comparative basis. We believe it is meaningful to eliminate the FFO generated from the OCPPs and instead to reflect our 50% share of the properties’ net cash flow and management and development fees received, as this measure better reflects the economic benefit derived from our involvement in the operation of these properties. FFO was determined based on the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and is calculated as consolidated net income or loss attributable to common shares computed in accordance with GAAP, excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO and FFOM may differ from methodologies utilized by other equity REITs for similar performance measurements and, accordingly, may not be comparable to those of other REITs.

(6)

NOI, EBITDA, Unlevered Free Cash Flow and FFOM are non-GAAP financial measures and should not be considered as an alternative to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Opinion of Our Financial Advisor

The Company has retained BofA Securities to act as the Company’s financial advisor in connection with the mergers. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Securities to act as the Company’s financial advisor in connection with the mergers on the basis of the Company’s prior retention of BofA Securities in various investment banking matters, BofA Securities’ experience in transactions similar to the mergers, its reputation in the investment community and its familiarity with the Company and its business.

On April 18, 2022, BofA Securities delivered to our board of directors a written opinion dated April 18, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the common stock consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion, dated April 18, 2022, to our board of directors, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BofA Securities in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as our board of directors) in connection with and for purposes of its evaluation of the common stock consideration from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the mergers. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the proposed mergers or any other matter.

In connection with its opinion, BofA Securities, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company, which are described under “—Unaudited Prospective Financial Information” and referred to in the proxy statement as the “updated management financial projections”;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for our common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the mergers to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•	reviewed a draft, dated April 18, 2022, of the merger agreement (which we refer to in this section of this proxy statement as the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and BofA Securities relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the updated management financial projections, BofA Securities was advised by the Company, and BofA Securities assumed, that they were reasonably prepared on bases reflecting the best then-currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Securities did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the mergers would be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the mergers. BofA Securities also assumed, at the direction of the Company, that the final executed merger agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the common stock consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the mergers or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the common stock consideration to be received by the holders of our common stock and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any other class of securities or any creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the mergers, or class of such persons, relative to the common stock consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the mergers. BofA Securities did not express any opinion with respect to, and relied, at the direction of the Company, upon the assessments of representatives of the Company regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or the mergers (including the contemplated benefits thereof), as to which BofA Securities understood that the Company had obtained such advice as the Company deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the transactions contemplated by the merger agreement or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth above in the section entitled “—Unaudited Prospective Financial Information” represents a brief summary of the material financial analyses presented by BofA Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Company Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information of the Company and the following seven selected publicly traded companies with operations in the real estate industry (in the multifamily REIT sector) that BofA Securities considered generally relevant. BofA Securities noted that none of these selected publicly traded companies in the multifamily sector are directly comparable to the Company, which has operations in the student housing sector. The most directly comparable publicly traded company is Education Reality Trust, Inc. (“EdR”), which was delisted from the New York Stock Exchange on September 20, 2018 as part of the take private transaction by Greystar Investment Group, LLC (“Greystar”).

Selected Publicly Traded Companies

Apartment Income REIT Corp.

AvalonBay Communities, Inc.

Camden Property Trust

Equity Residential

Essex Property Trust, Inc.

Mid-America Apartment Communities, Inc.

UDR, Inc.

BofA Securities reviewed, among other things, total enterprise values (“TEVs”) of the selected publicly traded companies, calculated as their equity values based on their closing stock prices on April 14, 2022 and the number of their fully diluted shares outstanding, plus debt, preferred stock, non-controlling interests, and less cash and cash equivalents, as a multiple of calendar year 2022 estimated adjusted earnings before interest, taxes, depreciations and amortization (“EBITDA”). Financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates as of April 14, 2022. Financial data of the Company were based on the updated management financial projections.

BofA Securities also reviewed, among other things, per share equity values, based on closing stock prices on April 14, 2022 of the selected publicly traded companies as a multiple of calendar year 2022 estimated funds from operations (referred to as “FFO”) per share. BofA Securities observed FFO-Modified (“FFOM”), as provided by the Company’s management, which reflects certain adjustments related to the economic performance of the Company’s on-campus participating properties and excludes other items, as the Company determined in good faith, that do not reflect the Company’s core operations on a comparative basis. Financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates as of April 14, 2022. Financial data of the Company were based on the updated management financial projections.

Selected Publicly Traded Companies	2022E TEV /EBITDA	2022E FFO Multiple
Apartment Income REIT Corp.	24.3x	21.7x
AvalonBay Communities, Inc.	27.0x	25.6x
Camden Property Trust	24.3x	25.6x
Equity Residential	26.1x	26.1x
Essex Property Trust, Inc.	31.5x	24.8x
Mid-America Apartment Communities, Inc.	25.1x	25.6x
UDR, Inc.	26.8x	25.2x
Overall Mean	26.4x	24.9x
Overall Median	26.1x	25.6x

The overall low to high calendar year 2022 estimated TEV / EBITDA multiples observed for the selected publicly traded companies were 24.3x to 27.0x (with a mean of 26.4x and a median of 26.1x).

The overall low to high calendar year 2022 estimated FFO per share multiples observed for the selected publicly traded companies were 21.7x to 26.1x (with a mean of 24.9x and a median of 25.6x).

BofA Securities then applied the selected range of calendar year 2022 TEV / EBITDA multiples of 21.0x to 25.0x, derived from the selected publicly traded companies based on BofA Securities’ professional experience and judgment, to the Company’s calendar year 2022 estimated EBITDA of $474 million, as set forth in the updated management financial projections, to calculate a range of implied enterprise values for the Company. Estimated financial data of the Company were based on the updated management financial projections. BofA Securities then calculated implied equity value reference ranges per share of common stock by deducting estimated net debt of $3,416 million as of December 31, 2021, as provided by the Company’s management, from such enterprise values and dividing the result by the number of fully-diluted shares outstanding of 141.080 million as of March 31, 2022, based on information provided by the Company’s management. In deriving the selected range of calendar year 2022 TEV / EBITDA multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for the Company, the historical trading prices of the Company’s common stock and the common stocks of the selected publicly traded companies and the differences in the financial profiles of the Company and the selected publicly traded companies.

Similarly, BofA Securities applied the selected range of calendar year 2022 estimated FFO per share multiples of 19.0x to 25.0x, derived from the selected publicly traded companies based on BofA Securities’ professional experience and judgment, to the Company’s calendar year 2022 estimated FFOM of $351 million and divided the result by the number of fully-diluted shares outstanding of 141.080 million as of March 31, 2022, based on information provided by the Company’s management. In deriving the selected range of calendar year 2022 FFO per share multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for the Company, the historical trading prices of the Company’s common stock and the common stocks of the selected publicly traded companies and the differences in the financial profiles of the Company and the selected publicly traded companies.

This analysis indicated the following approximate implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the common stock consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Common Stock Consideration
2022E EBITDA	2022E FFOM
$46.25 - $59.75	$47.25 - $62.25	$65.47

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following thirteen transactions, consisting of the Greystar EdR transaction announced on June 25, 2018 (the “selected transaction”), three transactions in the student housing sector (referred to as “student housing transactions”), and nine transactions in the multifamily sector (referred to as “multifamily transactions”).

Of the thirteen transactions, BofA Securities noted that, in its view, based on its professional experience and judgment, the only directly comparable precedent transaction was the selected transaction. The operational and financial characteristics of EdR were most directly comparable to those of the Company.

	Date Announced	Target	Acquiror	TEV / NTM EBITDA
Selected Transaction	June 25, 2018	Education Realty Trust, Inc.	Greystar Investment Group, LLC	22.4x

Other Student Housing Transactions (for reference only)	January 31, 2018	Harrison Street Real Estate Capital, LLC	Canada Pension Plan Investment Board (CPPIB), GIC Pte. Ltd. (GIC), and The Scion Group LLC	N/A
	January 4, 2016	UHC Acquisition Sub LLC	CPPIB, GIC and The Scion Group, LLC	N/A
	October 16, 2015	Campus Crest Communities, Inc.	Harrison Street Real Estate Capital, LLC	26.6x

Other Multifamily Transactions (for reference only)	February 16, 2022	Preferred Apartments Communities, Inc.	Blackstone Real Estate Income Trust, Inc.	N/A

	July 4, 2017	Monogram Residential Trust, Inc.	Greystar Investment Group, LLC	19.6x

Date Announced	Target	Acquiror	TEV / NTM EBITDA

January 19, 2017	Milestone Apartments Real Estate Investment Trust	Starwood Capital Operations, LLC	N/A

August 15, 2016	Post Properties, Inc.	Mid-America Apartment Communities, Inc.	22.7x

June 22, 2015	Home Properties Inc.	Lone Star Americas Acquisitions, Inc.	17.5.x

May 11, 2015	Trade Street Residential, Inc.	IRT Limited Partner, LLC	19.9x

April 22, 2015	Associated Estates Realty Corporation	Brookfield Property Group LLC	22.7x

December 19, 2013	BRE Properties Inc.	Essex Property Trust, Inc.	22.5x

June 3, 2013	Colonial Properties Trust	Mid-America Apartment Communities, Inc.	18.7x

For the selected transaction and the other transactions, BofA Securities reviewed TEVs, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s estimated next 12 months (“NTM”) EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of the Company were based on the updated management financial projections.

The overall low to high TEV / NTM EBITDA multiples observed for all of the student housing and multifamily transactions (including the selected transaction) were 18.7x to 26.6x. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected transaction, BofA Securities then applied a selected range of TEV / NTM EBITDA multiples of 20.4x to 24.4x. Utilizing the TEV implied in the merger consideration and the Company’s estimated 2022 NTM EBITDA of $474 million, based on the updated management financial projections, this analysis indicated the following approximate implied per share equity value reference range for the Company (rounded to the nearest $0.25), as compared to the common stock consideration:

Implied Per Share Equity Value Reference Range Based on:	Common Stock Consideration
2022E TEV / NTM EBITDA
$44.50 - $58.00	$65.47

No company, business or transaction used in this analysis is identical to the Company or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the mergers were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal year 2022 through fiscal year 2027 based on the updated management financial projections. BofA Securities calculated terminal values for the Company by applying a selected range of terminal multiples of 20.0x to 24.0x, based on the historical trading range for the Company’s stock, to the Company’s terminal year estimated EBITDA (at share) of $783 million, which was obtained by extrapolating the Company’s 2027 estimated EBITDA (at share) of $757 million at an assumed growth rate of 3.5%, as provided by the Company’s management. The cash flows and terminal values were then discounted to present value as of December 31, 2021 using a range of discount rates of 7.50% to 9.00%, reflecting an estimate of the Company’s weighted average cost of capital, which was calculated by multiplying the estimated cost of each capital source (debt and equity) by its relevant weight, and then adding the products together. The estimated cost of equity was obtained using the capital asset pricing model (which takes into account the risk-free rate, the levered beta and the applicable equity market risk premium) and the estimated cost of debt was based on the Company’s estimated borrowing cost. The number of fully-diluted shares outstanding was 141.080 million as of March 31, 2022, based on information provided by the Company’s management. This analysis indicated the following approximate implied per share equity value reference range for the Company (rounded to the nearest $0.25), as compared to the common stock consideration:

Implied Per Share Equity Value Reference Range	Common Stock Consideration
$40.00 - $60.00	$65.47

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical trading prices and trading volumes of the common stock, which indicated low and high closing prices for the common stock during the 52-week period ended April 14, 2022 of approximately $43.29 to $58.66 per share;

•

one-year future stock price targets for the common stock in publicly available research analyst reports, which indicated stock price targets for the Company, of a range of approximately $57.74 to $65.00 per share;

•

research analysts’ estimates for the Company as reflected in selected publicly available Wall Street research analysts’ reports and other publicly available information, which indicated, among other things, an overall low to high estimated net asset value per share range for the Company of approximately $55.88 to $66.61 per share; and

•	estimated net asset value per share range for the Company, furnished by the Company’s management, of approximately $58.25 to $68.50 per share.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the common stock consideration and were provided to our board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of the Company.

The type and amount of consideration payable in the mergers were determined through negotiations between the Company and Parent, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of our board of directors, management or any other party with respect to the mergers or the common stock consideration.

The Company has agreed to pay BofA Securities for its services in connection with the mergers an aggregate fee that is currently estimated to be $56.34 million, approximately $3 million of which was payable upon the delivery of BofA Securities’ opinion and the remaining portion of which is contingent upon the consummation of the mergers. The Company also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. Pursuant to its engagement letter with the Company, BofA Securities would be entitled to a transaction fee from the Company in connection with any merger or similar acquisition transaction, irrespective of the identity of the acquirer. Such fee would generally be higher for a transaction that provides for greater merger consideration.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain investment banking transactions and other corporate activity, and (ii) sales agent, underwriter, manager and/or arranger on various debt and equity offerings and financings. From March 1, 2020 through February 28, 2022, BofA Securities and its affiliates derived aggregate revenues from the Company of approximately $6.80 million as determined by BofA Securities based on its books and records.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking treasury, lending and other financial services to Parent and certain of its affiliates and related companies and have received or in the future may receive substantial compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with various acquisitions, divestures, purchases and sales of assets, and other corporate activity, (ii) underwriter, manager and/or arranger on various debt and equity offerings and financings, and (iii) underwriter and manager in initial public offerings of certain affiliated or related companies. BofA Securities has advised us that from March 1, 2020 through February 28, 2022, BofA Securities and its affiliates derived aggregate revenues from Parent and certain of its affiliates of approximately $662 million for investment and corporate banking and other financial services as determined by BofA Securities based on its books and records.

Financing

In connection with the closing of the mergers, Parent will cause an aggregate of approximately $9.2 billion to be paid to the holders of our common stock, restricted stock, deferred stock awards and limited partnership units. Prior to the closing of the mergers, we expect to repay at maturity our $200 million term loan. Parent has informed us that in connection with the closing of the mergers, Parent expects to cause our outstanding indebtedness under our revolving credit facility, if any, to be repaid in full. Parent has also informed us that it expects our mortgage loans and senior unsecured notes to be repaid or remain outstanding. As of March 31, 2022, we had no indebtedness outstanding under our revolving credit facility, $200 million in term loan financing outstanding, approximately $535.4 million in mortgage loans and project-based taxable bonds outstanding (including a $330 million mortgage loan made to wholly owned subsidiaries of a joint venture in which we own a 55% interest) and $2.8 billion in senior unsecured notes outstanding.

Parent has informed us that it has received, in connection with the mergers, a debt commitment letter from Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., providing for debt financing through two balance sheet loans in an aggregate amount of up to approximately $2.1 billion and that it currently intends to pursue additional debt financing in connection with the mergers. In addition, it is expected that the Sponsor, which is the operating partnership of BREIT, and its affiliates will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.

Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the mergers. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the mergers being completed and other customary conditions for similar financings.

The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the mergers. For more information, see “The Merger Agreement—Financing Cooperation” and “The Merger Agreement—Conditions to the Mergers.”

Interests of Our Directors and Executive Officers in the Mergers

In considering the recommendation of our board of directors to approve the merger, the merger agreement and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to determine and declare the transactions contemplated by the merger agreement, including the merger, to be advisable and in our and our stockholders’ best interests to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the stockholders approve the merger. These interests are discussed below. For a description regarding compensation and benefits to be provided to our employees generally following the merger effective time, see “The Merger Agreement—Employee Benefits.”

Treatment of Compensatory Awards

Our executive officers hold restricted stock and deferred stock awards, as further set forth in the section entitled “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers.”

Restricted Stock. The merger agreement provides that, immediately prior to the merger effective time, each outstanding share of restricted stock granted pursuant to an incentive award plan, other than deferred stock awards, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter all shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive the common stock consideration, less any applicable withholding taxes.

Deferred Stock Awards. The merger agreement provides that deferred stock awards will, as of immediately before the merger effective time, become vested and no longer subject to restriction, and all deferred stock awards will, at the merger effective time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under the deferred compensation plan an amount denominated in cash equal to the product of (1) the number of shares of common stock allocated to such account as of the merger effective time and (2) the merger consideration, and will no longer represent a right to receive a number of shares of common stock or cash equal to or based on the value of a number of shares of common stock. Payments under our deferred compensation plan will be made in accordance with the timing set forth in the plan and the applicable payment elections for participants in the plan, subject to any right to terminate the plan and accelerate distributions of participant account balances pursuant to the terms of our deferred compensation plan and applicable law.

Value of Payments. For an estimate of the value of the payments described above that would become payable to each of our named executive officers, see “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers” below. The estimated value of the payments that will be made to our other executive officers, Messrs. de Cárdenas, Wilhelm and Winger and Ms. Ledbetter in respect of their outstanding restricted stock and deferred stock awards at the merger effective time (or such later time in accordance with the deferred compensation plan) is $5,816,641 in the aggregate, which is based on the number of outstanding unvested shares and awards held by these current executive officers as of May 2, 2022.

Treatment of Interests in the Partnership

Certain of our executive officers hold fully vested common partnership units as further set forth in the section entitled “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers.” At the partnership merger effective time, each limited partnership unit, or fraction thereof, issued and outstanding as of immediately prior to the partnership merger effective time (other than excluded common partnership units) will be automatically cancelled and converted into the right to receive an amount in cash equal to the common stock consideration, without interest and less any applicable withholding taxes. If we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code, or to avoid or reduce the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the partnership unit consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

Executive Severance Benefits

Arrangements. We are party to an employment agreement with each executive officer, which provides for the severance benefits described below upon a severance-qualifying termination of employment. The severance benefits payable to each executive officer will be subject to compliance with the restrictive covenants described below.

Each employment agreement with an executive officer provides that the executive officer may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by the Company in the nature or scope of the executive officer’s functions, duties, responsibilities or reporting relationships without their express written consent, the requirement that the executive officer be based at a location at least 50 miles from their current principal location of employment, the Company’s failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement and the Company’s breach of any material provision of the employment agreement.

The employment agreements with executive officers provide that, if the Company terminates an executive officer’s employment without “cause” or the executive officer terminates employment for “good reason” (each as defined in the applicable employment agreement), the executive officer will be entitled to accrued and unpaid obligations through the date of termination and the following payments and benefits:

•

A cash payment equal to 299% for Mr. Bayless and 100% for each other executive officer, in each case times the sum of their then-current annual base salary plus the average annual cash bonus paid or payable in respect of the three years immediately prior to the year of termination;

•

A prorated cash bonus for the year in which the termination occurs equal to the greater of (i) the annual cash bonus paid or payable in respect to the year immediately prior to the year in which the termination occurs or (ii) the target cash bonus for the year in which the termination occurs;

•

Health benefits for one year following the executive officer’s termination of employment at the same cost to the executive officer as in effect immediately preceding such termination, subject to reduction to the extent that the executive officer receives comparable benefits from a subsequent employer; and

•	All of the executive officer’s unvested shares of restricted stock and deferred stock awards will vest.

In addition, pursuant to the merger agreement, if an executive officer’s employment with the Surviving Company is terminated after the merger effective time and on or before December 31, 2022 by the Surviving Company without cause or by the executive officer for good reason, the executive officer will be entitled to a pro-rata portion (based on the period of employment during 2022) of the cash value of the restricted stock award granted to such executive officer in January 2022 (the “deferred cash award”) and if such termination of employment occurs on or after January 1, 2023, the executive officer will be entitled to full vesting and payment of the deferred cash award, in each case, to the extent not otherwise payable pursuant to such executive officer’s employment agreement and subject to compliance with the restrictive covenants described below and a release of claims in favor of the Company and its subsidiaries and Parent.

Golden Parachute Excise Tax. Pursuant to the employment agreement with Mr. Bayless, if the payments or benefits made or provided to Mr. Bayless under his employment agreement and under any other plan, program or agreement of the Company or its affiliates (the “Aggregate Payment’) are or become subject to any tax imposed under Section 4999 of the Code or any similar tax, the Company will pay to Mr. Bayless an additional amount such that the net amount retained by Mr. Bayless with respect to the Aggregate Payment, after deduction of any excise tax on the Aggregate Payment and any federal, state and local income tax and excise tax on such additional payment (and any interest and penalties thereon), but before deduction for any federal, state or local income or employment tax withholding on such Aggregate Payment, shall be equal to the amount of the Aggregate Payment.

Restrictive Covenants. Any payments payable under the employment agreements are subject to the executive officer’s compliance with certain confidentiality, non-competition, non-solicitation and non-interference covenants that apply during the executive officer’s employment and for a period ending on (i) the second anniversary of an executive officer’s termination of employment by the Company for cause or by executive officer without good reason, or (ii) the first anniversary of the executive officer’s termination of employment by the Company other than for cause, by the executive officer with good reason or by the executive officer for any reason at any time during the one-year period following a change in control.

Value of Payments. For an estimate of the value of the severance payments and benefits described above that would become payable to each of our named executive officers upon a severance-qualifying termination, see “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers” below. The estimated value of the severance payments and benefits described above that would be payable upon a severance-qualifying termination of employment on September 1, 2022 for our other executive officers, Messrs. de Cárdenas, Winger and Wilhelm and Ms. Ledbetter, is $1,314,644, $1,126,043, $1,083,294 and $1,007,527, respectively.

Section 16(b) Exemption Resolution

Our board of directors believes that it is desirable that the Company’s directors and executive officers be relieved of the risk of liability under Section 16 of the Exchange Act to the fullest extent permitted by applicable law in connection with the exchange of shares of common stock pursuant to the merger. Accordingly, our board of directors (or a committee thereof) intends to adopt a resolution providing that the disposition by the Company’s executive officers and directors of our common stock pursuant to the transactions contemplated by the merger, are intended to be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3(e) promulgated thereunder.

Indemnification of Our Directors and Officers

The merger agreement provides that, to the fullest extent permitted by applicable law, from and after the merger effective time and ending on the sixth anniversary of the merger effective time, the Surviving Company will, and Parent will cause the Surviving Company to: (1) indemnify, defend and hold harmless each of our and our subsidiaries’ current or former managers, directors, officers and trustees (which persons we refer to as the “indemnified parties”), against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (we refer to the foregoing as an “action”), arising out of or pertaining to any action or omission or alleged action or omission in such indemnified party’s capacity as a manager, director, officer or trustee of the Company or any of our subsidiaries arising out of actions or omissions occurring at or prior to the merger effective time (and whether asserted or claimed prior to, at or after the merger effective time), including such alleged acts or omissions with respect to the merger agreement or any of the transactions contemplated by the merger agreement, including the mergers; and (2) pay in advance of the final disposition of any such action the expenses (including reasonable attorneys’ fees and any expenses incurred by any indemnified party in connection with enforcing any rights with respect to indemnification) of any indemnified party without the requirement of any bond or other security, in each case to the fullest extent permitted by law, but subject to Parent’s or the Surviving Company’s receipt of an undertaking by or on behalf of such indemnified party to repay such amount if it shall ultimately be determined that such indemnified party is not entitled to be indemnified.

The parties have agreed not to terminate or modify the obligations described above regarding indemnification of the indemnified parties in such a manner as to adversely affect such indemnified parties, and such obligations must be assumed by any successor entity to the Surviving Company as a result of any consolidation, merger, dissolution or transfer of all or substantially all of its properties and assets.

The merger agreement also requires that, prior to the merger effective time, we will bind, effective at the merger effective time, extended coverage under our directors’ and officers’ liability insurance policy by obtaining a prepaid six-year “tail” extended period on our existing officers’ and directors’ liability insurance policies (or with insurers on terms and conditions no less favorable than such policies), which prepaid policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the merger effective time, for an overall additional premium not to exceed 300% of the total annual premiums at the last renewal; provided, that we will reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by us, then, subject to certain terms and conditions, Parent may obtain such policy effective as of the merger effective time, in which case we shall not obtain such policy. Additionally, Parent and the Surviving Company are required to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of our named executive officers that is based on or otherwise relates to the mergers. Solely for purposes of the table below, it is assumed that each named executive officer incurs a severance-qualifying termination immediately following the merger effective time. Such amounts have been calculated assuming the merger effective time occurred on September 1, 2022. For additional details regarding the terms of the payments described below, see the discussion under “—Interests of Our Directors and Executive Officers in the Mergers” above.

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the mergers pursuant to all applicable compensation plans or agreements, assuming that the merger effective time occurred on September 1, 2022 and that each named executive officer incurs a severance-qualifying termination immediately following the merger effective time. The calculations in the table do not include amounts that named executive officers were vested in as of the date of this proxy statement and do not reflect any shares of common stock or vested deferred stock awards held by the named executive officers.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
William C. Bayless, Jr.(4)	$11,040,246	$16,579,290	$8,588	$27,628,124
Chief Executive Officer
Jennifer Beese	3,543,169	6,338,964	7,946	9,890,079
President and Chief Operating Officer
William W. Talbot	3,399,706	6,375,708	12,203	9,787,617
Executive Vice President and Chief Investment Officer
Daniel B. Perry	3,018,666	5,477,746	12,203	8,508,615
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Kim K. Voss	1,416,243	2,066,713	12,203	3,495,159
Executive Vice President, Chief Accounting Officer and Assistant Secretary

(1)

Cash severance consists of the following components, all of which are “double-trigger” benefits contingent upon the occurrence of a termination of the named executive officer’s employment without cause or the named executive officer’s resignation for good reason following the merger effective time:

(a)

A cash payment equal to 299% for Mr. Bayless and 100% for Messrs. Talbot and Perry and Mses. Beese and Voss, in each case times the sum of his or her then-current annual base salary plus the average annual cash bonus paid or payable in respect of the three years immediately prior to the year of termination;

(b)

A prorated cash bonus for the year in which the termination occurs equal to the greater of (i) the annual cash bonus paid or payable in respect to the year immediately prior to the year in which the termination occurs or (ii) the target cash bonus for the year in which the termination occurs; and

(c)

As provided in the merger agreement, a prorated amount of a deferred cash award equal to the cash value of the restricted stock award granted to such executive officer in January 2022 that each named executive officer is eligible to receive in 2023.

The amounts set forth in the table below are estimates of the prorated amount of the cash severance, prorated cash bonus and the prorated deferred cash award each named executive officer will receive:

Named Executive Officer	Cash Severance	Prorated Cash Bonus	Prorated Deferred Cash Award
William C. Bayless, Jr.	$6,659,577	$1,310,247	$3,070,422
Jennifer Beese	1,431,900	852,329	1,258,940
William W. Talbot	1,372,367	852,329	1,175,010
Daniel B. Perry	1,225,667	701,918	1,091,081
Kim K. Voss	747,750	317,534	350,959

The amounts set forth in the tables above are based on compensation levels as of March 1, 2022 and assume that there are no bonus amounts which have been earned but not yet paid to the named executive officer prior to the date of the named executive officer’s termination. For further details regarding the cash severance, see “—Executive Severance Benefits” above.

(2)

For all named executive officers, the treatment of compensatory awards at the merger effective time is a “single-trigger” benefit contingent upon the occurrence of the mergers. The amounts set forth in the table above and the table below are estimates of the value each named executive officer will receive in respect of his or her outstanding compensatory awards. These estimates assume that all shares of restricted stock and unvested deferred stock awards held by each named executive officer as of May 2, 2022, the latest practicable date prior to the date of this filing, remain outstanding as of the merger effective time and each named executive officer does not receive any additional compensatory awards between such date and the merger effective time and disregards any vesting of compensatory awards that may occur prior to the merger effective time.

Named Executive Officer	Value of Restricted Stock	Value of Deferred Stock Awards	Total
William C. Bayless, Jr.	$16,579,290	$—	$16,579,290
Jennifer Beese	6,338,964	—	6,338,964
William W. Talbot	6,375,708	—	6,375,708
Daniel B. Perry	5,477,746	—	5,477,746
Kim K. Voss	1,962,453	104,260	2,066,713

For further details regarding the value of accelerated compensatory awards, see “—Treatment of Compensatory Awards” above.

(3)

Each named executive officer is entitled to receive health benefits for one year following the named executive officer’s termination of employment at the same cost to the named executive officer as in effect immediately preceding such termination, subject to reduction to the extent that the named executive officer receives comparable benefits from a subsequent employer. The value of the perquisites/benefits reported in this column assume that such coverage continues for the full one-year period. These benefits are “double-trigger” benefits contingent upon the occurrence of a termination of the named executive officer’s employment without cause or the named executive officer’s resignation for good reason following the merger effective time, or for any reason within one year after the merger effective time. For further details regarding the perquisites and benefits, see “—Executive Severance Benefits” above.

(4)

As described in the section entitled “—Executive Severance Payments—Golden Parachute Payments,” the employment agreement with Mr. Bayless provides for payments to Mr. Bayles to compensate for any excise tax imposed by Section 4999 of the Code or any similar payment. No such payments are currently anticipated based on the assumptions set forth above.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger or the partnership merger, other than the acceptance for record of the articles of merger with respect to the merger and the partnership merger by the State Department of Assessments and Taxation of Maryland, and the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of shares of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each, as in effect as of the date hereof. These authorities are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. This summary assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement.

This discussion is not a complete description of all tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into, and laws and regulations promulgated, pursuant thereto or in connection therewith) nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined under the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

This discussion applies only to U.S. holders and non-U.S. holders of shares of common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, and it does not apply to holders subject to special treatment under U.S. federal income tax laws, such as, for example:

•	insurance companies;

•	dealers, brokers or traders in securities or currencies;

•	traders in securities who elect to apply the mark-to-market method of accounting;

•	broker-dealers;

•	persons acting as nominees or otherwise not as beneficial owners;

•	holders subject to the alternative minimum tax;

•	persons who are required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement;

•	U.S. holders that have a functional currency other than the U.S. dollar;

•	tax-exempt entities and organizations;

•	retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding shares of common stock through such plans or accounts);

•	banks and other financial institutions;

•	certain former citizens or former long-term residents of the United States;

•	controlled foreign corporations or passive foreign investment companies;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

•	S corporations;

•	REITs;

•	regulated investment companies;

•	holders who own or have owned at any time, or are deemed to own or to have owned at any time, directly, indirectly or constructively, at least 5% or more, by voting power or value, of our stock;

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund;

•	“qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein;

•	non-U.S. holders who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of our outstanding shares of common stock;

•	holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

•	holders who acquired shares of common stock through the exercise of employee stock options or other equity awards, through a tax-qualified retirement plan or otherwise as compensation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the merger to it in light of its particular circumstances.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A HOLDER MAY BE COMPLEX AND WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND ANY POTENTIAL CHANGES IN SUCH LAWS.

Tax Classification of the Merger in General

It is expected the merger will be treated as (1) the adoption by the Company of a plan of liquidation, and (2) a sale by the Company of all of its assets to Merger Sub I (or, if applicable, its regarded owner for U.S. federal income tax purposes) in exchange for the common stock consideration to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, and any other applicable amounts, followed by a distribution of such common stock consideration, and any other applicable amounts, to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code. As a REIT, the Company is generally entitled to receive a deduction for liquidating distributions, and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the merger (together with any other undistributed taxable income recognized in the taxable year of the merger). Accordingly, we anticipate that we will not be subject to U.S. federal income tax on any gain that we recognize in connection with the merger and the other transactions contemplated by the merger agreement.

The remainder of this discussion assumes that the merger will be treated as described above.

Consequences of the Merger to U.S. Holders of Shares of Common Stock

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger is expected to be treated as a distribution in complete liquidation of the Company and a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received with respect to such U.S. holder’s shares of common stock in the merger, and (2) the U.S. holder’s adjusted tax basis in its shares of common stock.

If a U.S. holder acquired different blocks of shares of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of shares of common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year at the time of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder who has held shares of common stock for less than six months at the time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such shares of common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock

General. The U.S. federal income tax consequences to a non-U.S. holder of payments made with respect to such non-U.S. holder’s shares of common stock in connection with the merger will depend on various factors, including whether the receipt of such payments is treated as a distribution from the Company that is attributable to gain from the sale of USRPIs pursuant to the provisions of FIRPTA. The IRS announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including payments made in connection with the merger, which as noted, are expected to be treated as distributions in complete liquidation of the Company for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of USRPIs. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say if or when any such legislation will be enacted. Accordingly, we intend to take the position that payments made with respect the Company’s shares of common stock pursuant to the merger will be subject to tax in accordance with Notice 2007-55, subject to the 10% Exception, as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent that the tax treatment set forth in Notice 2007-55 applies, and the 10% Exception described in the next paragraph below does not apply, then, to the extent that payments received by a non-U.S. holder with respect to such non-U.S. holder’s common stock pursuant to the merger are treated as attributable to gain from the deemed or actual sale of our USRPIs, such amounts will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder, and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in the Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

Notwithstanding the foregoing, if shares of our common stock are considered “regularly traded” (within the meaning of the applicable Treasury Regulations) on an established securities market located in the United States and the non-U.S. holder did not hold more than 10% of such class of stock at any time during the one-year period ending on the date of the merger, the tax treatment and consequences described above would not apply (the “10% Exception”), and non-U.S. holders would instead be subject to the rules described below under “—Taxable Sale of Common Stock.” We believe that shares of our common stock are, and will be at the time of the merger, considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations. Non-U.S. holders should consult their tax advisors regarding tax consequences of the merger to them.

Taxable Sale of Common Stock. If both (A) the tax treatment set forth in Notice 2007-55 were not to apply to a non-U.S. holder’s receipt of payments with respect to such non-U.S. holder’s shares of common stock pursuant to the merger and (B) either (1) the “publicly traded exception” (as described below) applies or (2) we are a “domestically controlled qualified investment entity” (as described below), such that the Company’s shares of common stock do not constitute USRPIs under FIRPTA with respect to such non-U.S. holder, then the non-U.S. holder should not be subject to tax on any gain recognized in connection with the receipt of cash consideration payable pursuant to the merger (which, as described above under “—Consequences of the Merger to U.S. Holders of Shares of Common Stock” and subject to the discussion of Notice 2007-55 above, is generally expected to be treated as a distribution in complete liquidation of the Company and as amounts received in full payment in exchange for such holder’s shares of common stock) unless: (a) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if required pursuant to an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or (b) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met.

The “publicly traded exception” applies to a non-U.S. holder if our common stock is “regularly traded,” as defined by the applicable Treasury Regulations, and the non-U.S. holder has held 10% or less of the shares of common stock at all times during the shorter of the period that the non-U.S. holder owned such stock or the five-year period ending on the date of the merger. We believe that shares of our common stock are, and will be at the time of the merger, considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations.

We will be a “domestically controlled qualified investment entity” at the time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of shares of our stock at all times during the five-year period ending with the merger. While we believe that the Company has been and currently is domestically controlled as of the date hereof, no assurances can be given that the actual ownership of shares of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described above.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized in connection with the merger, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

If a non-U.S. holder’s shares of common stock constitute a USRPI under FIRPTA, any gain recognized by such holder on a sale of such stock will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and, in the case of a non-U.S. holder that is a corporation, the branch profits tax as described above).

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible benefits under an applicable income tax treaty.

U.S. Withholding Tax. As described above, it is not entirely clear whether the receipt of payments pursuant to the merger by a non-U.S. holder will be treated as a sale or exchange of shares of common stock (if Notice 2007-55 does not apply) or as a distribution from the Company that is attributable to gain from the deemed sale of the Company’s USRPIs in the merger (if Notice 2007-55 does apply and the holder does not qualify for the 10% Exception described above). Accordingly, we intend to withhold, pursuant to FIRPTA, U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the consideration paid to a non-U.S. holder to the extent attributable to gains that the Company recognizes from sales of USRPIs, unless such non-U.S. holder qualifies for the 10% Exception described above. A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA; provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of shares of common stock who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on an IRS Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules; (2) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8; or (3) provides proof that such holder is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Delisting of Our Common Stock and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and our common stock will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, the Partnership and the Parent Parties. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of us or our affiliates.

Structure

The Merger

On the closing date, the Company will be merged with and into Merger Sub I and the separate existence of the Company will cease. Merger Sub I will continue as the Surviving Company in the merger and will remain a wholly owned subsidiary of Parent. At the merger effective time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub I will vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub I will become the debts, liabilities, duties and obligations of the Surviving Company. Following the completion of the merger, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

The Partnership Merger

On the closing date, Merger Sub II will be merged with and into the Partnership and the separate existence of Merger Sub II will cease. The Partnership will continue as the Surviving Partnership in the partnership merger and will be a wholly owned subsidiary of the Company (and after the merger effective time, of the Surviving Company). At the partnership merger effective time, all of the properties, rights, privileges, powers and franchises of Merger Sub II and the Partnership will vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of Merger Sub II and the Partnership will become the debts, liabilities, duties and obligations of the Surviving Partnership.

Effective Times; Closing Date

On the closing date, the Partnership will cause articles of merger with respect to the partnership merger to be executed and filed with, and accepted for record by, the State Department of Assessments and Taxation of the State of Maryland. The partnership merger will become effective upon the later of the acceptance for record of the partnership articles of merger by the State Department of Assessments and Taxation of Maryland or such other date and time (not to exceed 30 days from the date the partnership articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the partnership articles of merger.

On the closing date, we and Merger Sub I will cause articles of merger with respect to the merger to be executed and filed with, and accepted for record by, the State Department of Assessments and Taxation of the State of Maryland and cause a certificate of merger with respect to the merger to be executed and filed with the Secretary of State of the State of Delaware. The merger will become effective upon the later of the acceptance for record of the company articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the company certificate of merger with the Secretary of State of the State of Delaware or such other date and time (not to exceed 30 days from the date the company articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland) as may be agreed between the parties to the merger agreement and specified in the company articles of merger and the company certificate of merger.

Unless otherwise agreed in writing by the parties to the merger agreement, the partnership merger effective time and the merger effective time will occur on the closing date, and the merger effective time will occur immediately after the partnership merger effective time.

The closing of the mergers will take place on the third business day following the satisfaction or valid waiver of the conditions to the mergers described below in the section entitled “—Conditions to the Mergers” (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or valid waiver of such conditions at the closing) unless another place or date is agreed to in writing by us and Parent.

Organizational Documents

At the partnership merger effective time, the certificate of limited partnership of the partnership, as in effect immediately prior to the partnership merger effective time, will be the certificate of limited partnership of the Surviving Partnership until amended in accordance with applicable law. At the partnership merger effective time, the amended and restated agreement of limited partnership of the Partnership, as amended (which we refer to as the “partnership agreement”), will be amended as determined by Parent prior to the partnership merger effective time (which as so amended, we refer to as the “amended partnership agreement”), and the amended partnership agreement will be the limited partnership agreement of the Surviving Partnership until further amended in accordance with its terms and applicable law.

At the merger effective time, unless otherwise jointly determined by us and Parent prior to the merger effective time, the certificate of formation of Merger Sub I, as in effect immediately prior to the merger effective time except to the extent amended by the company certificate of merger to change the name of Merger Sub I to “American Campus Communities, LLC,” will be the certificate of formation of the Surviving Company, until amended in accordance with applicable law. At the merger effective time, unless otherwise jointly determined by us and Parent prior to the merger effective time, the limited liability company agreement of Merger Sub I, as in effect immediately prior to the merger effective time, will be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with the provisions thereof and applicable law.

General Partner and Officers

At the partnership merger effective time, American Campus Communities Holdings LLC, a Maryland limited liability company and our wholly owned subsidiary and the current sole general partner of the partnership, which we refer to as “Holdings,” will remain the sole general partner of the Surviving Partnership.

At the merger effective time, Parent will be the sole member and holder of common units of the Surviving Company and shall manage the Surviving Company. At the merger effective time, the officers of the Company immediately prior to the merger effective time will be the officers of the Surviving Company.

Treatment of Common Stock and Compensatory Awards

Common Stock

The merger agreement provides that, at the merger effective time, each share of common stock, or fraction thereof, issued and outstanding as of immediately prior to the merger effective time (other than excluded common stock) will be automatically cancelled and converted into the right to receive an amount in cash equal to the common stock consideration, less any applicable withholding taxes. Excluded common stock will be automatically retired and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the merger. If we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code or to avoid or reduce the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the common stock consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

Restricted Stock

The merger agreement provides that, immediately prior to the merger effective time, each outstanding share of restricted stock granted pursuant to the Company’s incentive award plans, other than deferred stock awards, will automatically become fully vested and all restrictions and reacquisition rights thereon will lapse, and thereafter all shares of common stock represented thereby will be considered outstanding for all purposes under the merger agreement and will have the right to receive the common stock consideration, less any applicable withholding taxes.

Deferred Stock Awards

The merger agreement provides that all deferred stock awards will, as of immediately before the merger effective time, become vested and no longer subject to restriction, and all deferred stock awards will, at the merger effective time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under the deferred compensation plan an amount denominated in cash equal to the product of (1) the number of shares of common stock allocated to such account as of the merger effective time and (2) the merger consideration, and will no longer represent a right to receive a number of shares of common stock. Payments under our deferred compensation plan will be made in accordance with the timing set forth in the plan and the applicable payment elections for participants in the plan, subject to any right to terminate the plan and accelerate distributions of participant account balances pursuant to the terms of our deferred compensation plan and applicable law.

Treatment of Interests in the Partnership

The merger agreement provides that, at the partnership merger effective time, each partnership unit, or fraction thereof, issued and outstanding as of immediately prior to the partnership merger effective time (other than excluded partnership units) will be automatically cancelled and converted into the right to receive an amount in cash equal to the partnership unit consideration, less any applicable withholding taxes. Common partnership units, general partnership interests in the Partnership, and preferred partnership units, in each case, held by the Company or any wholly owned subsidiary of the Company will be unaffected by the partnership merger and will remain outstanding as partnership units of the Surviving Partnership held by the Company or the relevant wholly owned subsidiary. Common partnership units and preferred partnership units held by the Parent Parties or any of their respective wholly owned subsidiaries will be automatically cancelled and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the partnership merger.

As discussed above, if we declare or pay a dividend on our common stock to maintain our qualification as a REIT under the Code, or to avoid or reduce the incurrence of income or excise taxes under the Code, in each case, as permitted under the merger agreement, the partnership unit consideration will be decreased by an amount equal to the per share amount of such dividend on the common stock.

This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange the partnership units.

No Further Ownership Rights

From and after the merger effective time, holders of our common stock will cease to have any rights with respect to such shares of common stock, except as otherwise provided for in the merger agreement or by applicable law. From and after the partnership merger effective time, holders of partnership units will cease to have any rights with respect to such partnership units, except as otherwise provided for in the merger agreement or by applicable law. The applicable merger consideration paid in accordance with the terms of the merger agreement upon the exchange of book-entry shares representing common stock and partnership units, as applicable, will be deemed to have been paid in full satisfaction of all rights pertaining to such book-entry shares.

Payment Procedures

At or prior to the partnership merger effective time, Parent will deposit, or cause to be deposited, with a paying agent reasonably acceptable to us, a cash amount that, when taken together with available cash of the Company and its subsidiaries that is deposited with the paying agent at the partnership merger effective time, is sufficient in the aggregate to enable the paying agent to make the payments of the applicable merger consideration to holders of common stock and holders of partnership units, as applicable, outstanding immediately prior to the merger effective time and the partnership merger effective time, as applicable, less the applicable merger consideration to be paid in respect of the compensatory awards, which amounts will be delivered directly to the Surviving Company. At the merger effective time, Parent will deposit with the Surviving Company cash in the amount necessary, together with the other funds of the Surviving Company, to make the payments to holders of the compensatory awards, including the common stock consideration and all accrued and unpaid cash dividends, as applicable, and Parent will cause the Surviving Company to make such payments through the Surviving Company’s payroll as promptly as practicable, but in no event later than five business days after the merger effective time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code or comply with the terms of the deferred compensation plan.

Within five business days after the merger effective time, the paying agent will in accordance with, and as required by the paying agent’s customary procedures, (1) mail to each holder of record of book-entry shares that, (a) immediately prior to the partnership merger effective time, represented outstanding partnership units and (b) immediately prior to the merger effective time, represented shares of common stock, which were converted into the right to receive the partnership unit consideration and the common stock consideration, as applicable (and including, as applicable, the compensatory awards), an instruction request letter, including instructions for effecting the exchange of book-entry shares for the applicable merger consideration and (2) subject to the requirements set forth in the merger agreement, make delivery and disbursement of the applicable merger consideration out of the exchange fund to the holders of such book-entry shares upon surrender to the paying agent of such book-entry shares, in each case, other than to the holders of compensatory awards and less any applicable taxes required to be withheld with respect to such payment.

The exchange of book-entry shares representing common stock and partnership units, as applicable, will be effected in accordance with the paying agent’s customary procedures with respect to book-entry securities.

On or after the first anniversary of the merger effective time, the Surviving Company will be entitled to cause the paying agent to deliver to the Surviving Company any funds made available by Parent to the paying agent which have not been disbursed to holders of book-entry shares, and thereafter such holders will be entitled to look to the Surviving Company with respect to the cash amounts payable upon surrender of their book-entry shares. None of Parent, the Surviving Entities or the paying agent or any other person will be liable to any holder of common stock or partnership units, as applicable, for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of common stock or partnership units, as applicable, immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority will, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

As of the merger effective time and the partnership merger effective time, as applicable, the stock or unit transfer books of the Company and the Partnership, respectively, will be closed, and thereafter, there will be no further registration of transfers of any of the common stock or partnership units. If, after the merger effective time or the partnership merger effective time, book-entry shares representing common stock or partnership units, as applicable, are presented to the paying agent or the Surviving Entities for transfer, they will be cancelled and exchanged as provided in the merger agreement.

Each of the Company, the Partnership, the Parent Parties, the Surviving Entities and the paying agent (and any affiliates or designees of the foregoing) will be entitled to deduct and withhold from the applicable merger consideration and any other amounts otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign tax law. Any such amounts so deducted and withheld will be paid over to the applicable governmental authority in accordance with applicable law and will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

We and the Partnership, jointly and severally, have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•

the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and, to the extent applicable, operate the properties and assets and to carry on our businesses as presently conducted of us and our subsidiaries;

•	our charter and bylaws and the similar organizational documents of us and our subsidiaries;

•

our and the Partnership’s power to execute and deliver the merger agreement, perform our obligations under the merger agreement and, subject to receipt of the stockholder approval in respect of the merger, to consummate the mergers and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and the Partnership;

•	the stockholder approval required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

•

the vote or consent of the partners of the Partnership or the holders of any limited partnership units required in connection with the approval of the partnership merger and the other transactions contemplated by the merger agreement;

•

the absence of conflicts with, or violations of, organizational or governing documents or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which we or any of our subsidiaries is a party, in each case, in connection with execution and delivery of the merger agreement and the performance of the merger agreement and our and the Partnership’s obligations thereunder;

•

consents, approvals, authorization or permits of, or filings with or notification to, any governmental authorities required in connection with execution and delivery of the merger agreement and the performance of the merger agreement;

•

the capital structure and indebtedness of us and our subsidiaries, including our equity awards, the absence of restrictions or liens with respect to the equity interests of us and our subsidiaries, and the absence of declared and unpaid dividends and distributions of us and our subsidiaries;

•	our SEC filings since January 1, 2019, and the financial statements contained in those filings;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	our and our subsidiaries’ status under the Investment Company Act of 1940, as amended;

•

the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

•

conduct of business in all material respects in the ordinary course of business, the absence of any material adverse effect and certain other changes and events with respect to us and our subsidiaries since December 31, 2021 through the date of the merger agreement;

•	the absence of certain undisclosed liabilities;

•

possession of all permits necessary for us and our subsidiaries to own, lease and, to the extent applicable, operate the properties and to carry on our and our subsidiaries’ businesses substantially as currently conducted and the absence of certain conflicts with, or defaults or violations of, such permits;

•	the absence of certain claims, actions, suits, litigation, proceedings, arbitrations or other legal proceedings related to us or our subsidiaries or any investigations by any governmental authority;

•	real property owned and leased by us and our subsidiaries;

•	our and our subsidiaries’ ground leases, leases, budgets, joint ventures, development plans and participation agreements;

•

our and our subsidiaries’ buy/sell, put options, call options, redemption rights, options to purchase, marketing rights, forced sale, tag or drag rights or rights of first offer, rights of first refusal or rights that are similar to any of the foregoing, pursuant to the terms of which we or our subsidiaries could or could be required to purchase or sell the applicable equity interests of any person or any real property or any other material assets, rights or properties of us, our subsidiaries or our minority equity joint ventures (which we collectively refer to as “transfer rights”);

•	environmental matters relating to us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under any material contract, including real property management agreements;

•	tax matters affecting us and our subsidiaries;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	our and our subsidiaries’ information privacy and security policies and procedures;

•	our and our subsidiaries’ insurance policies;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters related to us and our subsidiaries;

•	our contracts, arrangements, understandings, transactions or liabilities with any of our or our subsidiaries’ current or former director or officer and other related parties;

•

the absence of any broker’s, finder’s or similar fees or commissions, other than those payable to our financial advisors, in connection with the mergers and the other transactions contemplated by the merger agreement;

•

the receipt by our board of directors of a fairness opinion from BofA Securities to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the common stock consideration to be paid to holders (other than Parent and its affiliates) of our common stock is fair, from a financial point of view to such holders;

•

the exemption of the mergers and the merger agreement from the requirements of any business combination, control share acquisition, fair price, moratorium or other similar antitakeover statutes or regulations; and

•	the accuracy of the information supplied by us in this proxy statement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the merger agreement, a “material adverse effect” means, with respect to us and our subsidiaries, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (2) would prevent or materially impair our or the Partnership’s ability to consummate the mergers prior to October 18, 2022; provided that, for purposes of clause (1), “material adverse effect” will not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from any of the following:

•

changes in economic, market or business conditions generally in the United States or any other jurisdiction in which we and our subsidiaries operate or in U.S. or global financial markets generally, including changes in interest or exchange rates and conditions related to or resulting from any pandemic or disease outbreak (including the COVID-19 pandemic) or any governmental response or reaction to any of the foregoing;

•	changes in general economic conditions in the industries in which we and our subsidiaries operate;

•	any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;

•

the execution and delivery of the merger agreement or the public announcement of the mergers and the other transactions contemplated by the merger agreement (except this bullet will not apply to certain representations and warranties);

•	the taking of any action expressly required by the merger agreement or any action at the written request or with the prior written consent of Parent;

•	earthquakes, hurricanes, floods or other natural disasters;

•	changes in law or GAAP (or the interpretation thereof) after the date of the merger agreement;

•	pandemics, disease outbreak (including the COVID-19 pandemic) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing;

•

any claim, action, suit, litigation proceeding, arbitration or other legal proceeding made or initiated by any holder of common stock, including any derivative claims, arising out of or relating to the merger agreement, the mergers or the transactions contemplated by the merger agreement;

•

a decline in the trading price or trading volume of the common stock or any change in the ratings or ratings outlook for us or any of our subsidiaries (except this bullet will not apply to the underlying causes thereof); and

•	our failure to meet any internal or analysts’ projections, guidance, budgets, forecasts or estimates (except this bullet will not apply to the underlying causes thereof).

In the case of each of the effects set forth in the first, second, third, fourth, seventh, eighth and ninth bullets above, such effects may be taken into account to the extent that the effects disproportionately affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, compared to other companies in the student housing industry that operate in the same geographical areas where we and our subsidiaries own or lease properties.

The merger agreement also contains customary representations and warranties made, jointly and severally, by the Parent Parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•

their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and, to the extent applicable, operate their properties and to carry on their businesses as presently conducted;

•	the ownership of Merger Sub I and Merger Sub II, and absence of prior conduct of business of the Parent Parties;

•

their limited liability company power and authority to execute and deliver the merger agreement, to perform their obligations under the merger agreement and to consummate the mergers and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•

the absence of conflicts with, or violations of, organizational or governing documents and any applicable law, in each case, in connection with execution and delivery of the merger agreement and the performance of the merger agreement and their obligations thereunder;

•	no vote of Parent’s equity holders is necessary to adopt the merger agreement or to approve any of the transactions contemplated by the merger agreement;

•	filings with or consent of any person in connection with the execution and delivery of the merger agreement or the consummation of the mergers;

•

the equity commitment letter having been made available by Parent to us, the enforceability thereof, and, assuming the accuracy of our and the Partnership’s representations and warranties under the merger agreement and the performance in all material respects by us and the Partnership of our obligations under the merger agreement, at the closing, the net proceeds contemplated by the equity commitment letter will be sufficient for the Parent Parties and the Surviving Entities to pay all amounts required to be paid in connection with the mergers and the equity commitment letter, including payment of the merger consideration, repayment or refinancing of our or our subsidiaries’ debt contemplated by the merger agreement, and payment of all other fees and expenses and obligations required to be paid or satisfied by the Parent Parties in connection with the mergers and the equity financing;

•	the solvency of each of Parent and the Surviving Entities as of the merger effective time and immediately after the consummation of the mergers;

•	the limited guarantee executed by the Sponsor;

•

the absence of any agreements (1) pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the common stock consideration or pursuant to which any of our stockholders has agreed to vote to adopt the merger agreement or to vote against any superior proposal or (2) pursuant to which any of our stockholders has agreed to make an investment in, or contribution to, the Parent Parties in connection with the transactions contemplated by the merger agreement, in each case that would not terminate and be void concurrently with any termination of the merger agreement;

•	the absence of any agreements, arrangements or understandings between the Parent Parties, the Sponsor or any of their respective controlled affiliates, on the one hand, and any member of our management or board of directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by the merger agreement;

•

the absence of any claims, actions, suits, litigation, proceedings, arbitrations or other legal proceedings or investigations to which they are a party which would prevent or materially impair their ability to consummate the merger by October 18, 2022;

•

their compliance with applicable laws, except where the failure to comply with such laws has not had and would not reasonably be expected to prevent or materially impair their ability to consummate the mergers by October 18, 2022;

•

no broker, investment banker or other person being entitled to any broker’s, finder’s or other similar fee or commission payable by us, our affiliates or any of their respective stockholders in connection with the mergers and the other transactions contemplated by the merger agreement;

•

the absence of beneficial ownership of our common stock and their status as not being “interested stockholders” of the Company (as defined in the Maryland General Corporation Law) within the past five years; and

•	the accuracy of the information supplied by the Parent Parties in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the mergers.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we and the Partnership have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between the date of the merger agreement and the earlier of the merger effective time and the termination of the merger agreement in accordance with its terms (which period we refer to as the “interim period”), we and the Partnership will, and will cause our subsidiaries to:

•	conduct our business in all material respects in the ordinary course and in a manner consistent with past practices; and

•

use all reasonable efforts to preserve intact our current business organization, goodwill, ongoing businesses and significant relationships with tenants and other third parties, to retain the services of our current officers at the level of senior vice president or higher subject to the termination of officers for “cause,” to preserve our assets and properties in good repair and condition (normal wear and tear excepted) and to maintain our status as a REIT.

We and the Partnership have also each agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, during the interim period, without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), we and the Partnership will not, and will not cause or permit any of our subsidiaries or any minority equity joint venture over which we, the Partnership or any of our subsidiaries exercise control to, do any of the following, among other things:

•

(1) amend or propose to amend our respective governing documents or, other than in the ordinary course of business, such equivalent organizational or governing documents of any subsidiary, in each case, whether by merger, consolidation or otherwise, (2) waive the “Ownership Limit” (as defined in our charter) or create (or increase) an excepted holder limit under our charter, (3) amend our joint venture agreements (or waive any material provision of our joint venture agreements) or (4) consent to the taking of any “major decision” or similar term under our minority equity joint venture agreements or take any “major decision” or similar term solely in the control of our subsidiaries under the minority equity joint venture agreements;

•

adjust, split, combine, reclassify, or subdivide any of our or our subsidiaries’ shares of stock or other equity securities or ownership interests (other than any wholly owned subsidiary of the Partnership) (or, with respect to a minority equity joint venture or subsidiary thereof, consent to any of the foregoing actions or, if solely in our or our subsidiaries’ control, take any of the foregoing actions);

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to our or our subsidiaries’ stock or other equity securities or ownership interests or otherwise make any payment to our stockholders or other equity holders in their capacity as such, except for (1) the declaration and payment of dividends or other distributions to us or any wholly owned subsidiary by any wholly owned subsidiary (other than distributions by the Partnership), (2) distributions by any subsidiary that is not wholly owned, directly or indirectly, in accordance with the requirements of the organizational documents of such subsidiary, or (3) distributions resulting from the vesting or settlement of compensatory awards in existence as of the date of the merger agreement or issued after the date of the merger agreement in accordance with the merger agreement or pursuant to the existing terms of the deferred compensation plan; provided, that we, the Partnership and each subsidiary REIT may declare and pay a dividend (including under Section 858 or Section 860 of the Code) on our common stock, distributions on the partnership units, and dividends (including under Section 858 or Section 860 of the Code) on such subsidiary REIT’s stock, as applicable, in such amounts determined by us or such subsidiary REIT, as applicable, in its sole discretion exercised in good faith to be required (after giving effect to the foregoing distributions) to be distributed in order for us or such subsidiary REIT to maintain our qualification as a REIT for such year and to avoid or reduce the incurrence of income or excise tax (with any such dividend resulting in a corresponding decrease to the common stock consideration and partnership unit consideration);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of our or our subsidiaries’ capital stock or any other equity interests, except for shares of capital stock withheld by, or forfeited to, us in connection with the vesting and settlement of taxes for outstanding compensatory awards in the ordinary course;

•

except for transactions among us and one or more wholly owned subsidiaries or among one or more wholly owned subsidiaries, issue, sell, pledge, dispose, permit any lien (other than permitted liens) on or grant any shares of our or our subsidiaries’ capital stock or any other equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of (or any rights linked to the value of) our or our subsidiaries’ capital stock or any other equity interests, or enter into any agreement, arrangement or understanding with respect to the sale, registration or voting of our or our subsidiaries’ capital stock or any other equity interests (including forward equity sales), except for the issuance of (1) our common stock upon the exchange of partnership units in accordance with the terms of the partnership agreement, (2) our common stock or partnership units pursuant to the exercise, vesting and/or settlement of compensatory awards outstanding as of the date of the merger agreement in accordance with their terms and (3) pursuant to the terms of the deferred compensation plan;

•

acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any assets or interest in any person, except (1) acquisitions by us or any wholly owned subsidiary of or from an existing wholly owned subsidiary and (2) other acquisitions of personal property and equipment in the ordinary course of business for a purchase price of less than $3,000,000 in the aggregate;

•

sell, mortgage, pledge, lease, license, assign, transfer, abandon, dispose of or permit any material lien on, or effect a deed in lieu of foreclosure with respect to, any real property or any other material property, material rights or material assets of ours, our subsidiaries, our minority equity joint ventures or any of their subsidiaries, except pursuant to residential leases for student housing or commercial leases (other than those providing for annual rentals of $2,000,000 or more) or permitted liens, in each case, incurred in the ordinary course of business;

•

incur, create, assume, guarantee, refinance, replace or prepay any of our or our subsidiaries’ indebtedness for borrowed money or issue or materially amend the terms of any indebtedness, except (1) the replacement of our current revolving loan facility with a replacement revolving loan facility on substantially the same terms as our current revolving loan facility, in a principal amount of no more than $260,000,000, provided that the replacement revolving loan facility shall be prepayable and terminable at any time without premium or penalty and shall provide for interest rates no higher than our current revolving loan facility, (2) new incurrences of indebtedness under our current revolving loan facility or any replacement revolving loan facility in the ordinary course of business that does not, in the aggregate, exceed $60,000,000, (3) new incurrence of indebtedness under our current revolving loan facility or any replacement revolving loan facility to repay our existing term loan, in an amount that does not, in the aggregate, exceed $200,000,000, (4) repayments under our current revolving loan facility or any replacement revolving loan facility in the ordinary course of business consistent with past practice (specifically excluding the loans secured directly or indirectly by any of our properties) and (5) mandatory payments under the terms of any indebtedness in accordance with its terms, including the repayment of our existing term loan at the maturity thereof and in accordance with the foregoing clause (4);

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than by us or a wholly owned subsidiary to us or a wholly owned subsidiary;

•

enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, other than any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action by us or any of our subsidiaries; provided, however, that if Parent fails to respond to our written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request, Parent will be deemed to have given its written consent to such action;

•

make any payment, direct or indirect, of any liability of ours or our subsidiaries before the same comes due in accordance with its terms, other than (1) in the ordinary course of business, or (2) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the merger agreement;

•

waive, release, assign, settle or compromise any claim, action, suit, litigation, arbitration or other legal proceeding, other than waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $10,000,000 in the aggregate, (2) do not involve the imposition of injunctive relief against us, any of our subsidiaries or the Surviving Entities, (3) do not provide for any admission of liability by us or any of our subsidiaries, and (4) with respect to any action involving any present, former or purported holder or group of holders of common stock comply with the provisions of the merger agreement (excluding, in each case, any such matter related to taxes);

•

(1)(a) except where due to cause, terminate any executive officer, or (b) hire any executive officer or any employee who is not an executive officer, other than with respect to a non-executive officer employee with a prospective annual base salary of not more than $200,000, (2) increase in any manner the amount, rate or terms of compensation or benefits of any of our or our subsidiaries’ directors, officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as required under our or our subsidiaries’ benefit plans or as may be required to comply with applicable law, (3) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual employee benefit plan renewals or as may be required to comply with applicable law, (4) grant to any of our or our subsidiaries’ directors, officers or employees any new or additional entitlement to severance or termination pay or any other payments or benefits triggered by a change of control or by the transactions contemplated by the merger agreement or (5) recognize any union or other labor organization as the representative of any of our or our subsidiaries’ employees, or enter into collective bargaining agreement with any labor organization;

•

make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2021, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable law, or as otherwise specifically disclosed in our SEC documents filed prior to the date hereof;

•	enter into any new line of business;

•

enter into or modify in a manner adverse to us, any of our subsidiaries or any minority equity joint venture, or take (or fail to take) any action that would violate, be inconsistent with, or give rise to liability with respect to, any tax protection agreement, make, change or rescind any entity classification or other material election relating to taxes, change a material method of tax accounting, change any tax accounting period, file or amend any material tax return, settle or compromise any material tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, knowingly surrender any right to claim any material tax refund, or give or request any waiver or extension of a statute of limitation with respect to any material tax return or tax claim or assessment except, in each case, (1) to the extent required by law, or (2) to the extent necessary, as reasonably determined after consultation with Parent, (a) to preserve our or any subsidiary REIT’s qualification as a REIT under the Code, or (b) to qualify or preserve the status of any of our subsidiaries or any minority equity joint venture as a disregarded entity or partnership for U.S. federal income tax purposes or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary” under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause us or any subsidiary REIT to fail to qualify as a REIT or any of our subsidiaries (including any subsidiary of a minority equity joint venture) to cease to be treated as (1) a partnership or disregarded entity for federal income tax purposes, or (2) a REIT, “qualified REIT subsidiary” or a “taxable REIT subsidiary” under the applicable provisions of Section 856 of the Code, as the case may be;

•

make or commit to make any capital expenditures other than (1) capital expenditures of up to (a) with respect to each project, 110% of the respective amounts specified for such project in the capital expenditure budget and (b) 105% of the amount specified for all such expenditures in the capital expenditure budget taken as a whole or (2) for emergency repairs required by law;

•

adopt a plan of merger or complete or partial liquidation with respect to us or any of our subsidiaries or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization (or, with respect to our minority equity joint ventures or subsidiary thereof, consent to any of the foregoing actions or, if solely in our or our subsidiaries’ control, take any of the foregoing actions);

•	materially modify or reduce the amount of any insurance coverage provided by our insurance policies, except in the ordinary course of business;

•

make any material adverse change to our publicly posted privacy policies or the operation or security of our information system, software, website, system, network or hardware that is used in the course of our business activities, except as required by applicable law;

•

(1) initiate or consent to any zoning reclassification of any of our properties, or any change to any approved site plan, special use permit or other land use entitlement affecting any of our properties, except with respect to land held for development, or (2) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any of our or our subsidiaries’ permits, (or, in the case of clauses (1) and (2), with respect to our minority joint ventures or any subsidiary thereof or property owned thereby, consent to any of the foregoing actions or, if solely in our or our subsidiaries’ control, take any of the foregoing actions), in each case of clauses (1) and (2), except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject property;

•	apply for or receive any relief under laws related to the COVID-19 pandemic; or

•	authorize or enter into any contract to do any of the foregoing.

Stockholders’ Meeting

Under the merger agreement, we are required, as promptly as practicable following the date that this proxy statement is cleared by the SEC, in accordance with applicable law and our governing documents, to establish a record date for, duly call, give notice of, convene and hold a special meeting of stockholders for the purpose of obtaining the stockholder approval (provided that the record date is not more than 90 days prior to the date of the special meeting).

We are required to, through our board of directors, recommend to holders of our common stock that they vote in favor of the merger proposal so that we may obtain the stockholder approval of the merger proposal, include such recommendation of our board of directors in this proxy statement and solicit and use commercially reasonable efforts to obtain the stockholder approval of the merger proposal by our common stockholders, except to the extent that our board of directors has effected an adverse recommendation change, as permitted by and determined in accordance with the provisions described below under the section entitled “—Obligation of Our Board of Directors with Respect to Its Recommendation.” Without the prior written consent of Parent, (1) the approval of the merger will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by our stockholders in connection with the merger agreement or the approval of the merger) that we will propose to be acted on by our stockholders at the special meeting and (2) we will not submit to the vote of our stockholders any competing proposal. We will cooperate with and keep Parent reasonably informed on a reasonably current basis regarding our solicitation efforts and voting results following the dissemination of the proxy statement to our stockholders. Unless the merger agreement is terminated in accordance with its terms, our obligation to duly call, give notice of, convene and hold the special meeting will not be affected by an adverse recommendation change.

Notwithstanding anything to the contrary contained in the merger agreement, after consultation with Parent, we may adjourn or postpone the special meeting, if, on the date for which the special meeting is scheduled, we have not received proxies representing a sufficient number of shares of common stock to obtain the stockholder approval, whether or not a quorum is present, to the extent required by applicable law to provide any required disclosure to our stockholders or to the extent necessary to solicit additional proxies; provided, that, without the prior written consent of Parent, the special meeting will not be postponed or adjourned to a date that is more than 30 days after the date for which the special meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or more than 120 days from the record date for the special meeting.

For purposes of the merger agreement, “competing proposal” means any proposal or offer from any “person or group” (as defined in the Exchange Act), whether in one transaction or a series of related transactions, relating to any:

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merger, consolidation, share exchange, business combination or similar transaction involving us, the Partnership or Holdings or one or more of our subsidiaries representing 15% or more of our consolidated assets, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets);

•	sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any of our or our subsidiaries’ assets representing 15% or more of our consolidated assets, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets);

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issue, sale or other disposition by us or any of our subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the outstanding shares of common stock or of the votes associated with the outstanding shares of common stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings;

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tender offer or exchange offer in which any person or group will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of common stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings;

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recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to us or the Partnership in which any person or group, or the direct or indirect stockholders thereof, will acquire beneficial ownership of 15% or more of the outstanding shares of common stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings (in each case, or equity of the resulting company); or

•	transaction that is similar in form, substance or purpose to any of the foregoing transactions.

The term “competing proposal,” however, does not include (1) the mergers or any of the other transactions contemplated by the merger agreement or (2) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among us and one or more of our wholly owned subsidiaries or solely among our wholly owned subsidiaries.

Agreement to Take Certain Actions

Upon the terms and subject to the conditions of the merger agreement, each of the Company, the Partnership and the Parent Parties will, and will cause their respective subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement, including:

•	taking all actions necessary to cause the closing conditions set forth in the merger agreement to be satisfied;

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preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the merger agreement;

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obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement and the making of all necessary or advisable registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the mergers and the other transactions contemplated by the merger agreement;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the mergers so as to enable the closing to occur as soon as reasonably possible; and

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executing and delivering any additional instruments necessary or advisable to consummate the mergers and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

None of the parties, however, will have any obligation (1) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries or their affiliates or (2) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

Nothing in the merger agreement requires Parent or any affiliates of Parent, including Blackstone, to agree or otherwise be required to take any action, including any action with respect to any affiliates of Parent (including Blackstone, any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or its affiliates, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to the Parent Parties and their subsidiaries (including, following the closing, the Surviving Entities and their subsidiaries)).

Each party to the merger agreement will, and will cause their respective subsidiaries to:

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give any notices to third parties and use, and cause each of their respective subsidiaries to use, its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement;

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furnish to the other party the necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority; and

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cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between such party and any governmental authority with respect to the merger agreement.

To the extent reasonably practicable, the parties or their representatives will have the right to review in advance, and each of the parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the mergers and the other transactions contemplated by the merger agreement, except that confidential competitively sensitive business information may be redacted from such exchange. To the extent reasonably practicable, no party will, nor will it permit its representatives to, participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry in connection with the mergers or the other transactions contemplated by the merger agreement without giving the other parties prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other parties the opportunity to attend or participate in any such meeting with such governmental authority.

Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any person with respect to the mergers and the other transactions contemplated by the merger agreement, without the prior written consent of Parent, we, our subsidiaries and our representatives will not, and no party nor any of their subsidiaries or representatives will be obligated to, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such person. Subject to the immediately foregoing sentence, the parties will cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

We and our representatives will give prompt notice to the Parent Parties and the Parent Parties and their respective representative will give prompt notice to us of any notice or other communication received by such party from any governmental authority in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement, or from any person alleging that the consent of such person is or may be required in connection with the merger agreement, the mergers or the transactions contemplated by the merger agreement.

We will give prompt notice to the Parent Parties, and the Parent Parties will give prompt notice to us, if (1) any representation or warranty made by it contained in the merger agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by October 18, 2022 or (2) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement; provided, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement or any remedies for any breach of the representations, warranties, covenants or agreements under the merger agreement.

We and our representatives will give prompt notice to the Parent Parties and the Parent Parties and their respective representative will give prompt notice to us of any action, lawsuit or other legal proceeding relating to the merger agreement, the mergers or the other transactions contemplated by the merger agreement and which is ongoing or to the informing parties’ knowledge, threatened against, relating to or involving it, its subsidiaries or their respective directors, officers, or partners, and to keep the other parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties such information relating to such action, lawsuit or other legal proceeding as may be reasonably requested, subject to the preservation of privilege). We and our representatives will give Parent the opportunity to reasonably participate in the defense and settlement of any such action, lawsuit or other legal proceeding against us, our subsidiaries or our or their directors, officers or partners relating to the merger agreement and the transactions contemplated by the merger agreement, will give due consideration to Parent’s advice with respect to such action, lawsuit or other legal proceeding and no such settlement will be agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

No Solicitation of Competing Proposals

From and after the date of the merger agreement until the earlier of the closing or the date on which the merger agreement is terminated in accordance with its terms, we have agreed that, except as permitted by certain exceptions described below, we will, and will cause each of our subsidiaries and our and their directors and officers to, and will direct our other representatives to immediately cease any activities, solicitation, encouragement, discussions or negotiations with any person with respect to any competing proposal or inquiry (as described below).

We have further agreed that, except as permitted by certain exceptions described below, we will not, directly or indirectly:

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solicit, initiate or knowingly facilitate or encourage, provide any non-public information to, or take any other action for the purpose of encouraging or facilitating, any competing proposal or inquiry;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, any competing proposal or inquiry;

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enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other contract (other than an acceptable confidentiality agreement) with respect to a competing proposal or that would reasonably be expected to lead to a competing proposal or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement (any such contract, an “alternative acquisition agreement”); or

•	resolve, propose or agree to do any of the foregoing.

At any time prior to obtaining the stockholder approval, we may, directly or indirectly through one or more of our representatives, (1) participate or engage in discussions or negotiations with, furnish information (including non-public information) relating to us and our subsidiaries or (2) afford access to our and our subsidiaries’ business, properties, assets, books, records or other non-public information, or to any personnel, in each case, pursuant to an acceptable confidentiality agreement, to, any person or group of persons that has made, renewed or delivered to us a bona fide written competing proposal after the date of the merger agreement and prior to obtaining the stockholder approval (that did not result from a breach of our obligations described under this section “—No Solicitation of Competing Proposals” and in the section entitled “—Obligation of Our Board of Directors with Respect to Its Recommendation”) or to such person’s representatives; provided, that:

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our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal; and

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we will promptly (and, in any event, within 24 hours) notify Parent in writing if we take any such actions and, subject to applicable law, any non-public information concerning us or our subsidiaries that is provided to such person or its representatives that was not previously provided to Parent or its representatives will be provided or made available to Parent promptly (and, in any event, within 24 hours) following such time as it is provided or made available to such person.

If we receive a competing proposal or inquiry, we will:

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promptly (and in any event no later than 24 hours) after receipt of such competing proposal or inquiry, advise Parent in writing of the receipt of such competing proposal or inquiry, the identity of the person or group making such competing proposal or inquiry and the material terms and conditions thereof, and provide to Parent copies of any such competing proposal or inquiry made in writing and any written documentation (including drafts of proposed agreements and correspondence relating thereto); and

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keep Parent advised, on a reasonably prompt basis (and in any event within 24 hours), of all material developments, discussions or negotiations regarding any competing proposal or inquiry and the status of such competing proposal or inquiry, including notifying Parent of any change to the financial or other material terms and conditions of any competing proposal or inquiry and providing Parent copies of any written documentation (including drafts of proposed agreements and correspondence relating thereto, except that we may redact the documentation and terms and conditions of any such competing proposal or inquiry, to the extent we determine in good faith, after consultation with our outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the person making such competing proposal or inquiry.

Neither we nor any of our subsidiaries may, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit us from providing any information required to be provided to Parent in accordance with the merger agreement.

For purposes of the merger agreement, “inquiry” means any inquiry, indication of interest or request for information or discussions from any person or group that constitutes, or could reasonably be expected to lead to, a competing proposal.

For purposes of the merger agreement, “superior proposal” means a written competing proposal made by any “person or group” (as such term is defined in the Exchange Act) (except for purposes of this definition, the references in the definition of “competing proposal” to 15% will be replaced with 50%) that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel and after taking into consideration (1) all of the terms and conditions of the competing proposal and the merger agreement (as it may be proposed to be amended by Parent) and (2) the feasibility and certainty of consummation of such competing proposal on the terms proposed (taking into account all legal, financial, financing, regulatory approvals, conditionality, breakup fee provisions and other aspects of such competing proposal and conditions to consummation thereof that our board of directors deems relevant)) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of common stock (solely in their capacities as stockholders) than the mergers and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by Parent) and is reasonably likely to be consummated.

In addition, the merger agreement provides that we may not, nor may we permit any of our subsidiaries to, release any person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a competing proposal or inquiry or similar matter in any contract to which we or any of our subsidiaries is a party; provided, that, if our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the duties of our board of directors under applicable law, we may grant a limited waiver of any standstill provision solely to the extent necessary to permit any person to make a non-public competing proposal to our board of directors and, to the extent permitted by the merger agreement, thereafter negotiate and enter into any transaction in connection therewith. The merger agreement also provides that neither we nor our board of directors will take any action to exempt any person (other than any Parent Party or their affiliates) from or render inapplicable the “Ownership Limit” (as defined in our charter) (including by establishing or increasing an excepted holder limit under our charter), or any takeover statute, in each case, unless such actions are taken concurrently with the termination of the merger agreement in accordance with the provisions described in the second bullet point in the section entitled “—Termination of the Merger Agreement—Termination by the Company.”

Obligation of Our Board of Directors with Respect to Its Recommendation

Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof will:

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fail to recommend to our stockholders that the stockholder approval be given or fail to include in this proxy statement its recommendation that our common stockholders approve the merger and the other transactions contemplated by the merger agreement;

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change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, its recommendation that our common stockholders approve the merger and the other transactions contemplated by the merger agreement;

•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer;

•	adopt, approve or recommend, or publicly propose to or agree to adopt, approve or recommend to our stockholders any competing proposal; or

•	authorize, cause or permit us or any of our subsidiaries to enter into an alternative acquisition agreement.

We refer to any action in the first four bullets above as an “adverse recommendation change.”

Prior to obtaining the stockholder approval, if (1) we have not breached our obligations described in the section entitled “—No Solicitation” in any material respect and also have not breached our obligations described under this section “—Obligation of Our Board of Directors with Respect to Its Recommendation” in any respect and (2) we receive an unsolicited bona fide written competing proposal that did not result from a breach of our obligations described in the section entitled “—No Solicitation” or under this section “—Obligation of Our Board of Directors with Respect to Its Recommendation,” and our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) constitutes a superior proposal, then our board of directors is permitted to make an adverse recommendation change and/or terminate the merger agreement in accordance with its terms in order to substantially concurrently enter into an alternative acquisition agreement providing for the implementation of such competing proposal (as described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company”), if and only if:

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our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel), that failure to take such action would be inconsistent with the duties of our board of directors under applicable law;

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we have given Parent at least three business days’ prior written notice of our intention to take such actions (which notice will include the identity of the person or group making such competing proposal and the material terms and conditions thereof, as well as copies of any written proposals or offers and any proposed written agreements providing for such superior proposal);

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during the three business day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such third business day (which we refer to as the “match period”), we have negotiated, and caused our representatives to negotiate, with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing revisions to the terms and conditions of the merger agreement so that our board of directors would no longer determine that such competing proposal constitutes a superior proposal or the failure to make an adverse recommendation change and/or enter into an alternative acquisition agreement in response to such superior proposal would be inconsistent with the duties of our board of directors under applicable law; and

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at the end of the match period, our board of directors has considered any revisions to the terms of the merger agreement proposed in writing by Parent and has determined in good faith (after consultation with our financial advisor and outside legal counsel) that the competing proposal would nevertheless continue to constitute a superior proposal and that the failure to make an adverse recommendation change and/or enter into an alternative acquisition agreement in response to such superior proposal would continue to be inconsistent with the duties of our board of directors under applicable law, in each case, if the revisions proposed by Parent were given effect; provided, that, in the event of any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, we will, in each case, be required to deliver to Parent an additional written notice consistent with that described in the second bullet above and the match period will recommence (provided that any such new match period will be a period of two business days following receipt by Parent of any such additional notice) and we will be required to comply with the bullet immediately above and this bullet anew.

Prior to obtaining the stockholder approval, our board of directors may effect an adverse recommendation change, other than in connection with a superior proposal, in response to an intervening event if:

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our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) that the failure to effect an adverse recommendation change would be inconsistent with the duties of our board of directors under applicable law;

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we have provided prior written notice to Parent at least four business days in advance to the effect that our board of directors has so determined and resolved to effect such adverse recommendation change, which notice will specify and describe the facts and circumstances relating to the applicable intervening event in reasonable detail and the factual bases for our board of directors’ determination that such events or circumstances constitute an intervening event;

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prior to effecting such an adverse recommendation change, we and our representations have negotiated with Parent and its representatives in good faith during the four-business day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such fourth business day (to the extent that Parent desires to so negotiate) to allow Parent to propose such adjustments to the terms and conditions of the merger agreement to obviate the need to effect an adverse recommendation change in response to such intervening event; and

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at the end of such four business day period, our board of directors determines (after consultation with our financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement) in good faith that the failure to make an adverse recommendation change in response to such intervening event would continue to be inconsistent with the duties of our board of directors under applicable law if the revisions proposed by Parent were given effect.

For purposes of the merger agreement, “intervening event” means a change in circumstances or development occurring or arising after the date of the merger agreement that materially affects the business, assets or operations of us and our subsidiaries, taken as a whole, and that was not known to or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) by our board of directors prior to the execution of the merger agreement, which change in circumstances or development becomes known to our board of directors prior to the receipt of the stockholder approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been an intervening event:

•	the receipt, existence or terms of any competing proposal, any inquiry or any matter relating thereto or consequence thereof;

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the fact that, in and of itself, we meet or exceed any internal or published projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided, however, that the underlying causes of such change will not be excluded by this bullet);

•	changes in the market price or trading volume of shares of our common stock (provided, however, that the underlying causes of such change will not be excluded by this bullet); or

•	any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of a “material adverse effect.”

Nothing contained in the merger agreement prohibits us, our board of directors or our representatives from:

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taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to our stockholders pending disclosure of our position thereunder; provided, that any such disclosure does not contain an adverse recommendation change;

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disclosing to our stockholders any factual information regarding our business, financial condition or results of operations or the fact that a competing proposal has been made, the identity of the person making such competing proposal or the material terms of such competing proposal, in each case, that our board of directors determines in good faith (after consultation with our outside legal counsel) that such disclosure is required under applicable law, and disclosure under this bullet will not limit or otherwise affect our or our board of directors’ obligations (or the obligations of any committee thereof) under the merger agreement and no such disclosure will, taken by itself, be deemed to be an adverse recommendation change; or

•	communicating in writing with any person (or its representatives) to the extent necessary to direct such person to our obligations under the merger agreement;

provided, that (1) our board of directors (or any committee thereof) will not make any adverse recommendation change, except in accordance with the terms of the merger agreement, and (2) any statement or disclosure made by us or our board of directors (or a committee thereof) pursuant to the preceding three bullets must be subject to the terms and conditions of the merger agreement and that nothing in the foregoing will be deemed to permit us or our board of directors (or any committee thereof) to effect an adverse recommendation change.

Employee Benefits

From and after the merger effective time and for a period of not less than 12 months after the closing date, solely during any period of employment, Parent will, or will cause the Surviving Entities to, provide to each of our and our subsidiaries’ employees who continues employment with Parent, us or our subsidiaries following the merger effective time (each, a “continuing employee”) with (1) a base salary that is no less than the base salary as provided to such continuing employee immediately prior to the merger effective time, (2) paid-time off, qualified defined contribution retirement and health insurance benefits that are not less favorable, in the aggregate, than as provided to each such continuing employee immediately prior to the merger effective time, and (3) severance benefits as agreed by us and Parent, which benefits are no less favorable than the severance benefits provided to each such continuing employee immediately prior to the merger effective time. In addition, for each continuing employee who remains employed by Parent, us or our subsidiaries on December 31, 2022, subject to certain exclusions as provided in the merger agreement, (A) such continuing employee will be eligible to receive (x) an annual cash bonus with respect to fiscal 2022 no less than the annual cash bonus paid to such continuing employee with respect to fiscal 2021 and (y) a “deferred cash award” with a value no less than the grant date value of the restricted stock award granted to such employee with respect to fiscal 2021 and (B) generally, such continuing employee’s fiscal 2023 annual cash bonus targets will be no less than the fiscal 2022 annual cash bonus targets, as specified in the merger agreement.

Parent will ensure that, as of the merger effective time, each continuing employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with us or our subsidiaries (or predecessor employers to the extent we or our subsidiaries provide such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entities, as applicable, in which such employees became participants; provided, however, that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the merger effective time, Parent will, or will cause the Surviving Entities to, credit to continuing employees the amount of vacation time that such employees had accrued under any of our or our subsidiaries’ applicable benefit plans as of the merger effective time.

With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entities for the benefit of continuing employees, Parent will (1) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any preexisting condition limitations under such plan, and (2) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar benefit plan for the plan year that includes the merger effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entities, as applicable, for the plan year in which the merger effective time occurs.

Financing Cooperation

The consummation of the mergers is not conditioned upon Parent’s receipt of financing. Prior to the closing date, we will use our commercially reasonable efforts to provide, and will cause each of our subsidiaries to use its commercially reasonable efforts to provide, to the Parent Parties, in each case at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent in connection with the offering, arrangement, syndication, consummation or issuance of any financing with respect to us, our subsidiaries or our properties (the “debt financing”) (provided that such requested cooperation does not unreasonably interfere with our ongoing operations), including using commercially reasonable efforts to:

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upon reasonable notice, direct our and our subsidiaries’ employees with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the debt financing), drafting sessions, road shows, rating agency presentations and due diligence sessions and other syndication activities and presentations with prospective lenders at reasonable times and locations mutually agreed; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;

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provide reasonable and customary assistance to Parent with the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents reasonably necessary in connection with the debt financing and provide reasonable cooperation with the due diligence efforts of any source of any debt financing to the extent reasonable and customary; in each case in this bullet (1) subject to customary confidentiality provisions and disclaimers, (2) as reasonably requested by Parent and (3) limited to information to be contained therein with respect to us and our subsidiaries;

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furnish Parent, reasonably promptly upon written request, with such historical and projected financial, statistical and other pertinent information relating to us and our subsidiaries as may be reasonably requested by Parent, as is usual and customary for debt financings and reasonably available and prepared by or for us or our subsidiaries in the ordinary course of business;

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assist with the preparation of customary definitive loan documentation contemplated by the debt financing (including schedules), including any customary guarantee, pledge and security documents (provided that any such documents or agreements and any obligations contained in such documents will be effective no earlier than as of the partnership merger effective time);

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provide to Parent upon written request all documentation and other information with respect to us and our subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the debt financing, in each case as reasonably requested by Parent;

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cooperate in connection with the repayment or defeasance of any of our or any of our subsidiaries’ existing indebtedness as of, and subject to the occurrence of, the closing and the release of related liens following the repayment in full of such indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices within the time periods contemplated under any of our or our subsidiaries’ existing loans as are reasonably requested by Parent (provided that we and our subsidiaries will not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the closing);

•	cooperate with obtaining customary title insurance with respect to each material real estate property owned or leased by us or our subsidiaries as reasonably requested by Parent;

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provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the debt financing;

•	cause our independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the debt financing;

•	provide customary authorization letters authorizing the distribution of our information to prospective lenders in connection with a syndicated bank financing;

•

consent to the use of our logos in connection with the debt financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage our reputation or goodwill;

•

reasonably cooperate with the marketing efforts of Parent and its financing sources for any debt financing to be raised by Parent to complete the mergers and the other transactions contemplated by the merger agreement;

•

as may be reasonably requested by Parent, following the obtainment of the stockholder approval, form new direct or indirect wholly owned subsidiaries pursuant to documentation reasonably satisfactory to us and Parent;

•

as may be reasonably requested by Parent, and no earlier than immediately prior to the partnership merger effective time on the closing date, and provided such actions would not adversely affect our or any of our subsidiaries’ tax status or cause us or any of our subsidiaries to be subject to additional taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under the merger agreement, transfer or otherwise restructure our ownership of existing subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to us and Parent;

•

to the extent reasonably requested by Parent and necessary in connection with the debt financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source;

•

to the extent reasonably requested by Parent and necessary in connection with the debt financing, provide customary and reasonable assistance to allow Parent and its representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each real estate property owned and, subject to obtaining required third-party consents with respect thereto (which we will use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), with respect to our or our subsidiaries’ ground leased property (provided, however, that (1) neither Parent nor its representatives will have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (2) Parent will schedule and coordinate all inspections with us in accordance with the terms of the merger agreement, and (3) we will be entitled to have representatives present at all times during any such inspection); and

•

to the extent necessary or advisable, reasonably cooperate to facilitate, effective no earlier than the closing, the execution and delivery of definitive financing, pledge, security and guarantee documents reasonably requested by Parent and required in connection with the debt financing, including customary indemnities and bring down certificates issued in connection with a securitization of the debt financing.

Notwithstanding the foregoing, we will not be required to provide, or cause our subsidiaries to provide, cooperation to the extent that it:

•	unreasonably interferes with our or our subsidiaries’ ongoing business;

•

requires us or our subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the debt financing prior to the closing of the mergers (except those fees, expenses and liabilities for which we are reimbursed by Parent);

•

requires us or our subsidiaries or our or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the debt financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained, in each case, which is not contingent upon the closing of the merger or that would be effective at or prior to the partnership merger effective time;

•	requires us or our subsidiaries or our or their counsel to give any legal opinion;

•	requires us or our subsidiaries to provide any information that is prohibited or restricted by applicable law;

•

requires us or our subsidiaries to provide access to or disclose information that we or any of our subsidiaries determine would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that we and the Partnership will use reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this bullet);

•

requires us or our subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, our or their organizational documents, or would result in a violation or breach of, or default under, any material contract to which we or our subsidiaries is a party or under applicable laws;

•

would result in any of our or our subsidiaries’ officers or directors incurring personal liability with respect to any matter relating to the debt financing or requires any of our or our subsidiaries’ officers, directors or other representatives to deliver any certificate that such officer, director or other representative reasonably believes, in good faith, contains any untrue certifications; or

•	requires us or our subsidiaries or our or their representatives, as applicable, to waive or amend any terms of the merger agreement.

We and the Partnership will not be in breach of the merger agreement because of the failure to deliver any financial or other information that (A) is not currently readily available to us or our subsidiaries on the date of the merger agreement and is not otherwise prepared in our or our subsidiaries’ ordinary course of business at the time requested by Parent or (B) for the failure to obtain review of any financial or other information by our accountants after using commercially reasonable efforts to obtain the same. In no event will we or our subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by us, our subsidiaries or any of our or their respective affiliates or representatives) or expense (including legal and accounting expenses) in connection with assisting the Parent Parties in arranging the debt financing or as a result of any information provided by us, our subsidiaries or any of our or their respective affiliates or representatives in connection with the debt financing (except those fees, expenses, financial commitments or other financial obligations for which we are reimbursed by Parent). The parties agree and acknowledge that the obligations set forth in this section “—Financing Cooperation” represent our, our subsidiaries and our respective affiliates sole obligation with respect to cooperation in connection with the debt financing.

Parent has agreed that it will promptly reimburse us and our subsidiaries upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) (other than in respect of the preparation of customary historical financials) incurred by us, our subsidiaries or any of our representatives in connection with our cooperation obligations under this section “—Financing Cooperation,” any action taken by us, our subsidiaries or our representatives at the request of Parent pursuant to this section “—Financing Cooperation,” and will indemnify and hold harmless us, our subsidiaries and each of our representatives and each of our respective present and former directors, officers, employees and agents (collectively, the “financing indemnified parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of us in connection with the arrangement and consummation of the debt financing and any information used in connection with the debt financing(other than the information provided in writing by us or our subsidiaries to Parent specifically in connection with our obligations pursuant this section “—Financing Cooperation”).

The Parent Parties have agreed that they and their affiliates will not, without our prior written consent, enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential source of debt financing that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such source of debt financing to provide debt financing or other assistance to any other party in any other transaction involving us or our subsidiaries (provided that this will not prohibit the establishment of customary “tree” arrangements).

At our request, Parent will keep us reasonably informed in reasonable detail of the status of its efforts to arrange the debt financing.

Assumed Indebtedness

Promptly upon the request of Parent, we and the Partnership will or will cause our subsidiaries to (to the extent applicable) and will use commercially reasonable efforts to cause our minority joint ventures to, deliver to each of the lenders or any agent or trustee acting on their behalf (each, an “existing lender”) under certain indebtedness identified by Parent (the “assumed indebtedness”), a notice prepared by Parent, in form and substance reasonably approved by us, requesting that such existing lender deliver to Parent and us or our applicable subsidiary a written statement and documents (the “assumption documents”) (A) confirming (1) the aggregate principal amount of the indebtedness outstanding under such assumed indebtedness, (2) the date to which interest and principal has been paid in respect of such assumed indebtedness, and (3) the amount of any escrows being held by such existing lender in respect of such assumed indebtedness; and (B) consenting to the assumption of the existing indebtedness, the replacement of any guaranty and the consummation of the mergers and the other transactions contemplated by the merger agreement, and to the modifications of the terms of such assumed indebtedness that Parent may reasonably request after the date hereof; provided that we will be informed of any such request or modification.

Parent will pay all fees and expenses payable in connection with the assumption documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the existing lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the existing lenders as a condition to issuance of the assumption documents. None of us or our subsidiaries will be obligated to pay any commitment or similar fee or incur any other expense, liability or obligation in connection with this section “—Assumed Indebtedness” before the closing, and Parent will indemnify and hold harmless us and our subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us in connection with their actions and cooperation pursuant to this section “—Assumed Indebtedness.”

Pre-Closing Transactions

In addition, the merger agreement requires that we and the Partnership use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (1) convert or cause the conversion of one or more wholly owned subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more wholly owned subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (2) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by us in one or more wholly owned subsidiaries (including to us or any other wholly owned subsidiary) at a price and on such other terms as designated by Parent, (3) exercise any of our or our wholly owned subsidiary’s right to terminate or cause to be terminated any contract to which we or it is a party, and (4) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of our or our wholly owned subsidiaries’ assets (including to us or any other wholly owned subsidiary) at a price and on such other terms as designated by Parent.

These rights of Parent are limited, however, in that (1) we and any of our subsidiaries will not be required to take any action that contravenes any of our or our subsidiaries’ organizational documents, any material contract or applicable law, (2) any such conversions, exercises of any rights of termination or other terminations, sales or transactions must be contingent upon all conditions to the merger under the merger agreement having been satisfied or waived and our receipt of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the closing of the mergers and irrevocably waiving any right to claim that the conditions to their obligations to consummate the mergers have not been satisfied (other than delivery by us at the closing of the merger of the required certificate and the opinion of counsel), together with any other evidence reasonably requested by us that the closing of the merger will occur, (3) such actions (or the inability to complete them) will not affect or modify the obligations of the Parent Parties under the merger agreement, including the amount of or timing of the payment of the merger consideration or the obligation to complete the mergers in accordance with the terms of the merger agreement, (4) we and our subsidiaries will not be required to take any action that could adversely affect our classification, or any of our subsidiaries’ or minority equity joint venture subsidiary’s classification, as a REIT or that could subject us or any such subsidiary that qualifies as a REIT to any “prohibited transactions” taxes or certain other material taxes under the Code (or other material entity-level taxes), (5) we and our subsidiaries will not be required to take any such action that could result in any tax being imposed on, or any material adverse tax consequences to any of our stockholders or other equity interest holders (in such person’s capacity as a stockholder or other equity interest holder), that are incrementally greater or more adverse, as the case may be, than the taxes or other material adverse tax consequences that would be imposed on such party in connection with the consummation of the merger agreement in the absence of such action taken, and (6) we and our subsidiaries will not be required to provide any material non-public information to a third party other than Parent and its affiliates or their respective representatives. Parent will, promptly upon our request, reimburse us for all reasonable out-of-pocket costs incurred by us or our subsidiaries in performing these obligations. Parent will also indemnify us and our subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us or our subsidiaries arising out of such obligations (and in the event the mergers and the other transactions contemplated by the merger agreement are not consummated, Parent will promptly reimburse us for any reasonable out-of-pocket costs incurred by us or any of our subsidiaries not previously reimbursed).

Certain Other Covenants

The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•

giving Parent and its representatives reasonable access during normal business hours and upon reasonable advance notice to our and our subsidiaries’ respective properties, offices, books, contracts, personnel and records;

•	confidentiality;

•	the interim operations of Merger Sub I and Merger Sub II;

•	the consultation regarding any press releases or other public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement;

•	the indemnification of our and our subsidiaries’ directors and officers;

•	notification of certain matters;

•	certain matters related to Section 16(a) of the Exchange Act and Rule 16b-3 thereunder;

•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the merger agreement, the mergers and the transactions contemplated by the merger agreement;

•	delisting our common stock from the NYSE and deregistering our common stock under the Exchange Act;

•	our termination or settlement of certain contracts;

•	the resignation of our directors;

•	certain tax matters;

•	requirements with respect to, and restrictions on, our and our subsidiaries’ exercise of any transfer rights that become exercisable during the interim period;

•

at Parent’s written request, reasonably cooperating with Parent in redeeming, discharging, purchasing or assuming all the outstanding senior notes under the Partnership’s outstanding indenture as described in the merger agreement; and

•	certain internal restructuring transactions contemplated in the disclosure schedules.

Conditions to the Mergers

The respective obligations of the parties to the merger agreement to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, waiver of the following mutual conditions:

•	the stockholder approval has been obtained in accordance with applicable law and our charter and bylaws; and

•

no judgment, injunction, order or decree prohibiting the consummation of the mergers has been issued by any governmental authority of competent jurisdiction and remains in effect, and there has not been any law enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement and remains in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the mergers or the other transactions contemplated by the merger agreement.

Our and the Partnership’s obligation to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•

(1) the representations and warranties of the Parent Parties regarding their power and authority to enter into the merger agreement and the enforceability thereof must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, and (2) each of the other representations and warranties of the Parent Parties must be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (a) in each case, representations and warranties that are made as of a specific date must be true and correct (in the manner set forth in clauses (1) and (2), as applicable) only on and as of such date and (b) in the case of clause (2), where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, would not prevent or materially impair the ability of the Parent Parties to consummate the mergers by October 18, 2022;

•

each of the Parent Parties must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the merger agreement on or prior to the closing date; and

•	Parent must have delivered to us a certificate, dated as of the closing date, certifying that the conditions specified in the first and second bullet points above have been satisfied.

The obligation of the Parent Parties to consummate the mergers is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	(1) our and the Partnership’s representations and warranties regarding certain fundamental representations must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, (2) our representations and warranties regarding our and the Partnership’s capital structure must be true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, (3) our and the Partnership’s representations and warranties regarding the absence of a material adverse effect must be true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made as of the closing date, and (4) each of our and the Partnership’s other representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, as though made as of the closing date, except (a) in each case, representations and warranties that are made as of a specific date must be true and correct (in the manner set forth in clauses (1) through (4), as applicable) only on and as of such date and (b) in the case of clause (4), where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•

we and the Partnership must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by us under the merger agreement on or prior to the closing date;

•

from the date of the merger agreement through the closing date, there must not have occurred any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•

we must have delivered to Parent a certificate, dated as of the closing date and signed by our Chief Executive Officer and Chief Financial Officer, certifying that the conditions specified in the first, second and third bullet points above have been satisfied; and

•

Parent must have received a written tax opinion of Dentons (or such other nationally recognized REIT counsel as may be reasonably acceptable to us and Parent), dated as of the closing date and addressed to us (which such opinion will be subject to customary assumptions, qualifications and representations, including representations made by us and our subsidiary REITs in the officer’s certificates), to the effect that (1) beginning with our taxable year ended December 31, 2004 and through the taxable year that ends on the closing date, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (2) beginning with each subsidiary REIT’s respective initial taxable year ended December 31, 2018 and through December 31, 2021, such subsidiary REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such subsidiary REIT’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2022.

Termination of the Merger Agreement

We and Parent may mutually agree to terminate the merger agreement and abandon the mergers at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement upon written notice to the other party at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval, if:

•

the mergers have not occurred on or before 11:59 p.m., New York time, on October 18, 2022; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure of such party to perform or comply in all material respects with the obligations, covenants or agreements of such party has been the cause of, or resulted in, the failure of the mergers to be consummated by October 18, 2022;

•

any governmental authority of competent jurisdiction has issued a final, non-appealable judgment, injunction, order or decree permanently restraining or otherwise prohibiting the transactions contemplated by the merger agreement, except that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the issuance of such final, non-appealable judgment, injunction, order or decree was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement; or

•

the stockholder approval has not been obtained upon a vote taken at the special meeting (or any postponement or adjournment thereof) on the approval of the merger proposal; provided, that the right to terminate the merger agreement under this bullet is not available to any party to the merger agreement if the failure to receive the stockholder approval was primarily due to the failure of such party to perform in all material respects any of its obligations, covenants or agreements under the merger agreement.

Termination by the Company

We may also terminate the merger agreement by written notice to Parent at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval (except as otherwise specified below), if:

•

any of the Parent Parties has breached any of its representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from us to Parent and October 14, 2022; provided, that we will not have the right to terminate the merger agreement under this bullet if, at the time we deliver notice of our election to terminate the merger agreement, we or the Partnership have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach shall be continuing;

•

prior to receipt of the stockholder approval, our board of directors has effected an adverse recommendation change in respect of a superior proposal in accordance with the requirements described above in the sections entitled “—No Solicitation” and “—Obligation of Our Board of Directors with Respect to Its Recommendation”; provided, that the merger agreement may not be so terminated unless concurrently with the occurrence of such termination we have paid the company termination payment and the definitive agreement providing for the implementation of the superior proposal has been entered into; or

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to effect the mergers and the additional conditions to the obligations of the Parent Parties to effect the mergers have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the mergers, provided that such conditions would be satisfied on the date of the notice referenced in the immediately following sub-bullet if the closing of the mergers were to occur on the date of such notice);

•

on or after the date the closing of the mergers should have occurred pursuant to the merger agreement, we have delivered written notice to Parent that all of the mutual conditions to the parties’ obligations to effect the mergers and the additional conditions to the obligations of the Parent Parties to effect the mergers have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at the closing of the mergers, provided such conditions would be satisfied on the date of such notice if the closing were to occur on the date of such notice) and we and the Partnership are prepared to consummate the mergers; and

•

the Parent Parties fail to consummate the mergers within three business days after our delivery to Parent of the notice referenced in the immediately preceding sub-bullet, and we and the Partnership were ready, willing and able to effect the closing of the mergers during such three-business day period.

Termination by Parent

Parent may also terminate the merger agreement by written notice to us at any time prior to the partnership merger effective time, even after we have obtained the stockholder approval (except as otherwise specified below), if:

•

we or the Partnership have breached any of our representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to our representations, warranties, covenants or agreements not to be satisfied, which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to us October 14, 2022; provided that Parent will not have the right to terminate the merger agreement under this bullet if, at the time Parent delivers notice of its election to terminate the merger agreement, any of the Parent Parties has breached any of their representations or warranties or failed to perform any obligation, covenant or other agreement set forth in the merger agreement, in each case, that would cause any of the closing conditions relating to their representations, warranties, covenants or agreements not to be satisfied, which breach shall be continuing; or

•

(1) prior to receipt of the stockholder approval, our board of directors (or any committee thereof) has effected an adverse recommendation change, (2) we have failed to publicly recommend against any tender offer or exchange offer for our common stock subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within 10 business days after the commencement of such tender offer or exchange offer, (3) prior to the receipt of the stockholder approval, our board of directors has failed to publicly reaffirm the recommendation of our board of directors regarding the merger proposal within 10 business days following the date a competing proposal has been first publicly announced (or if the special meeting is scheduled to be held within 10 business days after the date a competing proposal has been publicly announced, as far in advance of the special meeting as is reasonably practicable) or (4)  we enter into an alternative acquisition agreement.

Termination Payments

Company Termination Payment

We have agreed to pay Parent the company termination payment of $278 million, if:

•	Parent terminates the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”;

•	we terminate the merger agreement pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company”; or

•	all of the following requirements are satisfied:

•

we or Parent terminates the merger agreement pursuant to the provisions described in the first bullet or the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet in the section entitled “—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) a competing proposal has been received by us or our representatives or any person has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a competing proposal (and, in the case of a termination pursuant to the provision described in the third bullet in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such competing proposal or publicly proposed or announced intention was made prior to the special meeting) and (2) within 12 months following such termination referred to in the immediately preceding sub-bullet, we enter into a definitive written agreement providing for the implementation of any competing proposal or any competing proposal is consummated (provided, that for purposes of this sub-bullet, each reference to 15% in the definition of “competing proposal” will be increased to 50%).

However, the company termination payment will equal $139 million if the merger agreement is terminated by us pursuant to the provision described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company” prior to 11:59 p.m., New York time, on May 28, 2022 in order to enter into a definitive agreement with an excluded party providing for the implementation of a superior proposal (which we refer to as an excluded party termination).

An “excluded party” is a person or group of persons that submitted a written bona fide competing proposal to us after the date of the merger agreement and prior to May 18, 2022 that our board of directors determines in good faith prior to May 18, 2022, after consultation with our outside legal counsel and financial advisor, constitutes, or could reasonably be expected to lead to, a superior proposal.

However, any such person or group of persons will cease to be an excluded party upon the earliest to occur of the following:

•	such time as such person’s or group of person’s competing proposal is withdrawn, terminated or expires;

•

in the case of a group, if the persons in such group as of the time such group submitted the qualified proposal that most recently rendered such group an excluded party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by persons who were themselves in a group of persons that was an excluded party prior to May 18, 2022; or

•	11:59 p.m. New York city time on May 28, 2022.

Parent Termination Payment

Parent has agreed to pay to us the parent termination payment of $832 million if we terminate the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “—Termination of the Merger Agreement—Termination by the Company.”

Limited Guarantee and Remedies

In connection with the merger agreement, the Sponsor entered into a limited guarantee in our favor to guarantee Parent’s payment obligations with respect to the parent termination payment and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the limited guarantee.

The maximum aggregate liability of the Sponsor under the limited guarantee will not exceed $832 million, plus the costs and expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the limited guarantee if we prevail in such litigation or proceeding, together with interest at the “prime rate” as published in The Wall Street Journal.

We and the Partnership cannot seek specific performance to require the Parent Parties to consummate the mergers and, except with respect to enforcing confidentiality provisions, our sole and exclusive remedy against the Parent Parties relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination payment and certain expense reimbursements and other costs under the conditions described above in the section entitled “—Termination Payments—Parent Termination Payment” and this section entitled “—Limited Guarantee and Remedies.” The Parent Parties may, however, seek specific performance to require us and the Partnership to consummate the mergers.

Amendment and Waiver

The merger agreement may be amended with the mutual written agreement of the parties thereto at any time before or after we have obtained the stockholder approval and prior to the merger effective time, provided that after such approval has been obtained, no amendment or waiver may be made that (a) pursuant to applicable law requires further approval or adoption by our stockholders without such further approval or adoption being obtained, or (b) is otherwise not permitted under applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of our common stock as of May 2, 2022, the latest practicable date prior to the date of this filing, for:

•	our directors;

•	our named executive officers;

•	our directors and current executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of our common stock the person actually owns beneficially or of record, all shares of our common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of common stock that may be issued upon conversion of partnership units). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 12700 Hill Country Boulevard, Suite T-200, Austin, Texas 78738.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group	20,093,052	(1)	14.3%
BlackRock, Inc.	16,179,048	(2)	11.5%
T. Rowe Price Associates, Inc.	7,277,366	(3)	5.2%
William C. Bayless, Jr.	399,065	(4)	*
William W. Talbot	187,959	(5)	*
Daniel B. Perry	151,666	(6)	*
Jennifer Beese	129,734	(7)	*
Kim K. Voss	63,083	(8)	*
John T. Rippel	51,390	(9)	*
G. Steven Dawson	29,101	(10)	*
Cydney C. Donnell	28,851		*
C. Patrick Oles, Jr.	14,087	(11)	*
Mary C. Egan	11,558	(12)	*
Oliver Luck	10,964	(13)	*
Herman E. Bulls	5,742		*
Alison M. Hill	5,742	(14)	*
Craig A. Leupold	5,742	(14)	*
All directors and executive officers as a group (18 persons)	1,256,622	(15)	*

*	Less than one percent.
(1)

This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2021. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group possessed shared voting power over 202,282 shares, sole dispositive power over 19,767,891 shares and shared dispositive power over 325,161 shares.

(2)

This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2021. The address of BlackRock, Inc. is 55 East 52nd

Street, New York, NY 10055. BlackRock, Inc. possessed sole voting power over 15,041,942 shares and sole dispositive power over 16,179,048 shares.
(3)

This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2021. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. possessed sole voting power over 2,496,783 shares and sole dispositive power over 7,277,366 shares.

(4)

Includes 253,235 unvested shares of restricted stock and 52,500 common partnership units. Such common partnership units are immediately redeemable for cash or, at the Company’s election, an equal number of shares of the Company’s common stock.

(5)

Includes 97,384 unvested shares of restricted stock and 1,016 shares for which Mr. Talbot may be deemed to be the beneficial owner although he disclaims beneficial ownership of such shares and 3,800 Common Units. Such Common Units are immediately redeemable for cash or, at the Company’s election, an equal number of shares of the Company’s common stock.

(6)	Includes 83,668 unvested shares of restricted stock.
(7)	Includes 96,822 unvested shares of restricted stock.
(8)	Includes 31,567 unvested shares of restricted stock and 3,725 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(9)	Includes 36,600 shares for which Mr. Rippel may be deemed to be the beneficial owner although he disclaims beneficial ownership of such shares.
(10)

Includes 7,000 shares for which Mr. Dawson may be deemed to be the beneficial owner although he disclaims beneficial ownership of such shares. Also includes 19,101 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

(11)	Includes 7,156 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(12)	Includes 2,724 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(13)	Includes 3,593 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(14)	Represents shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(15)	Includes 651,521 unvested shares of restricted stock and 60,533 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are organized as a corporation under Maryland law. Because our common stock was listed on the NYSE on the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting of stockholders on May 24, 2022. We will not hold an annual meeting of stockholders in 2023 if the mergers are completed because we will no longer be held by public stockholders. However, if the merger agreement is terminated for any reason, we expect to hold an annual meeting of stockholders in 2023. A date has not been set for our 2023 annual meeting.

Under the Company’s bylaws, any shareholder proposal intended for inclusion in the proxy materials for the 2023 annual meeting must be received no later than December 31, 2022. A shareholder may also nominate directors before the 2023 annual meeting by submitting the nomination no earlier than the close of business on

December 21, 2022 (or 120 days prior to the first anniversary of the date of mailing of the notice for the 2022 annual meeting) and no later than the close of business on January 20, 2023 (or 90 days prior to the first anniversary of the date of mailing of the notice for the 2022 annual meeting) and otherwise comply with the requirements set forth in the Company’s bylaws. All proposals must contain the information specified in, and otherwise comply with, our bylaws and the federal securities laws and be sent to the chair of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules which permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those shareholders. A number of brokers with account holders who are shareholders of the Company “household” the Company’s proxy materials in this manner. If you have received notice from your broker it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability of Proxy Materials, please notify your broker and the Company’s Investor Relations department in writing at 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738 or by telephone at (512) 732-1000. If you currently receive multiple copies of the Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

OTHER MATTERS

Pursuant to our bylaws, only the matters set forth in the notice of virtual special meeting may be brought before the virtual special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge at the “Investor Relations” section of our website at www.americancampus.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only.

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

•	our Current Report on Form 8-K filed with the SEC on April 19, 2022 (except with respect to Item 7.01 and the associated Item 9.01 (Exhibit 99.1)); and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the virtual special meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of our common stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to American Campus Communities, Inc., 12700 Hill Country Boulevard, Suite T-200, Austin, Texas 78738, Attention: Investor Relations, or by telephone at (512) 732-1000.

If you have any questions about this proxy statement, the virtual special meeting or the mergers, or if you would like additional copies of this proxy statement, please contact us at:

American Campus Communities, Inc.

12700 Hill Country Boulevard, Suite T-200

Austin, Texas 78738

Attention: Investor Relations

(512) 732-1000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE VIRTUAL SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                ], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ABACUS PARENT LLC,

ABACUS MERGER SUB I LLC,

ABACUS MERGER SUB II LLC,

AMERICAN CAMPUS COMMUNITIES, INC.,

and

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

Dated as of April 18, 2022

A-i

A-ii

Exhibit A—Form of Company Counsel Tax Opinion

Exhibit B—Form of Company Officer’s Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2022 (this “Agreement”), is made and entered into by and among Abacus Parent LLC, a Delaware limited liability company (“Parent”), Abacus Merger Sub I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub I”), Abacus Merger Sub II LLC, a Maryland limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II” and, together with Parent and Merger Sub I, the “Parent Parties”), American Campus Communities, Inc., a Maryland corporation (the “Company”), and American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Partnership” and, together with the Company, the “Company Parties”). Each of Parent, Merger Sub I, Merger Sub II, the Company and the Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination in which (i) Merger Sub II will be merged with and into the Partnership (the “Partnership Merger”), with the Partnership surviving the Partnership Merger as a wholly owned Subsidiary of the Company (and after the Company Merger Effective Time, of the Surviving Company) and each Partnership Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Unit Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland Limited Liability Company Act (the “MLLCA”) and the Maryland Revised Uniform Limited Partnership Act (the “MRULPA”), and (ii) immediately following the consummation of the Partnership Merger, the Company will be merged with and into Merger Sub I (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), with Merger Sub I surviving the Company Merger as a wholly owned subsidiary of Parent, and each share of Company Common Stock (as defined herein) issued and outstanding immediately prior to the Company Merger Effective Time (as defined herein) will be converted into the right to receive the Common Stock Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) duly authorized and approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement, (c) directed that the approval of the Company Merger be submitted for consideration by the holders of Company Common Stock at the Stockholders Meeting (as defined herein), and (d) recommended the approval of the Company Merger by the holders of the Company Common Stock;

WHEREAS, American Campus Communities Holdings LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Holdings”), as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, BREIT Operating Partnership L.P., a Delaware limited partnership (the “Sponsor”), is entering into a limited guarantee in favor of the Company (the “Guarantee”), with respect to certain obligations of the Parent Parties under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each Party’s willingness to enter into this Agreement, the Sponsor is entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement.

“Acquired Companies” means the Company and each Subsidiary of the Company, collectively.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the Parent Parties and their respective subsidiaries shall not be deemed to be Affiliates of the Company Parties, (ii) the Company Parties shall not be deemed to be an Affiliate of the Parent Parties and (iii) no portfolio company affiliated with Blackstone (excluding the Parent Parties and their Subsidiaries) shall be deemed to be Affiliates of the Parent Parties and their Subsidiaries.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share or unit registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Partnership Units” means the “Common Units” (as defined in the Partnership Agreement) of the Partnership.

“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or their respective Affiliates, or with respect to which any of the Acquired Companies has or may have any liability or obligation.

“Company Bylaws” means the Bylaws of the Company, as amended and in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended, supplemented and in effect on the date hereof.

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Compensatory Award” means each share of Restricted Stock and each Deferred Stock Award.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (ii) would prevent or materially impair the ability of the Company Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the United States or any other jurisdiction in which the Acquired Companies operate or in U.S. or global financial markets generally, including changes in interest or exchange rates and (for the avoidance of doubt) any such conditions related to or resulting from any pandemic or disease outbreak (including the COVID-19 pandemic) or any governmental response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which the Acquired Companies operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement or the public announcement of the Mergers and the other transactions contemplated by this Agreement (it being understood and agreed that this clause (E) shall not apply to the use of Company Material Adverse Effect in Section 4.3 (or Section 8.3(a) as it relates to Section 4.3)), (F) the taking of any action expressly required by this Agreement or any action at the written request or with the prior written consent of Parent, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof) after the date hereof, (I) pandemics, disease outbreak (including the COVID-19 pandemic) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing, (J) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement, the Mergers, or the transactions contemplated by this Agreement, (K) a decline in the trading price or trading volume of the Company Common Stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided, that, the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), or (L) the failure to meet any internal or analysts’ projections, guidance, budgets, forecasts or estimates (provided, that, the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), which in the case of each of clauses (A), (B), (C), (D), (G), (H) and (I) do not disproportionately affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, compared to other companies in the student housing industry that operate in the same geographical areas as the Company Properties.

“Company Properties” means, collectively, the Owned Company Property and the Ground Leased Company Property.

“Company Termination Payment” means an amount equal to $278,000,000; provided, however, that the Company Termination Payment shall be $139,000,000 in the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party providing for the implementation of a Superior Proposal.

“Competing Proposal” means any proposal or offer from any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving (i) any Company Party or Holdings (ii) one or more other Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 15% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole (as determined on a book value basis, including indebtedness secured solely by such assets), (c) issue, sale or other disposition by the Company or any Subsidiary of the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the outstanding shares of Company Common Stock or of the votes associated with the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings, (d) tender offer or exchange offer in which any Person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the votes associated with the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to any Company Party in which any Person or group, or the direct or indirect stockholders thereof, shall acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock, 15% or more of the equity interests or general partner interests of the Partnership or 15% or more of the managing member interests or equity interests of Holdings (in each case, or equity of the resulting company) or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Wholly Owned Company Subsidiaries or solely among the Wholly Owned Company Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 17, 2022, between the Company and Blackstone Real Estate Services L.L.C.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” and “Omicron” variants) or any related epidemics, pandemic or disease outbreaks.

“COVID-19 Laws” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any Treasury Regulations or other official guidance promulgated thereunder, or any other Law or executive order or executive memo intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act, the Health, Economic Assistance, Liability, and Schools Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, the Families First Coronavirus Response Act and the American Rescue Plan Act of 2021 and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Authority in connection with or in response to COVID-19.

“Current Revolver” means that certain $1,000,000,000 Sixth Amended and Restated Credit Agreement, dated as of May 12, 2021, among the Partnership as Borrower, the Company as Parent Guarantor, KeyBank National Association as Administrative Agent and the other parties thereto.

“Cut-Off Time” means 11:59 p.m. (New York City time) on May 28, 2022.

“Debt Facilities” means, with respect to the Acquired Companies, the Contracts identified as Debt Facilities in Schedule 4.4(j) of the Company Disclosure Letter.

“Deferred Compensation Plan” means the American Campus Communities Services, Inc. Deferred Compensation Plan.

“Deferred Stock Award” means each outstanding equity-based award credited to a participant’s stock account under the Deferred Compensation Plan and each outstanding unvested equity-based award with respect to which a valid deferral election under the Deferred Compensation Plan has been made.

“Educational Institution Property Agreements” means any marketing and license agreements, support, service level, development or other agreement between any of the Acquired Companies, on one hand, and (i) an educational institution (or its Affiliates) or (ii) a Specified Counterparty, on the other hand; provided that, other than respect to any marketing or license agreement, the aggregate annual payments by or to, or other consideration from or to, any of the Acquired Companies thereunder is more than $1,000,000.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code) or employment, consulting, severance, commission, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).

“Environmental Law” means any Law (including common law) relating to pollution (or cleanup thereof) or protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to harmful or deleterious substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of harmful or deleterious substances.

“Environmental Permit” means any Permit, approval, license, exemption, action, consent, registration or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written bona fide Competing Proposal after the execution of this Agreement and prior to 11:59 p.m. (New York City time) on May 18, 2022 (the “First Period Expiration Time”), which written Competing Proposal the Company Board has determined in good faith prior to the First Period Expiration Time (after consultation with its outside counsel and its financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal (a “Qualified Proposal”); provided, that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person or group of Persons) upon the earliest to occur of the following (i) such Competing Proposal made by such Person or group of Persons prior to the First Period Expiration Time expires, is withdrawn or terminated (it being understood that any amendment, modification or replacement of such Competing Proposal shall not, in and of itself, be deemed a withdrawal of such Competing Proposal), (ii) in the case of a group, if the Persons in such group as of the time such group submitted the Qualified Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the First Period Expiration Time and (iii) the Cut-Off Time.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of Stockholder Approval, engaging the services of the Paying Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (other than subsection (e)) (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.3(a) (No Conflict; Required Filings and Consents), and Section 4.4 (other than subsections (b) and (f)) (Capital Structure).

“GAAP” means the U.S. generally accepted accounting principles.

“Governing Documents” means the Company Bylaws, the Company Charter, the Partnership Agreement and the Certificate of Limited Partnership, each as in effect on the date hereof.

“Governmental Authority” means any U.S. federal, state or local government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitrator, arbitration panel or similar entity, but excludes any educational institution (or its Affiliates).

“GP Units” means the units of “General Partner Interest” (as defined in the Partnership Agreement) of the Partnership.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes, per- and polyfluoroalkyl substances, 1,4-dioxane and radon.

“Indebtedness” means, with respect to the Acquired Companies, without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of any of the Acquired Companies for borrowed money or evidenced by notes, bonds, indentures or similar instruments, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by any of the Acquired Companies, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations of the Acquired Companies under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) obligations to guarantee any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, on behalf of any Person, other than the Acquired Companies, and (viii) any agreement to provide any of the foregoing; provided, that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company and any Wholly Owned Company Subsidiary.

“Information Privacy and Security Laws” means applicable Laws and legal requirements (and binding industry standards) concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.

“Inquiry” means an inquiry, indication of interest or request for information or discussions from any Person or group that constitutes, or could reasonably be expected to lead to, a Competing Proposal.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including all (i) inventions, designs, patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, social and mobile media identifiers, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, and that was not known to or reasonably foreseeable (or, if known, the material consequences of which were not known or reasonably foreseeable) by the Company Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the Company Board prior to the receipt of the Stockholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been an Intervening Event: (i) the receipt by the Company, existence or terms of any Competing Proposal, any Inquiry or any matter relating thereto or consequence thereof; (ii) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided, however, that the underlying causes of such change shall not be excluded by this clause (ii)); (iii) changes in the market price or trading volume of shares of the Company Common Stock (provided, however, that the underlying causes of such change shall not be excluded by this clause (iii)); or (iv) any event, change, effect, development, or occurrence that would fall within any of the exceptions to the definition of a “Company Material Adverse Effect”.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service or any successor agency.

“IT Asset” means any information system, software, website, system, network or hardware that is owned by the Company or used in the course of its business activities.

“Joint Venture Agreements” means, collectively, the Majority Equity Joint Venture Agreements and the Minority Equity Joint Venture Agreements.

“Joint Ventures” means, collectively, the Majority Equity Joint Ventures and the Minority Equity Joint Ventures.

“Knowledge of the Company” means, whether or not capitalized, or any similar expressions with respect to the Company, the actual knowledge of the persons named in Schedule A to the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, statutes, codes, ordinances, directives and Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including any Transfer Right), restriction, right of way, easement, conditional or installment sale agreement, title retention agreement or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Long-Term Incentive Plan” means, collectively, the Company’s 2004 Incentive Award Plan, 2010 Incentive Award Plan and 2018 Incentive Award Plan, each as amended.

“Majority Equity Joint Venture Agreements” means the organizational and other governing documents of the Majority Equity Joint Ventures.

“Material Space Lease” means any one or more leases, subleases, licenses or occupancy agreements with a counterparty or affiliated counterparties relating to a particular real property (other than Ground Leases) under which the Company or any Subsidiary is the landlord or sub-landlord or serves in a similar capacity, which individually or in the aggregate, (i) provide for annual rentals of $2,000,000 or more, or (ii) relate to 450 or more beds; provided that any such lease, sublease or occupancy agreement between the Company and any Wholly Owned Company Subsidiary or between Wholly Owned Company Subsidiaries shall not constitute a Material Space Lease.

“Minority Equity Joint Venture Agreements” means the organizational and other governing documents of the Minority Equity Joint Ventures.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Owned Company Property” means, collectively, each real property owned in fee by the Acquired Companies as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would prevent or materially impair the ability of the Parent Parties to consummate the Mergers by the Outside Date.

“Parent Related Persons” means, collectively, the Parent Parties, the Sponsor or any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former, current or future equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing.

“Parent Termination Payment” means an amount equal to $832,000,000.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 17, 2004 as amended by the First Amendment thereto, dated as of March 1, 2006, and as in effect on the date hereof.

“Partnership Units” means the Common Partnership Units and Preferred Partnership Units.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment (x) not yet due and payable, or (y) that are due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) mechanics and materialmen’s Liens for amounts incurred in the ordinary course of business and which are (x) not yet due and payable or (y) due but not yet delinquent and are being contested in good faith and for which adequate accruals or reserves have been established or such Liens which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, (A) leases, license agreements and similar occupancy agreements and (B) Liens that are zoning regulations, entitlements (including associated security instruments encumbering any land for which the Company has an option to purchase under Contracts) or other land use or environmental regulations by any Governmental Authority but only to the extent that non-compliance does not individually or in the aggregate materially interfere with the present use of the affected Company Property or the business operations of the Company and its Subsidiaries and their assets; (iv) with respect the Company, Liens that are disclosed on Schedule 1.1(a) of the Company Disclosure Letter (together with associated documentation which evidences or secures such Liens, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to the Company, Liens that are disclosed on the consolidated balance sheet of the Company as of December 31, 2021, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to the Company, Liens arising pursuant to any Material Contract; (vii) with respect to any real property of the Company, utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any of the Acquired Companies prior to the date hereof; or (viii) with respect to the Company, Liens that were incurred in the ordinary course of business since December 31, 2021, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Acquired Companies, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Information” means data or other information (i) relating, directly or indirectly, to an identified or identifiable natural person or household or (ii) defined as “personal data,” “personal information,” “PII” or similar term under applicable Law.

“Preferred Partnership Units” means the “Series A Preferred Units” (as defined in the Partnership Agreement) of the Partnership.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“Rabbi Trust” means the American Campus Communities Services, Inc. Deferred Compensation Plan Rabbi Trust.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Replacement Revolver” means any revolving credit facility, on substantially the same terms as the Current Revolver, in a principal amount of no more than $260 million; provided that such revolving credit facility shall be prepayable and terminable at any time without premium or penalty and shall provide for interest rates no higher than the Current Revolver.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

“Restricted Stock” means each award of or right to receive a share of unvested or restricted Company Common Stock.

“Revolver” means, collectively, the Current Revolver or any Replacement Revolver.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Counterparty” means an entity described on Schedule 1.1(b) of the Company Disclosure Schedule.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting on the Company Merger.

“Stockholders Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Subsidiary” of any Person means (i) any corporation of which more than 50% of the outstanding voting stock is, directly or indirectly, owned by such Person and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by such Person or of which such Person is, directly or indirectly, a general partner, manager, managing member or the equivalent.

“Subsidiary REIT” means each applicable Subsidiary of the Company or of any Joint Venture that qualifies as a REIT.

“Superior Proposal” means a written Competing Proposal made by any Person or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) (except for purposes of this definition, the references in the definition of “Competing Proposal” to 15% shall be replaced with 50%), which the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel and after taking into consideration (a) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by Parent) and (b) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, financing, regulatory approvals, conditionality, breakup fee provisions and other aspects of such Competing Proposal and conditions to consummation thereof that the Company Board deems relevant)) would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock (solely in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and is reasonably likely to be consummated.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign income, gross receipts, capital gains, capital stock, windfall or other profits, net worth, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, social security, social contribution, unemployment compensation, disability, license, excise, environmental, alternative or add-on minimum, estimated, value-added and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan” means the $200,000,000 loan made pursuant to that certain Term Credit Agreement, dated as of June 27, 2017, among the Partnership as Borrower, the Company as Parent Guarantor, KeyBank National Association as Administrative Agent and the other parties thereto.

“Treasury Regulation” means the final or temporary regulations issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Wholly Owned Company Subsidiary” means the Partnership and any directly or indirectly wholly owned Subsidiary of any Company Party.

“Willful Breach” means a material breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

(b) In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Adverse Recommendation Change	Section 7.3(d)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.3(a)
Amended Partnership Agreement	Section 2.4(a)
Assumed Indebtedness	Section 7.12(b)(i)
Assumption Documents	Section 7.12(b)(i)
Blackstone	Section 7.6(a)
Board Recommendation	Section 4.2(c)
Capital Expenditure Budget	Section 4.10(i)
Certificate of Limited Partnership	Section 2.4(a)
Charter Restrictions	Section 7.13
Chosen Courts	Section 10.7(b)
Closing	Section 2.2
Closing Date	Section 2.2
Common Stock Consideration	Section 3.1(a)(i)
Company	Preamble
Company Articles of Merger	Section 2.3(b)
Company Board	Recitals
Company Capital Stock	Section 4.4(a)
Company Certificate of Merger	Section 2.3(b)
Company Disclosure Letter	Article IV

Defined Term	Location of Definition
Company Merger	Recitals
Company Merger Effective Time	Section 2.3(b)
Company Parties	Preamble
Company Preferred Stock	Section 4.4(a)
Company Related-Party Agreements	Section 4.19
Company SEC Documents	Section 4.5(a)
Company Subsidiary Partnership	Section 4.13(i)
Company Terminating Breach	Section 9.1(d)(i)
Company Termination Payment Escrow Agreement	Section 9.4(b)
Continuing Employee	Section 7.8(a)
Construction Contract	Section 4.10(l)
Debt Financing	Section 7.12(a)(i)
DE SOS	Section 2.3(b)
Development Project	Section 4.10(l)
DLLCA	Recitals
Equity Commitment Letter	Recitals
Equity Financing	Section 5.4(a)
Exchange Fund	Section 3.3(a)
Exercisable Transfer Right	Section 7.18
Existing Lender	Section 7.12(b)(i)
Financial Advisor	Section 4.21
Financing Indemnified Parties	Section 7.12(a)(iii)
First Period Expiration Time	Definition of “Excluded Party”
FLSA	Section 4.18(d)
Ground Lease Documents	Section 4.10(b)
Ground Leased Company Property	Section 4.10(b)
Guarantee	Recitals
Holdings	Recitals
Income Restrictions	Section 4.10(h)
Indemnified Party(ies)	Section 7.9(b)
Indenture	Section 7.19
Insurance Policies	Section 4.16
Interim Period	Section 6.1(a)
IRCA	Section 4.18(f)
JV Loans	Section 4.10(k)
Majority Equity Joint Ventures	Section 4.1(c)
Match Period	Section 7.3(f)(ii)
Material Contract	Section 4.12(c)
Merger Consideration	Section 3.1(a)(i)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
MGCL	Recitals
Minority Equity Joint Ventures	Section 4.1(d)
Minority JV Real Property	Section 4.10(k)
MLLCA	Recitals
MRULPA	Recitals
Notice of Intervening Event Period	Section 7.3(f)(ii)
NYSE	Section 4.3(b)
Operating Budget	Section 4.10(i)
Operating Expenses	Section 4.10(i)

Defined Term	Location of Definition
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Approved Transaction	Section 7.17
Parent Expenses	Section 9.3(c)
Parent Liability Cap	Section 10.10(c)
Parent Parties	Preamble
Parent Terminating Breach	Section 9.1(c)(i)
Parent Termination Payment Escrow Agreement	Section 9.4(a)
Participation Agreements	Section 4.12(b)(viii)
Participation Interest	Section 4.12(b)(viii)
Partnership	Preamble
Partnership Articles of Merger	Section 2.3(a)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(a)
Partnership Unit Consideration	Section 3.2(a)(i)
Party(ies)	Preamble
Paying Agent	Section 3.3(a)
Permits	Section 4.8(a)
Preferred Partnership Units	Recitals
Prior Sale Contract	Section 4.10(f)
Qualified Proposal	Definition of “Excluded Party”
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 9.4(a)
Recovery Costs	Section 9.3(c)
Residential Leases	Section 4.10(g)
Residential Rent Roll	Section 4.10(g)
Restructuring Documents	Section 7.20
Restructuring Transaction	Section 7.20
Sarbanes-Oxley Act	Section 4.5(a)
Senior Notes	Section 7.19
Solvent	Section 5.5
Sponsor	Recitals
Surviving Company	Section 2.1(a)
Surviving Entities	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.22
Taxable REIT Subsidiary	Section 4.1(c)
Tax Protection Agreements	Section 4.13(i)
Transaction Litigation	Section 7.7(c)
Transfer Right	Section 4.12(b)(xiii)
Transfer Taxes	Section 7.16(c)
Trust Stock	Section 3.1(a)(ii)
Voting Debt	Section 4.4(e)
WARN Act	Section 4.18(e)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or;”

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to U.S. dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in this Agreement, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(m) references to documents or other information having been “made available,” “delivered” or “provided” to Parent or words of similar import, shall be deemed to mean that any documents or other information that were (i) posted by the Company or any of its Representatives to the virtual data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby, (ii) delivered to Parent or any of its Representatives via electronic mail or in hard copy form, or (iii) filed with, or furnished to, the SEC since January 1, 2019 and available through the SEC’s Electronic Data Gathering and Retrieval System, in each case of this clause (m) prior to the date hereof; and

(n) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the

Company shall be merged with and into Merger Sub I, whereupon the separate existence of the Company will cease, with Merger Sub I surviving the Company Merger (Merger Sub I, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Company” and, together with the Surviving Partnership, the “Surviving Entities”), such that following and as a result of the Company Merger, the Surviving Company will be a wholly owned Subsidiary of Parent. The Company Merger shall have the effects provided in this Agreement, the Company Articles of Merger (as defined below) and the Company Certificate of Merger (as defined below), and as specified in the applicable provisions of the MGCL and the DLLCA.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MLLCA and the MRULPA, at the Partnership Merger Effective Time, Merger Sub II shall be merged with and into the Partnership, whereupon the separate existence of Merger Sub II will cease, with the Partnership surviving the Partnership Merger (the Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”), such that following and as a result of the Partnership Merger, the Surviving Partnership will be a wholly owned Subsidiary of the Company (and after the Company Merger Effective Time, of the Surviving Company). The Partnership Merger shall have the effects provided in this Agreement and the Partnership Articles of Merger (as defined below) and as specified in the applicable provisions of the MLLCA and the MRULPA.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) or (b) such other place or date as may be agreed in writing by Parent and the Company. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Times.

(a) On the Closing Date, the Partnership shall cause articles of merger with respect to the Partnership Merger to be duly executed and filed with, and accepted for record by, the SDAT in accordance with the MRUPLA and the MLLCA (the “Partnership Articles of Merger”). The Partnership Merger shall become effective upon the later of (x) such time as the Company Articles of Merger are accepted for record by the SDAT or (y) on such other date and time (not to exceed 30 days after the Partnership Articles of Merger are accepted for record by the SDAT) as may be agreed between the Parties and specified in the Partnership Articles of Merger in accordance with the MLLCA and the MRULPA (such date and time, the “Partnership Merger Effective Time”).

(b) On the Closing Date, Merger Sub I and the Company shall (i) cause articles of merger with respect to the Company Merger to be duly executed and filed with, and accepted for record by, the SDAT in accordance with the MGCL (the “Company Articles of Merger”) and a certificate of merger with respect to the Company Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DLLCA (the “Company Certificate of Merger”), and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of (x) such time as the Company Articles of Merger are accepted for record by the SDAT, (y) the filing of the Certificate of Merger with the DE SOS or (z) such other date and time (not to exceed 30 days after the Company Articles of Merger are accepted for record by the SDAT) as may be agreed between the Parties and specified in the Company Articles of Merger and Company Certificate of Merger (such date and time, the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c) Unless otherwise agreed in writing, the Parties shall cause the Partnership Merger Effective Time and the Company Merger Effective Time to occur on the Closing Date, with the Company Merger Effective Time occurring immediately after the Partnership Merger Effective Time.

Section 2.4 Organizational Documents of the Surviving Entities.

(a) At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided below. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be amended as determined by Parent prior to the Partnership Merger Effective Time (the “Amended Partnership Agreement”), which Amended Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law.

(b) At the Company Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Company Merger Effective Time: (i) the name of the Surviving Company shall be “American Campus Communities, LLC”; (ii) the certificate of formation of Merger Sub I except to the extent amended by the Company Certificate of Merger to change the name of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company until, subject to Section 7.9, thereafter amended in accordance with applicable Law; and (iii) the limited liability company agreement of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company, until, subject to Section 7.9, thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.5 Manager of the Surviving Company, and General Partner and Limited Partners of the Surviving Partnership.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger, Holdings shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, entitling Holdings to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement

(b) Holdings shall be the sole general partner of the Surviving Partnership following the Company Merger Effective Time, entitling Holdings to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement.

(c) At the Company Merger Effective Time, by virtue of the Company Merger, Parent shall be the sole member and holder of common units of the Surviving Company and shall manage the Surviving Company, entitling Parent to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Company.

Section 2.6 Officers of the Surviving Company. At the Company Merger Effective Time, by virtue of the Company Merger, the officers of the Company immediately prior to the Company Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Tax Treatment of Mergers. The Parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), (a) the Partnership Merger shall be treated as a taxable sale or redemption of the Partnership Units that are converted into the right to receive the Partnership Unit Consideration pursuant to Section 3.2(a)(i) in exchange for such Partnership Units and (b) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub I (or if Merger Sub I is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub I) in exchange for the Common Stock Consideration to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, and any other applicable amounts, followed by a distribution of such Common Stock Consideration and any other applicable amounts, to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes, unless otherwise required by applicable Law.

Section 2.8 Subsequent Actions. If, at any time after the Company Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers of the Surviving Entities and Parent shall (in the name of Merger Sub I, Merger Sub II, any Company Party or otherwise) take such action.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Company Merger.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Merger Sub I, the Company or the holders of any securities of the Company:

(i) Except as noted below, each share of Company Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the Company Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $65.47 per share, without interest (such amount per share, the “Common Stock Consideration” and, collectively with the Partnership Unit Consideration, the “Merger Consideration”), subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(b), Section 3.1(c), Section 3.5, Section 7.11 and the next sentence of this Section 3.1(a)(i). From and after the Company Merger Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Consideration therefor in accordance with Section 3.3.

(ii) Each share of Company Common Stock issued and outstanding as of immediately prior to the Company Merger Effective Time and then held by any of the Acquired Companies (including Company Common Stock held in the Rabbi Trust for purposes of meeting Company liabilities under the Deferred Compensation Plan (“Trust Stock”)) shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Company Merger.

(iii) Each share of Company Common Stock issued and outstanding as of immediately prior to the Company Merger Effective Time and then held by the Parent Parties or any of their respective Subsidiaries, if any, shall be automatically retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Company Merger.

(iv) Each limited liability company interest of Merger Sub I issued and outstanding as of immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and shall remain outstanding as limited liability company interests of the Surviving Company held by Parent.

(b) Stock Transfer Books. From and after the Company Merger Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Company Merger Effective Time, Persons who held Company Common Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(c) Certain Adjustments. If, between the date of this Agreement and the Company Merger Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Common Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Effects of the Partnership Merger.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent, Merger Sub II, the Partnership, the Company or the holders of any securities of the Partnership:

(i) Except as noted below, each Partnership Unit, or fraction thereof, issued and outstanding as of immediately prior to the Partnership Merger Effective Time, shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Common Stock Consideration, without interest, subject to Section 3.2(a)(ii), Section 3.2(a)(iii), Section 3.2(b), Section 3.2(c), Section 3.5 and the next sentence of this Section 3.2(a)(i) (such amount per unit, the “Partnership Unit Consideration”). From and after the Partnership Merger Effective Time, subject to Section 3.2(a)(ii), all Partnership Units shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a Partnership Unit shall cease to have any rights with respect thereto, except for the right to receive the Partnership Unit Consideration therefor in accordance with Section 3.3.

(ii) Each Partnership Unit and GP Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time and then held by the Company or any Wholly Owned Company Subsidiary shall be unaffected by the Partnership Merger and shall remain outstanding as a Partnership Unit of the Surviving Partnership held by the Company or relevant Wholly Owned Company Subsidiary.

(iii) Each Partnership Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time and then held by any of Parent, Merger Sub II or any of their respective wholly owned Subsidiaries, if any, shall be automatically cancelled and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with, or as a consequence of, the Partnership Merger.

(iv) Each limited liability company interest in Merger Sub II shall be automatically cancelled and cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with, or as a consequence of, the Partnership Merger.

(b) Unit Transfer Books. From and after the Partnership Merger Effective Time, the unit transfer books of the Partnership shall be closed, and thereafter there shall be no further registration of transfers of Partnership Units. From and after the Partnership Merger Effective Time, Persons who held Partnership Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such units, except as otherwise provided for in this Agreement or by applicable Law.

(c) Certain Adjustments. If, between the date of this Agreement and the Partnership Merger Effective Time, the outstanding Partnership Units shall have been changed into a different number of units or a different class of Partnership Units (as defined in the Partnership Agreement) by reason of any unit dividend, subdivision, reorganization, reclassification, recapitalization, unit split, reverse unit split, combination or exchange of units, or any similar event shall have occurred, then the Partnership Unit Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.2(c) shall be construed to permit the Partnership to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.3 Payment Procedures.

(a) Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Mergers (the “Paying Agent”). At or prior to the Partnership Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in U.S. dollars that, when taken together with available cash of the Acquired Companies that is deposited with the Paying Agent at the Partnership Merger Effective Time, is sufficient in the aggregate to enable the Paying Agent to make the payments of the applicable Merger Consideration pursuant to Section 3.1(a)(i) and Section 3.2(a)(i) to holders of Partnership Units and Company Common Stock, as applicable, outstanding immediately prior to the Partnership Merger Effective Time or Company Merger Effective Time, as applicable, less the Partnership Unit Consideration or Common Stock Consideration, as applicable, to be paid in respect of the Company Compensatory Awards, which amounts in respect thereof shall be paid or delivered directly to the Surviving Company in accordance with Section 3.4(e) (the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.

(b) Within five Business Days after the Company Merger Effective Time, Parent and the Surviving Entities shall cause the Paying Agent to, in accordance with, and as required by the Paying Agent’s customary procedures:

(i) mail to each holder of record of Book-Entry Shares, that (1) immediately prior to the Partnership Merger Effective Time, represented outstanding Partnership Units, or (2) immediately prior to the Company Merger Effective Time, represented outstanding shares of Company Common Stock, and which were converted into the right to receive the Partnership Unit Consideration or the Common Stock Consideration pursuant to Section 3.1(a)(i) and Section 3.2(a)(i), as applicable (including, with respect to the Restricted Stock and the Deferred Stock Awards, pursuant to the provisions of Section 3.4(a) and Section 3.4(b)), an instruction request letter (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree), including instructions for effecting the exchange of Book-Entry Shares for the applicable Merger Consideration; and

(ii) subject to the requirements of this Section 3.3(b), make, and the Paying Agent shall make, delivery and disbursement of the applicable Merger Consideration out of the Exchange Fund to the holders of such Book-Entry Shares upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), in each case, other than the holders of the Company Compensatory Awards and less any applicable Taxes required to be withheld with respect to such payment as provided in Section 3.5.

(c) The exchange of Book-Entry Shares representing Partnership Units or Company Common Stock, as applicable, shall be effected in accordance with the Paying Agent’s customary procedures with respect to book-entry securities. The Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Partnership Units or Company Common Stock that is not registered in the transfer records of the Partnership or the Company, as applicable, payment of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Book-Entry Share so surrendered is registered if such Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Book-Entry Share shall be deemed at any time after the Partnership Merger Effective Time or Company Merger Effective Time, as applicable, to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue on any payment to holders of Book-Entry Shares hereunder.

(d) On or after the first anniversary of the Company Merger Effective Time, the Surviving Company shall be entitled to cause the Paying Agent to deliver to the Surviving Company any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Book-Entry Shares representing Partnership Units or Company Common Stock, as applicable, and thereafter, such holders shall be entitled to look to the Surviving Company with respect to the cash amounts payable upon surrender of their Book-Entry Shares. None of Parent, the Surviving Entities, the Paying Agent or any other Person shall be liable to any holder of Partnership Units or Company Common Stock, as applicable, for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Partnership Units or Company Common Stock, as applicable, immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) As of the Partnership Merger Effective Time and the Company Merger Effective Time, as applicable, the stock or unit transfer books of the Partnership and the Company, as applicable, shall be closed, and thereafter, there shall be no further registration of transfers of Partnership Units or Company Common Stock. The applicable Merger Consideration paid in accordance with the terms of this Article III upon surrender of Book-Entry Shares representing Partnership Units and Company Common Stock, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares. From and after the Partnership Merger Effective Time, the holders of Partnership Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Partnership Units except as otherwise provided for herein or by applicable Law. From and after the Company Merger Effective Time, the holders of Company Common Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Partnership Merger Effective Time or Company Merger Effective Time, as applicable, Book-Entry Shares representing Partnership Units or Company Common Stock, as applicable, are presented to the Paying Agent, Surviving Company or Surviving Partnership for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(f) After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Company. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

Section 3.4 Company Compensatory Awards.

(a) Immediately prior to the Company Merger Effective Time, each share of outstanding Restricted Stock (other than any Deferred Stock Award) shall, automatically and without any action required on the part of the holder thereof, become fully vested and all restrictions and reacquisition rights thereon shall lapse, and thereafter all shares of Company Common Stock represented thereby shall be considered outstanding for all purposes under this Agreement and shall only have the right to receive, in accordance with the terms of this

Agreement, an amount in cash equal to the Common Stock Consideration (less applicable Taxes required to be withheld with respect to such vesting or payment as provided in Section 3.5).

(b) All unvested Deferred Stock Awards shall, as of immediately before the Company Merger Effective Time, become vested and no longer subject to restrictions. All Deferred Stock Awards shall, at the Company Merger Effective Time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under the Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of shares Company Common Stock allocated to such account as of the Company Merger Effective Time and (ii) the Common Stock Consideration, and shall cease to represent a right to receive a number of shares of Company Common Stock. The Company shall amend the Deferred Compensation Plan to allow for payment with respect to Deferred Stock Awards as provided in this Section 3.4. The Deferred Compensation Plan shall otherwise be administered in accordance with its terms, and the payments under the Deferred Compensation Plan shall be made in accordance with the timing set forth in the Deferred Compensation Plan and the applicable payment elections for participants in such plan, subject to any right to terminate the Deferred Compensation Plan and accelerate distributions of participant account balances pursuant to the terms of the Deferred Compensation Plan and applicable Law.

(c) At or prior to the Company Merger Effective Time, the Company Board (or any committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.4.

(d) As of the Company Merger Effective Time, the Long-Term Incentive Plan shall terminate, and the Company shall ensure that following the Company Merger Effective Time, no participant in the Long-Term Incentive Plan, Deferred Compensation Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any Subsidiary thereof.

(e) At the Company Merger Effective Time, Parent shall deposit with the Surviving Company cash in the amount necessary, together with the other funds of the Surviving Company, to make the payments required under this Section 3.4, including all accrued and unpaid cash dividends on Company Compensatory Awards, as applicable, and Parent shall cause the Surviving Company to make the payments required under this Section 3.4 through the Surviving Company’s payroll as promptly as practicable, but in no event later than five Business Days after the Company Merger Effective Time, or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code or comply with the terms of the Deferred Compensation Plan. For the avoidance of doubt, Parent’s obligation to deposit cash shall include amounts sufficient to satisfy the Company’s obligation to withhold from, and pay over to applicable taxing authorities, amounts with respect to the payments required under this Section 3.4.

Section 3.5 Withholding Rights. Each of the Company Parties, any Parent Party, the Surviving Entities, the Paying Agent (and any Affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the applicable Merger Consideration and any other amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights or rights of an objecting stockholder pursuant to the MGCL shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.7 General Effects of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Company.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MLLCA and the MRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Merger Sub II shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and Merger Sub II shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY Parties

Except (a) as set forth in the disclosure letter prepared by the Company and delivered to the Parent Parties at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein), or (b) as disclosed in the Company SEC Documents publicly filed with, or furnished to the SEC since January 1, 2019 and prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, the Company Parties hereby jointly and severally represent and warrant to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Schedule 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and each Subsidiary of the Company are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by the Company in each Subsidiary of the Company, including a list of (i) each Subsidiary of the Company that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”), (ii) each Subsidiary of the Company that is an entity taxable as a corporation which is neither a REIT, a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary and (iii) each Subsidiary of the Company in which a Person other than the Company or a Wholly Owned Company Subsidiary holds an equity interest as of the date hereof (the “Majority Equity Joint Ventures”), together with the percentage equity interest in each Majority Equity Joint Venture held by such other Persons. For the avoidance of doubt, a Majority Equity Joint Venture is a Subsidiary of the Company.

(d) None of the Acquired Companies, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than in (i) the Subsidiaries of the Company, (ii) investments in short-term investment securities, and (iii) equity interests in the Persons set forth on Schedule 4.1(d)(iii) of the Company Disclosure Letter (the “Minority Equity Joint Ventures”)).

(e) The Company has made available to Parent complete and correct copies of the Governing Documents. Each of the Company Parties is in compliance with the terms of its Governing Documents in all material respects. True and complete copies of the Company’s minute book have been made available by the Company to Parent.

Section 4.2 Authority; Approval Required.

(a) Each of the Company Parties has the requisite corporate or other power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval in the case of the Company, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the Company Parties and the consummation by the Company Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate or other action or proceedings on the part of the Company Parties (including Holdings in its capacity as the general partner of the Partnership or the Company as a limited partner of the Partnership) or any of their Subsidiaries are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject (i) with respect to the Company Merger, to receipt of the Stockholder Approval, the filing of the Company Articles of Merger with, and acceptance for record of the Company Articles of Merger by, the SDAT and the filing of the Company Certificate of Merger with the DE SOS and (ii) with respect to the Partnership Merger, the filing of the Partnership Articles of Merger with, and acceptance for record of the Partnership Articles of Merger by, the SDAT.

(b) This Agreement has been duly executed and delivered by the Company Parties and, assuming due authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Company Board has duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interest of the Company and its stockholders, (ii) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Stockholder Approval, the consummation of the transactions contemplated by this Agreement, including the Mergers, (iii) directing that the approval of the Company Merger be submitted to a vote of the holders of Company Common Stock at the Stockholders Meeting, and (iv) except as may be permitted pursuant to Section 7.3, resolving to include in the Proxy Statement the recommendation of the Company Board to holders of Company Common Stock to vote in favor of approval of the Company Merger (such recommendation, the “Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) Except as provided in the following sentence, the Stockholder Approval is the only vote or consent of the holders of any class of securities of the Company Parties or any of their Subsidiaries necessary to approve the Mergers and the other transactions contemplated by this Agreement. Other than the written consent of Holdings, as the general partner of the Partnership and the written consent of the Company, as the holder of the majority of the Partnership Units (which consents have been obtained), no vote or consent of the partners of the Partnership or of the holders of any Partnership Units is necessary to approve this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement and their obligations hereunder will not (with or without notice or lapse of time, or both), (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the Governing Documents or (B) any equivalent organizational or governing documents of any other Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Acquired Companies or by which any property or asset of the Acquired Companies is bound, or (iii) except as set forth in Schedule 4.3(a)(iii) of the Company Disclosure Letter, require any consent, notice or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of any of the Acquired Companies under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, modification, acceleration, vesting or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of payment, purchase, first offer or sale under or result in the creation of a Lien on any property or asset of the Acquired Companies pursuant to, any Contract or Permit to which any of the Acquired Companies is a party (including the Minority Equity Joint Venture Agreements), except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement by the Company Parties will not (with or without notice or lapse of time, or both), require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) the filing with the SEC of the Proxy Statement and such reports under, and other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Company Articles of Merger with, and the acceptance for record of the Company Articles of Merger by, the SDAT pursuant to the MGCL, the filing of the Company Certificate of Merger with the DE SOS pursuant to the DLLCA and the filing of the Partnership Articles of Merger with, and the acceptance for record of the Partnership Articles of Merger by, the SDAT pursuant to the MRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) in connection or compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”). As of the date hereof (except as otherwise specified herein), (i) 139,296,456 shares of Company Common Stock were issued and outstanding (which excludes 90,223 shares of issued and outstanding Trust Stock), (ii) 1,164,806 Restricted Stock awards were issued and outstanding and (iii) 111,092 Deferred Stock Awards were issued and outstanding. All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, first refusal, first offer or similar rights. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock or voting securities of the Company. As of the date hereof, the Company has not sold any shares of Company Capital Stock on a forward basis or entered into any Contracts relating to a forward equity sale transaction with respect to shares of Company Capital Stock. As of the date hereof, there were no accrued dividend equivalents credited participant accounts under the Deferred Compensation Plan. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

(b) Schedule 4.4(b) of the Company Disclosure Letter sets forth for the following information with respect to outstanding Company Compensatory Awards: (i) the name of the holder thereof; (ii) the number of shares of Restricted Stock and the number of Deferred Stock Awards; and (iii) the date of the issuance thereof.

(c) Holdings is the sole general partner of the Partnership. As of the date hereof, (i) 12,222 GP Units of the Partnership, 139,842,931.98 Common Partnership Units and 35,242 Preferred Partnership Units were issued and outstanding, (ii) each such Common Partnership Unit and Preferred Partnership Unit is redeemable in accordance with the Partnership Agreement in exchange for one share of Company Common Stock or cash, at the Company’s election, and (iii) no Partnership Units are held by any Subsidiary of the Company other than Holdings as set forth on Schedule 4.4(c) of the Company Disclosure Letter. Schedule 4.4(c) of the Company Disclosure Letter sets forth a list as of the date hereof of all holders of the GP Units, Common Partnership Units and the Preferred Partnership Units and the number and type of such units held by each such holder. Other than the foregoing, as of the date hereof, no other Partnership Interests (as defined in the Partnership Agreement) or other equity interests in the Partnership are issued and outstanding. The GP Units of the Partnership, Common Partnership Units and the Preferred Partnership Units, in each case that are owned by the Company, Holdings and any other Subsidiary of the Company, are free and clear of any Liens, other than any transfer and other restrictions under the Partnership Agreement.

(d) All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All of the outstanding equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued and were not issued in violation of any preemptive, first refusal, first offer or similar rights. All outstanding shares of capital stock of, or equity interests in, any Subsidiary of the Company that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable, as applicable, and will not be issued in violation of any preemptive, first refusal, first offer or similar rights. Except as provided in Section 4.4(c), and except as set forth in Schedule 4.4(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock of, or equity interests in, each Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. The Acquired Companies’ equity interests in the Minority Equity Joint Ventures (as set forth on Schedule 4.1(d)(iii) of the Company Disclosure Letter) are held by the applicable Acquired Company free and clear of all Liens, other than Permitted Liens, were duly authorized and validly issued, and are fully paid, nonassessable (as applicable) and free of preemptive rights.

(e) There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Acquired Companies (“Voting Debt”) issued and outstanding. Except as provided in Section 4.4(a) and Section 4.4(c), and except as set forth in Schedule 4.4(e) of the Company Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Acquired Companies is a party or by which any of them is bound obligating any of the Acquired Companies to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any of the Acquired Companies or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Voting Debt or other equity interests.

(f) None of the Acquired Companies is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock or other equity interests of any of the Acquired Companies or that restricts the transfer of the capital stock or other equity interests of any of the Acquired Companies. Except as set forth at Schedule 4.4(f) of the Company Disclosure Letter, none of the Acquired Companies has granted any registration rights on the capital stock or other equity interests of any of the Acquired Companies. No Company Capital Stock is owned by any Subsidiary of the Company.

(g) The Company does not have a “poison pill” or similar stockholder rights plan.

(h) All dividends or other distributions on the Company Capital Stock and Partnership Units, and any dividends or other distributions on any securities of any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(i) Except as set forth in Schedule 4.4(i) of the Company Disclosure Letter, the Company has not exempted any Person from, or increased, the “Ownership Limit” (as defined in the Company Charter) or established or increased an excepted holder limit under the Company Charter.

(j) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies in excess of $5,000,000 in principal amount in the aggregate, other than Indebtedness identified in Schedule 4.4(j) of the Company Disclosure Letter.

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by the Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, statements and reports filed or furnished with the SEC on or after January 1, 2019 and those filed or furnished with the SEC since the date of this Agreement, if any, including any amendments, supplements or modifications thereto, the “Company SEC Documents”). As of their respective filing or furnishing dates (or the date of their most recent amendment, supplement or modification), the Company SEC Documents (i) complied in all material respects with the applicable requirements of (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.5(a) of the Company Disclosure Letter, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review and the Company does not have any unresolved comments from the SEC with respect to any Company SEC Documents. None of the Subsidiaries of the Company is currently subject to the periodic reporting requirements of the Exchange Act.

(b) The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2019.

(c) The consolidated audited and unaudited financial statements of the Company and the consolidated Subsidiaries of the Company included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents), (i) complied, as of their respective dates, in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company, taken as a whole, as of their respective dates and the consolidated results of operations of the Company and the consolidated Subsidiaries of the Company for the periods presented therein.

(d) The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the consolidated Subsidiaries of the Company. Since January 1, 2019, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any written notification of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company or (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any securitization transaction or “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the SEC), where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s audited financial statements or other Company SEC Documents.

(f) Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act.

(g) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies nor, to the Knowledge of the Company, any director, officer or employee of the Acquired Companies, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government official or employee or any other Person or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, or any other Person, in each case, in violation of any applicable Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, (a) the Acquired Companies have conducted their respective business in all material respects in the ordinary course of business, (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect, and (c) except for regular quarterly cash dividends or other distributions on the Company Capital Stock, the GP Units, the Common Partnership Units and the Preferred Partnership Units, as the case may be, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, the Common Partnership Units, the GP Units, or the Preferred Partnership Units.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the financial statements as of December 31, 2021 (including any related notes) contained in the Company SEC Documents, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice in all material respects since December 31, 2021, none of the Acquired Companies has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances (collectively, “Permits”) of any Governmental Authority necessary for such Acquired Company to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after notice or lapse of time or both would permit, the suspension, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Permits. To the Knowledge of the Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies that impairs or threatens to impair the validity of any Permit or which would reasonably be expected, if accepted or granted, to result in the suspension or revocation of any Permit, except where the impairment, suspension or revocation of any such Permit, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Acquired Companies is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound, or (ii) any Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged failure of any of the Acquired Companies to comply with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Litigation. There is no material Action or investigation to which any of the Acquired Companies is a party (either as plaintiff or defendant), or against any properties or assets of the Acquired Companies or any director or officer of the Acquired Companies, pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority, and, to the Knowledge of the Company, there is no basis for any such Action or investigation. None of the Acquired Companies has been permanently or temporarily enjoined by, or is otherwise subject to, any Order, judgment or decree of any Governmental Authority that limits any Acquired Company from engaging in or continuing to conduct the business of the Acquired Companies. No Order of any Governmental Authority has been issued in any Action to which any of the Acquired Companies is or was a party, or, to the Knowledge of the Company, in any other Action, and none of the Acquired Companies is otherwise subject to any Order, that enjoins or requires any of the Acquired Companies to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2021, none of the Acquired Companies or any of their respective Representatives has received or made any settlement offer for any Action to which any of the Acquired Companies is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than as set forth in Schedule 4.9 to the Company Disclosure Letter or settlement offers that involves only the payment of money that does not exceed $2,000,000 individually or in the aggregate with respect to Actions involving similar facts or circumstances. As of immediately prior to the date of this Agreement, there is no Action to which any of the Acquired Companies is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.10 Properties.

(a) Schedule 4.10(a) of the Company Disclosure Letter lists the common street address of each Owned Company Property, sets forth the applicable Acquired Company owning such property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies own fee simple title to each Owned Company Property, free and clear of Liens, except for Permitted Liens.

(b) Schedule 4.10(b) of the Company Disclosure Letter lists (i) the common street address for all real property in which an Acquired Company holds as lessee or sublessee a ground lease or ground sublease interest in any real property (as the context may require, individually or collectively, the “Ground Leased Company Property”) and (ii) all of the leases, amendments and guaranties related to the Ground Leased Company Property to which any Acquired Company is a party (the “Ground Lease Documents”). The Ground Leased Company Property is the only real property in which the Acquired Companies hold as lessee, a ground lease interest in any real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the applicable Acquired Company holds a valid leasehold interest in the Ground Leased Company Property and either (i) good and valid fee simple title to all buildings, structures and other improvements and fixtures located on or under such real property or (ii) valid leasehold interest to all buildings, structures and other improvements and fixtures located on or under such real property, in each case, free and clear of all Liens (other than Permitted Liens). True and complete copies of the Ground Lease Documents have been made available to Parent.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof (i) none of the Acquired Companies has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Authority that has not been resolved and (ii) none of the Acquired Companies has received notice to the effect that there are (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties, (B) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas or (C) any defaults under any Contract evidencing any Lien or other Contract affecting any of the Company Properties.

(d) The Acquired Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies’ ownership of any such personal property is not subject to any Liens, other than Permitted Liens.

(e) A policy of title insurance has been issued for each Owned Company Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by the applicable Acquired Company, and (ii) to the Knowledge of the Company, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

(f) Schedule 4.10(f) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned, or otherwise disposed of by the Acquired Companies (a “Prior Sale Contract”) since January 1, 2019, except for easements or similar interests. Other than as set forth in Schedule 4.10(f) of the Company Disclosure Letter, to the Knowledge of the Company as of the date hereof, none of the Acquired Companies has received any written notice of any outstanding claims under any Prior Sale Contract and no event or circumstance has occurred under any Prior Sale Contract that, with the passage of time or receipt of notice would reasonably be expected to result in liability to any Acquired Company in an amount, in the aggregate, in excess of $1,500,000.

(g) True and complete copies of lists of, on both an “in-place lease” and “pre-lease” basis, each residential real estate lease, sublease or other right of occupancy to which an Acquired Company is a party as landlord (collectively, the “Residential Leases”) and the lease identifier, accommodation type, base rent, deposit, move-in date and lease expiration date and separate delinquency reports (such information on such lists, collectively, the “Residential Rent Roll”), have been made available to Parent, which Residential Rent Roll is accurate as of the applicable date stated therein except such discrepancies as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and such Residential Rent Roll is the rent roll used by the Acquired Companies in the ordinary course of their business.

(h) Except as set forth on Schedule 4.10(h) of the Company Disclosure Schedule, (i) no Company Property is subject to any low or moderate income tenant requirements or any other income-based restrictions or requirements (collectively, the “Income Restrictions”), (ii) no Acquired Company has received a written notice of any default that has not been cured under any Contract evidencing such Income Restrictions and (iii) neither the Acquired Companies nor any of the counterparties to such Contracts are currently in default under such Contracts, except, in each case in the foregoing clauses (ii) and (iii), for any such default that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(i) The operating budget set forth in Schedule 4.10(i)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, the aggregate budgeted operating expenses of the Company and the Company Subsidiaries for the Company Properties through December 31, 2022 (the “Operating Expenses”). The capital expenditure budget in Schedule 4.10(i)(ii) of the Company Disclosure Letter (the “Capital Expenditure Budget”) discloses, as of the date hereof, the budgeted amount of all allowances (including tenant allowances, and leasing commissions), expenditures and fundings, budgeted to be funded by or on behalf of the Company or any Company Subsidiary with respect to the Company Properties, including in connection with renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development, in each case with respect to each project or line item in excess of $275,000. Except as set forth in Schedule 4.10(i)(iii) or has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (A) there are no pending common area maintenance (CAM), percentage rent or similar audits by any third party of which the Company has knowledge or has received written notice, and (B) there are no pending real property tax protests or litigation, proceeding, investigation, complaint or action regarding any Company Properties of which the Company has knowledge or has received written notice.

(j) There is no outstanding Indebtedness pursuant to which Company or any Subsidiary of Company is a lender as of the date hereof to any Person other than to a Wholly Owned Company Subsidiary.

(k) Schedule 4.10(k) the Company Disclosure Letter sets forth the common street address for all real property owned or ground leased by (A) the Majority Equity Joint Ventures and (B) the Minority Equity Joint Ventures or any of its Subsidiaries in whole or in part (the property described in this clause (B), the “Minority JV Real Property”), and setting forth the Joint Venture Agreements pertaining thereto. Except for any Indebtedness specifically referenced in the Joint Venture Agreements as set forth on Schedule 4.10(k)(B) of the Company Disclosure Letter (the “JV Loans”), as of the date hereof, neither the Company nor any Subsidiary of the Company has approved or otherwise consented to the incurrence of Indebtedness by any Joint Venture or its Subsidiaries in excess of $1,000,000 other than trade payables in the ordinary course of business. To the Knowledge of the Company, true, correct and complete copies of the documents evidencing and securing the JV Loans have been provided to Parent. To the Knowledge of the Company, the borrower under the JV Loans has not received or delivered any written notice of default with respect to the JV Loans that has not been cured.

(l) Schedule 4.10(l) of the Company Disclosure Letter lists each Company Property that is (i) under development as of the date hereof (other than normal repair and maintenance but including any construction project the cost of which is in excess of $3,000,000) and describes (A) the status of such development as of the date hereof (including the anticipated completion date), and (B) the budgeted costs and the costs to complete, (ii) subject to a binding agreement for development or commencement of construction by an Acquired Company with a cost in excess of $3,000,000 (each, a “Construction Contract”) or (iii) land held for development (each a “Development Project”), in each case, other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(m) As of the date hereof, (i) neither the Company nor any Subsidiary of Company has exercised any Transfer Right with respect to real property or one or more Persons for aggregate consideration in excess of $1,500,000, which transaction has not yet been consummated and (ii) no third party has exercised in writing any Transfer Right with respect to any Subsidiary of the Company or Owned Company Property or Participation Agreement, which transaction has not yet been consummated.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of the Company, is threatened relating to any of the Acquired Companies or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the Acquired Companies and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the Acquired Companies is in possession of all Environmental Permits necessary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, and there are no facts, events or circumstances that would reasonably be expected to result in the revocation, suspension, termination, non-issuance, non-renewal or adverse modification of any such Environmental Permits; (iv) any and all Hazardous Substances disposed of by any of the Acquired Companies was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) except as set forth on Schedule 4.11(v) of the Company Disclosure Letter, Hazardous Substances are not present at any properties of the Acquired Companies or at any other location for which any Acquired

Company may be liable which would require investigation or remediation by any Acquired Company pursuant to, or that may otherwise result in liability to any Acquired Company under, Environmental Law; (vi) the Acquired Companies and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; (vii) no Acquired Company has agreed to assume or retain any liability of any other Person under Environmental Law or relating to Hazardous Substances; and (viii) there are no liabilities or obligations (and no asserted liability or obligations) of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation. The Company has made available to Parent all reports of any environmental site assessments, investigations, remediations, environmental or health and safety compliance audits, or other similar documents, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, to the extent within the possession of any Acquired Company.

Section 4.12 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed with the SEC as an exhibit to any Company SEC Documents filed on or after January 1, 2021 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts, to the extent publicly available, shall be deemed to have been made available to Parent.

(b) In addition to the Contracts described in Section 4.12(a), the Company has made available to Parent a true, correct and complete copy of each Contract (other than a Company Benefit Plan) in effect as of the date hereof to which any of the Acquired Companies is a party or by which any of its properties or assets are bound that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act or is otherwise a Company Related-Party Agreement;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Acquired Companies or their Affiliates, or that otherwise restricts the lines of business conducted by the Acquired Companies or their Affiliates or the geographic area in which the Acquired Companies or their Affiliates may conduct business, in each case, including upon consummation of the transactions contemplated by this Agreement;

(iv) constitutes an Indebtedness obligation of the Acquired Companies with a principal amount as of the date hereof greater than $5,000,000 or relating to any interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives);

(v) requires the Acquired Companies to make any investment (in the form of a loan, capital contribution, preferred equity investment or preferred equity investment or similar transaction) in, or purchase or sell, as applicable, equity interests of, any Person or assets, including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction, that (together with all of the interests, assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $1,500,000;

(vi) evidences a loan to any Person (other than a Wholly Owned Company Subsidiary) by any of the Acquired Companies in an amount in excess of $1,000,000;

(vii) relates to any joint venture, partnership, limited liability company or strategic alliance of any of the Acquired Companies with a third party;

(viii) provides for a right of any Person (other than the Acquired Companies) to receive fees or receive a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right (a “Participation Interest”) to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which Acquired Company has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Person (such Contracts, collectively, the “Participation Agreements”);

(ix) contains covenants expressly limiting, in any material respect, the ability of the Acquired Companies to sell, transfer, pledge or otherwise dispose of any material assets or business of the Acquired Companies;

(x) relates to the settlement (or proposed settlement) of any pending or threatened Action, in writing, other than any settlement that is fully covered by insurance or indemnification (which is reasonably expected to be received), or provides solely for the payment in cash of less than $2,000,000;

(xi) is (A) a Ground Lease Document, (B) a Material Space Lease, (C) an Educational Institution Property Agreement or (D) a Construction Contract;

(xii) expressly obligates the Acquired Companies to conduct business with any third party on a preferential or exclusive basis or that contain most favored nation provisions;

(xiii) grants any buy/sell, put option, call option, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which any Acquired Company could be required to purchase or sell the applicable equity interests of any Person or any real property or any other material assets, rights or properties of the Acquired Companies or any Minority Equity Joint Ventures (any of the foregoing, a “Transfer Right”);

(xiv) provides for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or stock or otherwise) of any real property (including any Company Property or Minority JV Real Property to the extent such Contract was executed on or after January 1, 2019), which Contract is pending or has outstanding obligations as of the date of this Agreement that are reasonably likely to be in excess of $3,000,000;

(xv) pursuant to which any Acquired Company manages, is a development manager of, or the leasing agent of any real properties of a third party under which the aggregate annual payments or other consideration to any of the Acquired Companies thereunder is more than $500,000; or

(xvi) except to the extent such Contract is described in the clauses above or on Schedule 4.20 of the Company Disclosure Schedule or is a Company Benefit Plan, calls for (i) aggregate payments by, or other consideration from, any of the Acquired Companies of more than $10,000,000 over the remaining term of such Contract or (ii) annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $5,000,000.

(c) Each Contract in any of the categories set forth in Section 4.12(a), (b) and (e) to which any of the Acquired Companies is a party or by which it is bound as of the date hereof is referred to herein as a “Material Contract”, and as set forth on Schedule 4.12 of the Company Disclosure Letter.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is legal, valid, binding and enforceable on the each Acquired Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Acquired Companies nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Material Contract, and no event or condition has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No Person other than an Acquired Company manages or operates any of the Company Properties or Minority JV Real Property on behalf of any Acquired Company or Minority Equity Joint Venture.

Section 4.13 Taxes. Solely for purposes of this Section 4.13 (and Section 8.3(a) as it relates to this Section 4.13), the defined terms “Acquired Companies” and “Subsidiaries” shall include all Joint Ventures.

(a) Each Acquired Company has timely filed with the appropriate Governmental Authority all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Acquired Company has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all income and other material Taxes required to be paid by it, whether or not shown on any Tax Return. To the Knowledge of the Company, no written claim has been proposed by any Governmental Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to Tax by such jurisdiction.

(b) The Company (i) for all taxable years beginning with its initial taxable year ended December 31, 2004 and through December 31, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) has operated since December 31, 2021 through the date hereof, and intends to continue to operate until the Closing, in such a manner as to enable the Company to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT is pending or, to the Knowledge of the Company, threatened in writing. No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year beginning with its initial taxable year ended December 31, 2004 (including the taxable year that includes and ends on the Closing Date), taking into account any dividends subject to Section 857(b)(9) or 858 of the Code, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) the Company’s net capital gain for such year.

(c) Each Subsidiary REIT (i) for all taxable years beginning with its initial taxable year ended December 31, 2018, and through December 31, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) has operated since December 31, 2021 through the date hereof, and intends to continue to operate until the Closing, in such a manner as to enable such Subsidiary REIT to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in such Subsidiary REIT’s failure to qualify as a REIT, and no challenge to such Subsidiary REIT’s status as a REIT is pending or, to the Knowledge of the Company, threatened in writing. No Subsidiary of such Subsidiary REIT is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Such Subsidiary REIT’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (for the taxable year that includes the Closing Date, determined as if such taxable year ended on the Closing Date), taking into account any dividends subject to Section 857(b)(9) or 858 of the Code, has not been less than the sum of (x) such Subsidiary REIT’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) such Subsidiary REIT’s net capital gain for such year.

(d) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of any of the Acquired Companies; (ii) no material deficiency for Taxes of any of the Acquired Companies has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) none of the Acquired Companies has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, which Tax Return has since not been filed or is not yet required to be filed; and (v) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) Each Subsidiary of the Company that is a partnership, joint venture or limited liability company and that has not elected to be a REIT or Taxable REIT Subsidiary (i) has such classification as set forth on Schedule 4.13(e) of the Company Disclosure Letter and (ii) has been since the later of its acquisition or formation treated for U.S. federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as so set forth, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(f) None of the Acquired Companies holds any asset the disposition of which would be subject to Section 1374 of the Code or Treasury Regulation Section 1.337(d)-7 (or similar rules under applicable Laws), nor have they disposed of any such asset during its current taxable year.

(g) Since the Company’s inception, none of the Acquired Companies has incurred or engaged in any transaction that could reasonably be expected to give rise to (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and (iii) any material liability for Tax, other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of the Company, no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon any Acquired Company.

(h) The Acquired Companies have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445,

1446, 3402 and 3406 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) Except as set forth in Schedule 4.13(i) of the Company Disclosure Letter, there are no Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or, to the Knowledge of the Company, threatened to raise, a material claim against any Acquired Company for any breach of any Tax Protection Agreements. As used herein, “Tax Protection Agreements” means any written agreement to which any Acquired Company is a party pursuant to which: (i) any liability to holders of equity interests in a Company Subsidiary Partnership (as defined below) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of equity interests in a Company Subsidiary Partnership, any Acquired Company has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, (E) operate (or refrain from operating) in a particular manner; and other than with respect to Joint Venture Agreements, (F) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, or (G) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; or (iii) equityholders of such Company Subsidiary Partnership have guaranteed, indemnified or assumed debt of such partnership. As used herein, “Company Subsidiary Partnership” means a Subsidiary of the Company or a Minority Equity Joint Venture in each case that is taxed as a partnership for U.S. federal income tax purposes.

(j) Except as set forth in Schedule 4.13(j) of the Company Disclosure Letter, none of the Acquired Companies is a party to any Tax allocation or sharing agreement or similar arrangement, other than (i) any agreement or arrangement between any of the Acquired Companies, and (ii) provisions in commercial Contracts not primarily relating to Taxes.

(k) None of the Acquired Companies has an outstanding request for, or received, a written ruling from a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and none of the Acquired Companies is subject to written ruling of a Governmental Authority with respect to any Taxes.

(l) None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company), or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) None of the Acquired Companies has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended or purported to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(o) No written power of attorney that has been granted by any Acquired Company (other than to the Company or a Subsidiary of the Company) currently is in force with respect to any matter relating to Taxes.

(p) There are no Liens for Taxes on any assets of any Acquired Company other than Permitted Liens.

(q) None of the Acquired Companies has (i) agreed to make any material adjustment under Section 481(a) of the Code, (ii) any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to any Acquired Company or (iii) any application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method.

(r) None of the Acquired Companies has made any election to defer any payroll Taxes or claimed any Tax credit under the COVID-19 Laws.

Section 4.14 Intellectual Property. Except as set forth on Schedule 4.14 of the Company Disclosure Letter, none of the Acquired Companies: (a) owns any registered trademarks, patents copyrights or domain names, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) no Intellectual Property owned by any Acquired Company infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of any Acquired Company, and (iii) the Acquired Companies own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Acquired Companies as it is currently conducted; and (iv) since December 31, 2019, none of the Acquired Companies has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Information Privacy and Security. (a) The Company has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Acquired Companies, (b) those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and (c) the Acquired Companies are in compliance with such policies and procedures, except, for purposes of subclauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company maintains disaster recovery plans, procedures and facilities in place that are intended to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance in all material respects with applicable Laws and customer contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has not experienced a data security breach, violation, outage, corruption, or unauthorized use of or access to any IT Assets or any Personal Information stored therein or processed thereby, (ii) the Company has taken reasonable actions and measures to protect the confidentiality, integrity and security of its material Personal Information and IT Assets, against any unauthorized use, access, interruption, modification or corruption, and (iii) the IT Assets used by the Acquired Companies are free from material viruses, malware or other corruptants.

Section 4.16 Insurance. Schedule 4.16 of the Company Disclosure Letter sets forth a description of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for the Acquired Companies (the “Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) each Insurance Policy is in full force and effect, (ii) all premiums invoiced under all Insurance Policies have been paid, and (iii) the Acquired Companies have otherwise complied in all material respects with the terms and conditions of all Insurance Policies and all claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. From December 31, 2019 through the date hereof, no written notice of premature cancellation, refusal of coverage, refusal to renew, termination prior to the expiration of the term thereof or material increase in premium has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company has made available to Parent true and correct copies of all Insurance Policies. Except for workers’ compensation Insurance Policies, no Insurance Policies are written on retrospective, audited or similar premium basis.

Section 4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Benefit Plan and all amendments thereto, and a written description of any such Company Benefit Plan that is unwritten; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Acquired Companies from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority within the prior three (3) years or with respect to an open matter.

(b) None of the Acquired Companies maintains, contributes to, or participates in, or otherwise has any obligation or direct or contingent liability in connection with: (i) an “employee pension benefit plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of the Acquired Companies has withdrawn at any time within the preceding six years from any “multiemployer plan” (as defined in Section 3(37) of ERISA), or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Acquired Companies. No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare type benefits, except pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other applicable legal requirements. None of the Acquired Companies has any liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c) Each Company Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, such Company Benefit Plan, and its related trust, has received and is entitled to rely on a determination letter from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter) and that its trust is exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has or would reasonably be expected to adversely affect the qualifications of such Company Benefit Plan. No material audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any Company Benefit Plan.

(d) Except as set forth in Schedule 4.17(d) of the Company Disclosure Letter or as expressly provided for under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any payment (whether of severance pay or otherwise) becoming due, any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment or benefit, constitute a “excess parachute payment” within the meaning of Section 280G of the Code, any increase in payment, or acceleration of the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons). Except as set forth in Schedule 4.17(e) of the Company Disclosure Letter, none of the Acquired Companies is a party to or has any obligation to compensate any Person in connection with the transactions contemplated by this Agreement for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(e) All material required premiums for, contributions to, and payments from, any Company Benefit Plans have been timely made or timely accrued by the Company in the consolidated audited and unaudited financial statements of the Company in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

Section 4.18 Labor Matters.

(a) Schedule 4.18(a) of the Company Disclosure Letter contains a true, accurate and complete list of all employees of the Acquired Companies as of the date hereof, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to Parent, and shall be deemed to be part of Schedule 4.18(a) of the Company Disclosure Letter.

(b) Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedule, the employees of the Acquired Companies currently are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies. To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies is being threatened in writing.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Acquired Companies is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, worker compensation, pay equity and payment of withholding and/or social security taxes and (ii) there are no complaints, charges or claims against the Acquired Companies filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with or by any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the application for employment, provision of services, employment or termination of employment of any individual by the Acquired Companies.

(d) All current and former employees of the Company or any Subsidiary of the Company who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of the Company and any Subsidiary of the Company have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to the Company or any Subsidiary of the Company as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and Company Benefit Plans.

(e) In the two years preceding the date of this Agreement, none of the Acquired Companies has implemented any plant closing, layoff, termination or reduction in hours that (in each case) would trigger the notice requirements or violated the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”).

(f) The Acquired Companies have complied in all material respects with the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder (“IRCA”). The Acquired Companies have not employed individuals not authorized to work in the United States. The Acquired Companies have not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(g) In the prior three years, none of the Acquired Companies has been party to a settlement agreement resolving material allegations of sexual harassment by or against any current or former director, officer or employee of the Company or any of its Subsidiaries. In the prior three years, to the Knowledge of the Company, there have not been any material allegations of sexual harassment involving any director, officer or employee of the Company or any of its Subsidiaries.

Section 4.19 Related-Party Transactions. Except as described in Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2020 and prior to the date hereof, there are no Contracts, arrangements, understandings, transactions or liabilities between any of the Acquired Companies (or binding on any of their respective properties or assets), on the one hand, and (a) any current or former officer or director of the Acquired Companies or (b) any associate (as defined in Rule 12b-1 under the Exchange Act) or Affiliate of any such officer, or director, on the other hand (other than those exclusively among the Acquired Companies) (collectively, the “Company Related-Party Agreements”).

Section 4.20 Brokers. No broker, investment banker or other Person (other than the Persons listed in Schedule 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Schedule 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and such Person, true, correct and complete copies of which have been made available to Parent prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Opinion of Financial Advisor. The Company Board has received the oral opinion of BofA Securities, Inc., financial advisor to the Company (“Financial Advisor”), which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Stock Consideration to be paid by Parent to holders of the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company will deliver to Parent a complete and correct copy of such opinion promptly after receipt thereof by the Company Board solely for informational purposes.

Section 4.22 Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.11, (a) the Company Board (or a committee thereof) has taken all action necessary to render inapplicable to the Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers, and (c) no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Mergers and the other transactions contemplated by this Agreement or, to the Knowledge of the Company, the Parent Parties. No dissenters’ rights, appraisal rights, rights of an objecting stockholder or similar rights are available to (i) the holders of Company Common Stock with respect to the Company Merger or (ii) the holders of Partnership Units with respect to the Partnership Merger.

Section 4.23 Information Supplied. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation in this Section 4.23 is made as to statements made or incorporated by reference based on information supplied by or on behalf of the Parent Parties in writing specifically for inclusion or incorporation by reference therein.

Section 4.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the Company Parties or any other Person on behalf of the Company Parties has made any representation or warranty, expressed or implied, with respect to the Acquired Companies, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies. In particular, without limiting the foregoing disclaimer, none of the Company Parties or any other Person on behalf of the Company Parties makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to the Acquired Companies, except for the representations and warranties made by the Company Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Parent Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person on behalf of a Parent Party has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Parent Party furnished or made available to the Company Parties or their Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE Parent PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company Parties as follows:

Section 5.1 Organization and Qualification.

(a) Each of the Parent Parties is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdictions of its formation or organization, as the case may be, and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.

(b) All of the issued and outstanding equity interests in Merger Sub I are, and at the Company Merger Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding equity interests in Merger Sub II are, and immediately prior to the Partnership Merger Effective Time will be, owned by Merger Sub I. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the transactions contemplated hereby.

Section 5.2 Authority.

(a) Parent has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered on behalf of the Parent Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Each of Merger Sub I and Merger Sub II has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers to which it is a constituent entity. The execution and delivery of this Agreement by Merger Sub I and Merger Sub II and the consummation by Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on their part, and no other proceedings on the part of Merger Sub I and Merger Sub II are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Company Merger, to the filing of the Company Articles of Merger with, and acceptance for record of the Company Articles of Merger by, the SDAT and the filing of the Company Certificate of Merger with the DE SOS and (ii) with respect to the Partnership Merger, to the filing of the Partnership Articles of Merger with, and acceptance for record of the Partnership Articles of Merger by, the SDAT.

Section 5.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of this Agreement and its obligations hereunder will not, (a) conflict with or violate any provision of the governing documents of any Parent Party, or (b) conflict with or violate any Law applicable to any Parent Party. Except as may be required by the Exchange Act, the MGCL, the DLLCA, the MRULPA, any applicable antitrust Laws or the rules of the NYSE, none of the Parent Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Company Merger Effective Time in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Mergers, except where the failure to make any such filing or obtain any such consent would not have a Parent Material Adverse Effect. No vote of Parent’s equity holders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

Section 5.4 Available Funds.

(a) Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”). The Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated.

(b) Parent has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement. Assuming the accuracy of the representations and warranties of the Company Parties set forth in this Agreement and the performance in all material respects by the Company Parties of their obligations under this Agreement, at the Closing, the net proceeds contemplated by the Equity Commitment Letter will be sufficient for the Parent Parties and the Surviving Entities to pay all amounts required to be paid in connection with the Mergers and Equity Commitment Letter (including payment of the Merger Consideration, repayment or refinancing of debt of any Acquired Company contemplated by this Agreement, and payment of all other fees and Expenses and obligations required to be paid or satisfied by any Parent Party in connection with the Mergers and the Equity Financing).

(c) The Equity Commitment Letter is enforceable against Parent and Sponsor in accordance with its terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter. Assuming the accuracy of the representations and warranties of the Company Parties set forth in this Agreement and the performance in all material respects by the Company Parties of their obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Equity Financing will not be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to the Parent Parties on the Closing Date. The Equity Commitment Letter contains all of the conditions precedent and other conditions and contingencies to the obligations of Sponsor to make the full amount of the Equity Financing available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Equity Financing other than as expressly set forth in the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or amount of the Equity Financing.

(d) The obligations of the Parent Parties under this Agreement are not subject to any conditions regarding Parent Parties’, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, any of the Acquired Companies) ability to obtain the Equity Financing or any other financing.

Section 5.5 Solvency. Assuming (a) satisfaction or waiver of the conditions to the Parent Parties’ obligation to consummate the Mergers, and after giving effect to the Mergers, including the Equity Financing, and the payment of the Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company Parties set forth in Article IV hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Mergers, (e) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and (f) payment of all related fees and Expenses, then, after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, each of Parent and the Surviving Entities will be Solvent as of the Company Merger Effective Time and immediately after the consummation of the Mergers. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including the probable amount of contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.6 Guarantee. Parent has furnished the Company with a duly executed, accurate and complete copy of the Guarantee. The Guarantee is in full force and effect. The Guarantee is (a) a legal, valid and binding obligation of the Sponsor, and (b) enforceable in accordance with its respective terms against the Sponsor, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no breach or default under the Guarantee by the Sponsor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Sponsor.

Section 5.7 Absence of Certain Agreements. As of the date hereof, none of the Parent Parties nor any of their respective controlled Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of Company Common Stock, consideration of a different amount or nature than the Common Stock Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal, or (b) pursuant to which any stockholder of any Acquired Company has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the transactions contemplated by this Agreement, in each case that would not terminate and be void concurrently with any termination of this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between the Parent Parties, the Sponsor or any of their respective controlled Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of the Parent Parties or the Sponsor (or any of their respective controlled Affiliates) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving any Acquired Company in connection with the Mergers (provided that the foregoing shall not be deemed to prohibit the establishment of customary “tree” arrangements).

Section 5.8 Litigation. As of the date hereof, there is no Action or investigation to which any of the Parent Parties is a party (either as plaintiff or defendant) pending or, to the knowledge of the Parent Parties, threatened before any Governmental Authority, and, to the knowledge of the Parent Parties, there is no basis for any such Action or investigation, in each case, that is expected to have a Parent Material Adverse Effect. As of the date hereof, none of the Parent Parties has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of such Parent Party that is expected by Parent to have a Parent Material Adverse Effect.

Section 5.9 Compliance. Each of the Parent Parties is in, and since December 31, 2019 has been in, compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Parties has, during the past five years: (a) received any written notice from any Governmental Authority regarding any material violation by the Parent Parties of any Law; or (b) provided any written notice to any Governmental Authority regarding any material violation by any of the Parent Parties of any Law, which notice in either case of clauses (a) and (b) remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Brokers. No broker, investment banker or other Person that has been retained by or is authorized to act on behalf of the Parent Parties is entitled to any broker’s, finder’s or other similar fee or commission payable by the Company or any of its Affiliates or any of their respective stockholders in connection with the Mergers and the other transactions contemplated by this Agreement.

Section 5.11 Takeover Statutes. None of the Parent Parties or, to the knowledge of the Parent Parties, any of their respective Affiliates, beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company

Capital Stock or any securities that are convertible into or exchangeable or exercisable for Company Capital Stock, or holds any rights to acquire or vote any Company Capital Stock, other than pursuant to this Agreement. None of the Parent Parties or any of their Subsidiaries or the “Affiliates” or, to the knowledge of the Parent Parties, the “associates” of any such person, within the past five years, has been an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 5.12 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the Parent Parties or any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement to the Proxy Statement, at the time of the Stockholders Meeting or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.13 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the Parent Parties or any other Person on behalf of a Parent Party has made any representation or warranty, expressed or implied, with respect to the Parent Parties or any of their respective Affiliates, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or any of their respective Affiliates. In particular, without limiting the foregoing disclaimer, none of the Parent Parties or any other Person on behalf of a Parent Party makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to the Parent Parties, except for the representations and warranties made by the Parent Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person on behalf of the Company Parties has made or is making any representations or warranties relating to the Acquired Companies whatsoever, express or implied, beyond those expressly given by the Company Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to the Parent Parties or any of their respective Representatives.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Parties.

(a) Each of the Company Parties covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement, or (iv) as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company Parties shall, and shall cause each Subsidiary of the Company Parties to, (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (B) use all reasonable efforts to (1) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with tenants and other third parties, (2) retain the services of its current officers at the level of senior vice president or higher, subject to termination of officers for “cause,” (3) preserve its assets and properties in good repair and condition (normal wear and tear excepted), and (4) maintain the status of the Company as a REIT, including making distributions in accordance with Section 7.11.

(b) Without limiting the foregoing, each of the Company Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or expressly permitted by this Agreement, or as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any Subsidiary of the Company Parties or any Minority Equity Joint Venture over which the Company or any Subsidiary exercises control to do any of the following:

(i) (A) amend or propose to amend the Governing Documents or, other than in the ordinary course of business, such equivalent organizational or governing documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise, (B) waive the stock “Ownership Limit” (as defined in the Company Charter) or create (or increase) an excepted holder limit under the Company Charter, (C) amend the Joint Venture Agreements (or waive any material provision of the Joint Venture Agreements), or (D) consent to the taking of any “major decision” or similar term under the Minority Equity Joint Venture Agreements or take any “major decision” or similar term solely in the control of a Subsidiary of the Company under the Minority Equity Joint Venture Agreements;

(ii) adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of any Acquired Company (other than any wholly owned Subsidiary of the Partnership) (or, with respect to a Minority Equity Joint Venture or Subsidiary thereof, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to Company Capital Stock or other equity securities or ownership interests in any Acquired Company or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to the Company or any Wholly Owned Company Subsidiary by any Wholly Owned Company Subsidiary (other than distributions by the Partnership), (B) distributions by any Subsidiary of the Company that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Subsidiary or (C) distributions resulting from the vesting or settlement of Company Compensatory Awards in existence as of the date hereof or issued after the date hereof in accordance with this Agreement or pursuant to the existing terms of the Deferred Compensation Plan; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), the Company and any Subsidiary of the Company (including any Subsidiary REIT) shall be permitted to make distributions in accordance with Section 7.11;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or any other equity interests of the Company or any Subsidiary of the Company, except for shares of Company Capital Stock withheld by, or forfeited to, the Company in connection with the vesting and settlement of taxes for outstanding Company Compensatory Awards in the ordinary course;

(v) except for transactions among the Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, issue, sell, pledge, dispose, permit any Lien (other than Permitted Liens) on or grant any shares of Company Capital Stock or any other equity interests in the Company or the Subsidiaries of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of (or any rights linked to the value of) Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company, or enter into any agreement, arrangement or understanding with respect to the sale, registration or voting of the Company Capital Stock or any other equity interests in the Company or in the Subsidiaries of the Company (including forward equity sales), except for the issuance of (A) Company Common Stock upon the exchange of Partnership Units in accordance with the terms of the Partnership Agreement, (B) Company Common Stock or Partnership Units pursuant to the exercise, vesting and/or settlement of Company Compensatory Awards outstanding as of the date hereof as set forth in Section 4.4 in accordance with their terms and (C) pursuant to the terms of the Deferred Compensation Plan;

(vi) except as described in Schedule 6.1(b)(vi) of the Company Disclosure Letter, acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any assets or interest in any Person, except (A) acquisitions by the Company or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary and (B) other acquisitions of personal property and equipment in the ordinary course of business for a purchase price of less than $3,000,000 in the aggregate;

(vii) except as described in Schedule 6.1(b)(vii) of the Company Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, license, assign, transfer, abandon, dispose of or permit any material Lien on, or effect a deed in lieu of foreclosure with respect to, any real property or any other material property, material rights or material assets (including interests in any Joint Ventures) of any Acquired Company, any Minority Equity Joint Venture or any Subsidiary of a Minority Equity Joint Venture, except pursuant to residential leases for student housing or commercial leases (other than those providing for annual rentals of $2,000,000 or more) or Permitted Liens, in each case, in the ordinary course of business;

(viii) except as described in Schedule 6.1(b)(viii) of the Company Disclosure Letter, incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of the Acquired Companies, except (A) the replacement of the Current Revolver with a Replacement Revolver as described in Schedule 6.1(b)(viii), (B) new incurrences of Indebtedness under the Revolver in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)) that does not, in the aggregate, exceed $60 million; (C) new incurrence of Indebtedness under the Revolver to repay the Term Loan that does not, in the aggregate, exceed $200 million, (D) repayments under the Revolver in the ordinary course of business consistent with past practice (specifically excluding the loans secured directly or indirectly by any Company Property) and (E) mandatory payments under the terms of any Indebtedness in accordance with its terms, including the repayment of the Term Loan at the maturity thereof and in accordance with the foregoing clause (D);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by the Company or a Wholly Owned Company Subsidiary to the Company or a Wholly Owned Company Subsidiary;

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date hereof, would be a Material Contract), other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action by any Acquired Company; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request made to each of the Persons set forth on Schedule 6.1(b)(x) of the Company Disclosure Letter in the manner set forth in Section 10.2, Parent shall be deemed to have given its written consent to such action;

(xi) except as set forth in Schedule 6.1(b)(xi) of the Company Disclosure Letter, make any payment, direct or indirect, of any liability of any Acquired Company before the same comes due in accordance with its terms, other than (A) in the ordinary course of business, or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $10,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against any Acquired Company or the Surviving Entities, (C) do not provide for any admission of liability by any of the Acquired Companies, and (D) with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock comply with Section 7.7(c) (excluding in each case any such matter related to Taxes, which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xvi));

(xiii) except as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, (A) (1) except where due to cause, terminate any executive officer or (2) hire any executive officer or any employee who is not an executive officer, other than with respect to a non-executive officer employee with a prospective annual base salary of not more than $200,000, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of the Acquired Companies’ directors, officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as required under any Company Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Letter or as may be required to comply with applicable Law, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law, (D) grant to any of the Acquired Companies’ directors, officers or employees any new or additional entitlement to severance or termination pay or any other payments or benefits triggered by a change of control or by the transactions contemplated by this Agreement or (E) recognize any union or other labor organization as the representative of any of the employees of any Acquired Company, or enter into collective bargaining agreement with any labor organization;

(xiv) make any material change to its methods, principles or procedures of accounting in effect as of December 31, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable Law, or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(xv) enter into any new line of business;

(xvi) enter into or modify in a manner adverse to any Acquired Company or any Minority Equity Joint Venture, or take (or fail to take) any action that would violate, be inconsistent with, or give rise to liability with respect to, any Tax Protection Agreement, make, change or rescind any entity classification or other material election relating to Taxes, change a material method of Tax accounting, change any Tax accounting period, file or amend any material Tax Return, settle or compromise any material Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, knowingly surrender any right to claim any material Tax refund, or give or request any waiver or extension of a statute of limitation with respect to any material Tax Return or Tax claim or assessment except, in each case, (A) to the extent required by Law, or (B) to the extent necessary, as reasonably determined after consultation with Parent, (1) to preserve the Company’s or any Subsidiary REIT’s qualification as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary of the Company or any Minority Equity Joint Venture as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company or any Subsidiary REIT to fail to qualify as a REIT or any Subsidiary of the Company or any Minority Equity Joint Venture to cease to be treated as (A) a partnership or disregarded entity for federal income tax purposes, or (B) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) make or commit to make any capital expenditures other than (A) capital expenditures of up to (1) with respect to each project, 110% of the respective amounts specified for such project in the Capital Expenditure Budget and (2) 105% of the amount specified for all such expenditures in the Capital Expenditure Budget taken as a whole, or (B) for emergency repairs required by Law;

(xix) adopt a plan of merger or complete or partial liquidation with respect to any Acquired Company or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization (or, with respect to a Minority Equity Joint Venture or Subsidiary thereof, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions);

(xx) materially modify or reduce the amount of any insurance coverage provided by the Insurance Policies, except in the ordinary course of business;

(xxi) make any material adverse change to their publicly posted privacy policies or the operation or security of their IT Assets, except as required by applicable Law;

(xxii) (A) initiate or consent to any zoning reclassification of any Company Property, or any change to any approved site plan, special use permit or other land use entitlement affecting any Company Property, except with respect to land held for development, or (B) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit of the Company or its Subsidiaries (or, in each case of clauses (A) and (B), with respect to a Minority Equity Joint Venture or Subsidiary thereof or Minority JV Real Property, consent to any of the foregoing actions or, if solely in the control of any Acquired Company, take any of the foregoing actions), in each case of clauses (A) and (B) except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property or Minority JV Real Property;

(xxiii) except as set forth in Schedule 6.1(b)(xxiii) of the Company Disclosure Letter, apply for or receive any relief under the COVID-19 Laws; or

(xxiv) authorize or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company Parties from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (or any committee thereof), upon advice of counsel to the Company, is reasonably necessary (i) after consultation with Parent, for the Company or any Subsidiary REIT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code or otherwise to qualify or preserve the status of any Subsidiary of the Company or any Minority Equity Joint Venture for U.S. federal income tax purposes as a partnership, disregarded entity, REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary for any period or portion thereof ending on or prior to the Closing Date, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that any of the Acquired Companies be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company or any Subsidiary REIT as permitted pursuant to Section 6.1(b)(iii) or Section 7.11.

Section 6.2 No Control of Other Parties’ Business. Notwithstanding the foregoing, nothing contained in this Agreement shall give directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Companies’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. The Company shall promptly notify the Parent Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Parent Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise the Parent Parties of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement; provided that, prior to responding to any comments of the SEC, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of the Parent Parties shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to the Parent Parties and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Board Recommendation, except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3.

(b) If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, as the case may be, or any of their respective subsidiaries or Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company; provided, however, that no amended or supplemental materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity in advance for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.23, Section 5.12 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Stockholders Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law, the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than 90 days prior to the date of the Stockholders Meeting. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders and shall hold the Stockholders Meeting as soon as practicable following the date of this Agreement and, in any event, shall mail the definitive Proxy Statement to the Company’s stockholders promptly following the clearance thereof by the SEC (or receipt of notice that the SEC is not reviewing the preliminary Proxy Statement). The Company shall cause Holdings, in its capacity as the general partner of the Partnership, to timely send to each limited partner of the Partnership a notice of the Partnership Merger in accordance with Section 15.1 of the Partnership Agreement. The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval, include the Board Recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by and determined in accordance with Section 7.3(e); provided, however, that the Company’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall have the right, after consultation with Parent, to make one or more successive postponements or adjournments of the Stockholders Meeting to the extent required by applicable Law to provide any required disclosure to the Company’s stockholders or to the extent necessary to solicit additional proxies (provided, however, that, without the prior written consent of Parent, the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting. The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company’s stockholders. Without the prior written consent of Parent, (x) the approval of the Company Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company stockholders in connection with this Agreement or the approval of the Company Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting and (y) the Company shall not submit to the vote of its stockholders any Competing Proposal.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Company Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to (x) third parties that are party to any Participation Agreement (provided, that, the Company is provided a reasonable opportunity to participate in any discussions with such third parties and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request), and (y) all of the Company’s and its Subsidiaries’ respective properties, offices, books, Contracts, personnel and records and, during such period, the Company Parties shall, and shall cause each of its Subsidiaries to and shall use its reasonable efforts to cause its Representatives to, furnish reasonably promptly to Parent and its Representatives (i) any information concerning the Company or its Subsidiaries (including with respect to any pending or threatened Action) as Parent may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, the Company shall use its commercially reasonable efforts to cause its Representatives to participate in meetings and telephone conferences with Parent and its Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the rights or remedies of the Parties. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2(a) to provide Parent or its

Representatives with access to or to disclose information (A) that would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to the Company or any of its Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law), or (C) that would result in a loss or waiver of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing the Parent Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company and any of its Subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each Party will hold, and will cause its respective Representatives to hold, any non-public information regarding the other Party obtained in connection with the transactions contemplated by this Agreement, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination thereof; provided, however, Blackstone Real Estate Services L.L.C. and the Parent Parties may disclose “Information” (as defined in the Confidentiality Agreement) to their potential financing sources, which financing sources will be deemed to be “Representatives” (as defined in the Confidentiality Agreement).

Section 7.3 No Solicitation of Transactions; Change in Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 7.3, from and after the date hereof through the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, and shall direct its other Representatives to, (i) immediately cease any activities, solicitation, encouragement, discussions or negotiations with any Persons with respect to any Competing Proposal or Inquiry and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any non-public information to, or take any other action for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, any Competing Proposal or Inquiry, (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other Contract (other than an Acceptable Confidentiality Agreement) with respect to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such Contract, an “Alternative Acquisition Agreement”) or (D) resolve, propose or agree to do any of the foregoing. Promptly after the date hereof (and in any event, within twenty-four (24) hours thereafter), the Company shall, and shall cause each of its Subsidiaries and its and their officers and directors to, immediately terminate all physical and electronic data room access granted to any Person or its Representatives (other than the Parent Parties, their respective Affiliates and their respective Representatives) in connection with any Inquiry, Competing Proposal or its consideration of any Competing Proposal and request the return or destruction by such Person and its Representatives of all non-public information concerning the Company Parties.

(b) Superior Proposals and Other Exceptions. Notwithstanding anything to the contrary contained in this Section 7.3, but subject to compliance with the other provisions of this Section 7.3, at any time prior to obtaining the Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, (i) participate or engage in discussions or negotiations with, furnish information (including non-public information) relating to any of the Acquired Companies to or (ii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of any of the Acquired Companies, in each case, pursuant to an Acceptable Confidentiality Agreement, to, any Person or group of Persons that has made, renewed or delivered to the Company a bona fide written Competing Proposal after the date of this Agreement and prior to obtaining the Stockholder Approval (that did not result from a breach of this Section 7.3) or to such Person’s Representatives (including potential financing sources of such Person); provided, in each case, that the actions described in the foregoing clauses (i) and (ii) shall be permitted only if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, further, that the Company shall promptly (and, in any event, within 24 hours) notify Parent in writing if the Company takes any of the actions described in this Section 7.3(b) and, subject to applicable Law, any non-public information concerning any of the Acquired Companies that is provided to such Person or its Representatives pursuant to this Section 7.3(b) that was not previously provided to Parent or its Representatives shall be provided or made available to Parent promptly (and, in any event, within 24 hours) following such time as it is provided or made available to such Person.

(c) Notices. If the Company receives any Competing Proposal or Inquiry, then the Company shall (i) promptly (and in any event no later than 24 hours) after receipt of such Competing Proposal or Inquiry advise Parent in writing of the receipt of such Competing Proposal or Inquiry, the identity of the Person or group of Persons making such Competing Proposal or Inquiry and the material terms and conditions thereof, and provide to Parent copies of any such Competing Proposal or Inquiry made in writing and any written documentation (including drafts of proposed agreements and correspondence relating thereto) and (ii) keep Parent advised, on a reasonably prompt basis (and in any event within 24 hours), of all material developments, discussions or negotiations regarding any Competing Proposal or Inquiry and the status of such Competing Proposal or Inquiry, including notifying Parent of any change to the financial or other material terms and conditions of any Competing Proposal or Inquiry and providing Parent copies of any written documentation (including drafts of proposed agreements and correspondence relating thereto); provided, that the Company may redact the documentation and terms and conditions of any such Competing Proposal or Inquiry, to the extent the Company determines in good faith, after consultation with its outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the Person making such Competing Proposal or Inquiry. The Company agrees that none of the Acquired Companies will enter into any confidentiality or similar agreement with any Person subsequent to the date hereof which prohibits any Acquired Company from providing any information required to be provided to Parent in accordance with Section 7.3(b) and Section 7.3(c) within the time periods contemplated hereby.

(d) No Change in Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 7.3(e), neither the Company Board nor any committee thereof shall:

(i) (A) fail to recommend to its stockholders that the Stockholder Approval be given or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (D) adopt, approve or recommend, or publicly propose to or agree to adopt, approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii) authorize, cause or permit any Acquired Company to enter into any Alternative Acquisition Agreement.

(e) Adverse Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary herein, at any time prior to the time the Stockholder Approval is obtained, if the

Company has not breached Section 7.3(d) or this Section 7.3(e) and has not breached the other provisions of this Section 7.3 in any material respect and has received an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.3 and that the Company Board has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to substantially concurrently enter into an Alternative Acquisition Agreement providing for the implementation of such Competing Proposal; provided, however, that the Company Board shall not take any action described in this Section 7.3(e) unless:

(i) the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law; and

(ii) prior to making an Adverse Recommendation Change or so terminating this Agreement, (A) the Company has given Parent at least three Business Days prior written notice of its intention to take such actions (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(d) as well as copies of any written proposals or offers and any proposed written agreements providing for such Superior Proposal, (B) the Company has negotiated, and has caused its Representatives to negotiate, with Parent and its Representatives in good faith during the three Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such third Business Day (the “Match Period”) (to the extent Parent desires to so negotiate) to enable Parent to propose in writing revisions to the terms and conditions of this Agreement so that the Company Board would no longer determine that such Competing Proposal constitutes a Superior Proposal or the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would be inconsistent with the duties of the directors of the Company Board under applicable Law and (C) at the end of the Match Period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by Parent and shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the Competing Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement in response to such Superior Proposal would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law, in each case, if the revisions proposed by Parent were given effect; provided, that, in the event of any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent an additional written notice consistent with that described in subclause (A) above and the Match Period shall recommence (provided that any such new Match Period shall be a period of two Business Days following receipt by Parent of any such additional notice and ending at 11:59 p.m. (New York City time) on such second Business Day) and the Company shall be required to comply with subclauses (B) and (C) above anew.

(f) Intervening Event. Other than in connection with a Superior Proposal, at any time prior to receipt of the Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to do so would be inconsistent with the duties of the directors of the Company Board under applicable Law; provided, however, that the Company Board (or any committee thereof) shall not make such an Adverse Recommendation Change unless:

(i) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect an Adverse Recommendation Change pursuant to this Section 7.3(f), which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Company Board’s determination that such events or circumstances constitute an Intervening Event;

(ii) prior to effecting such an Adverse Recommendation Change, the Company and its Representatives must have negotiated with Parent and its Representatives in good faith during the four Business Day period following Parent’s receipt of such notice and ending at 11:59 p.m. (New York City time) on such fourth Business Day (the “Notice of Intervening Event Period”) (to the extent that Parent desires to so negotiate) to allow Parent to propose such adjustments to the terms and conditions of this Agreement to obviate the need to effect an Adverse Recommendation Change in response to such Intervening Event; and

(iii) following the Notice of Intervening Event Period, the Company Board shall have determined (after consultation with the Company’s financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) in good faith that the failure to make an Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with the duties of the directors of the Company Board under applicable Law if the revisions proposed by Parent were given effect.

(g) Certain Disclosures. Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pending disclosure of its position thereunder; provided, that any such disclosure does not contain an Adverse Recommendation Change; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Acquired Companies or the fact that a Competing Proposal has been made, the identity of the Person making such Competing Proposal or the material terms of such Competing Proposal, in each case, that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that such disclosure is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) under this Agreement and no such disclosure shall, taken by itself, be deemed to be an Adverse Recommendation Change); or (iii) communicating in writing with any Person (or the Representatives of such Person) to the extent necessary to direct such Person to the provisions of this Section 7.3; provided, however, that (A) the Company Board (or any committee thereof) shall not make an Adverse Recommendation Change, except in accordance with Section 7.3(e), and (B) any such statement or disclosure made by the Company or the Company Board (or a committee thereof) pursuant to this sentence must be subject to the terms and conditions of this Agreement and that nothing in the foregoing will be deemed to permit the Company or the Company Board (or any committee thereof) to effect an Adverse Recommendation Change.

(h) Standstills and Ownership Limits. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Competing Proposal or Inquiry or similar matter in any Contract to which the Company or any of its Subsidiaries is a party; provided, that, notwithstanding anything in this Agreement to the contrary, if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the duties of the directors of the Company Board under applicable Law, the Company may grant a limited waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Competing Proposal to the Company Board and, to the extent permitted by the other subsections of this Section 7.3, thereafter negotiate and enter into any transaction in connection therewith. The Company and the Company Board (or any committee thereof) shall not take any action to exempt any Person (other than any Parent Party or their Affiliates) from or render inapplicable (i) “Ownership Limit” (as defined in the Company Charter) (including by establishing or increasing an excepted holder limit under the Company Charter); or (ii) any Takeover Statute, in each case, unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(c)(ii).

Section 7.4 Interim Operations of Merger Sub I and Merger Sub II. During the period from the date hereof through the earlier of the Partnership Merger Effective Time or the date of termination of this Agreement, Merger Sub I and Merger Sub II shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or in otherwise in connection with the transactions contemplated by this Agreement.

Section 7.5 Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or so long as statements are substantially similar to statements previously agreed by the Parties and (b) a Party will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made by the Parties (or individually, if approved by the other Party) or (ii) relating to an Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, made in accordance with Section 7.3. The Parties have agreed upon the form of a press release announcing the Mergers and the execution of this Agreement, and shall make such press release no later than one Business Day following the date on which this Agreement is signed.

Section 7.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company Parties and each of the Parent Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Nothing in this Section 7.6 or any other provision of this Agreement shall require Parent or any Affiliates of Parent (including Blackstone Inc. (“Blackstone”)) to agree or otherwise be required to take any action, including any action with respect to any Affiliates of Parent (including Blackstone, any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or its Affiliates, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to the Parent Parties and their Subsidiaries (including, following the Closing, the Surviving Entities and their Subsidiaries)).

(b) In connection with and without limiting the foregoing Section 7.6(a), each of the Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Subsidiaries to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Mergers and the other transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Mergers and the other transactions contemplated by this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Representatives shall, and none of the Parties or any of their respective Subsidiaries or Representatives shall be obligated to, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions set forth in Article VIII would reasonably be expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or any remedies for any breach of the representations, warranties, covenants or agreements under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, the Parent Parties or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (Parent Terminating Breach), or Section 9.1(d)(i) (Company Terminating Breach).

(c) The Company and its Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of its Subsidiaries, respectively, or any of its or their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement (“Transaction Litigation”) and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties such information relating to such Actions as may be reasonably requested, subject to the preservation of privilege). The Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any Transaction Litigation against the Company, its Subsidiaries or its or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, shall give due consideration to Parent’s advice with respect to such Action and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.8 Other Employee Benefits.

(a) From and after the Company Merger Effective Time and for a period of not less than 12 months after the Closing Date, but solely during any period of employment, Parent shall or shall cause the Surviving Entities to provide to each employee of the Acquired Companies who continues employment with Parent or any Acquired Company following the Company Merger Effective Time (each, a “Continuing Employee”) with (i) a base salary that is no less than the base salary provided to such Continuing Employee immediately prior to the Company Merger Effective Time and (ii) paid-time off, qualified retirement and health insurance benefits that are not less favorable, in the aggregate, than those provided to each such Continuing Employee immediately prior to the Company Merger Effective Time and (iii) severance benefits as set forth on Schedule 7.8(a) of the Company Disclosure Letter. In addition, for each Continuing Employee who remains employed by Parent or any Acquired Company on December 31, 2022, except as set forth on Schedule 7.8(a)(i) of the Company Disclosure Letter, (A) such Continuing Employee will be eligible to receive, no later than February 1, 2023, (x) an annual cash bonus with respect to fiscal 2022 no less than the annual cash bonus paid to such Continuing Employee with respect to fiscal 2021 (or, if such Continuing Employee was not employed by Parent or any Acquired Company prior to fiscal 2022, no less than such Continuing Employee’s fiscal 2022 target annual cash bonus) and (y) a “deferred cash award” with a value no less than the grant date value of the restricted stock award granted to such employee with respect to fiscal 2021 (or, if such Continuing Employee was not employed by Parent or any Acquired Company prior to fiscal 2022, no less than such Continuing Employee’s fiscal 2022 target restricted stock award value), which deferred cash award shall vest on January 1, 2026, subject to such Continuing Employee’s continued employment with Parent or any Acquired Company through such date, and (B) such Continuing Employee’s fiscal 2023 compensation shall be determined in a manner consistent with Schedule 7.8(a)(ii) of the Company Disclosure Letter). To the extent that the termination of employment of some or all employees of the Acquired Companies who are not Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act following the Closing, Parent shall be responsible for all notice and payment requirements under such WARN Act.

(b) Parent shall ensure that, as of the Company Merger Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Acquired Companies provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Entities, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Company Merger Effective Time, Parent shall, or shall cause the Surviving Entities to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Company Merger Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Entities for the benefit of Continuing Employees, Parent shall (i) use commercially reasonable efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Company Merger Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Entities, as applicable, for the plan year in which the Company Merger Effective Time occurs.

(c) Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or modification of any particular Company Benefit Plan, (ii) prevent Parent or any of its Affiliates from amending or terminating any of its employee benefit or compensation plans or other arrangements in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Entities or any of their respective Affiliates, or (iv) create any third-party beneficiary rights in any employee of the Acquired Companies or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or any Acquired Company or under any benefit plan which Parent or the Surviving Entities may maintain.

Section 7.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Prior to the Company Merger Effective Time, the Company shall bind, effective at the Company Merger Effective Time, extended coverage under the Company’s officers’ and directors’ liability insurance policy by obtaining a prepaid six-year “tail”/extended period on the Company’s existing officers’ and directors’ liability insurance policies (or with insurers on terms and conditions no less favorable than such policies), which prepaid policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, for an overall additional premium not to exceed 300% of the total annual premiums at the last renewal; provided, that the Company shall reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior terms or on equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, then, subject to Schedule 7.9(a) of the Company Disclosure Letter, Parent may obtain such policy effective as of the Company Merger Effective Time, in which case the Company shall not obtain such policy. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) To the extent permitted by applicable Law, during the period commencing as of the Company Merger Effective Time and ending on the sixth anniversary of the Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to: (i) indemnify, defend and hold harmless each current or former manager, director, officer and trustee of the Company or any Subsidiary of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer or trustee of the Company or any Subsidiary of the Company arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time), including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to Parent’s or the Surviving Company’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Company, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against, or investigation of, any Indemnified Party for which indemnification may be sought under this Section 7.9(b) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without Parent’s or the Surviving Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such Indemnified Party is not entitled to indemnification, in which case the Indemnified Party shall promptly refund to Parent or the Surviving Company the amount of all such expenses theretofore advanced pursuant hereto, and (iv) shall not be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action, except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. Parent’s and the Surviving Company’s obligations under this Section 7.9(b) shall continue in full force and effect for a period of six years from the Company Merger Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) To the extent permitted by applicable Law, the Surviving Company shall, and Parent agrees to cause the Surviving Company to, during the period commencing as of the Company Merger Effective Time and ending on the sixth anniversary of the Company Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the Indemnified Parties as currently provided in (i) the Governing Documents, and (ii) indemnification agreements between the Company and any Indemnified Party as scheduled on Schedule 7.9(c) of the Company Disclosure Letter. For a period of six years following the Company Merger Effective Time, the governing documents of Parent and the equivalent governing or organizational documents of any applicable Subsidiary of Parent or the Company shall not be amended, repealed or otherwise modified for a period of six years following the Company Merger Effective Time in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.

(d) If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger; or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.9 effective following the Closing), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of the Company, Parent and the Surviving Company. The obligations of Parent and the Surviving Company under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification. Nothing in this Agreement, including this Section 7.9, is intended to, shall (i) be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries of the Company or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any such claims under any such policies or (ii) impair or limit any other rights an Indemnified Party may have to indemnification, advancement, or exculpation pursuant to applicable Law, written agreements, or current or former Governing Documents.

Section 7.10 Section 16 Matters. Prior to the Company Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including any shares subject to Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.11 Distribution of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company may declare and pay a dividend (including under Section 858 or Section 860 of the Code) on the Company Common Stock to its stockholders, the Partnership may make distributions on the Partnership Units, and each Subsidiary REIT may make distributions (including under Section 858 or Section 860 of the Code) to its stockholders, in each case, distributing cash in such amounts determined by the Company or such Subsidiary REIT, as applicable, in its sole discretion exercised in good faith to be required (after giving effect to the distributions contemplated by Section 6.1(b)(iii)) to be distributed in order for the Company or such Subsidiary REIT to maintain its qualification as a REIT for such year and to avoid or reduce the incurrence of income or excise Tax; provided, that the Common Stock Consideration shall be decreased by an amount equal to the per share amount of any such dividend on Company Common Stock declared or paid by the Company pursuant to this Section 7.11.

Section 7.12 Financing and Cooperation.

(a) Debt Financing.

(i) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each Subsidiary of the Company to use its commercially reasonable efforts to provide, to the Parent Parties, in each case at Parent’s sole expense, all customary cooperation reasonably requested in writing by Parent (e-mail being sufficient) in connection with the offering, arrangement, syndication, consummation or issuance of any financing with respect to the Acquired Companies and the Company Properties effective as of or after the Partnership Merger Effective Time (the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including using commercially reasonable efforts to:

(1) upon reasonable notice, direct employees of the Acquired Companies with appropriate seniority and expertise to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the Debt Financing), drafting sessions, road shows, rating agency presentations and due diligence sessions and other syndication activities and presentations with prospective lenders at reasonable times and locations mutually agreed; provided, that any such meeting or communication may be conducted virtually by videoconference or other media;

(2) provide reasonable and customary assistance to Parent with the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers; (B) as reasonably requested by Parent; and (C) limited to information to be contained therein with respect to the Acquired Companies;

(3) furnish Parent, reasonably promptly upon written request, with such historical and projected financial, statistical and other pertinent information relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;

(4) assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents (provided that any such documents or agreements and any obligations contained in such documents shall be effective no earlier than as of the Partnership Merger Effective Time);

(5) provide to Parent upon written request all documentation and other information with respect to the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, in each case as reasonably requested by Parent;

(6) cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Acquired Companies as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices within the time periods contemplated under any existing loans of the Acquired Companies as are reasonably requested by Parent (provided, that the Company shall not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the Closing);

(7) cooperate with obtaining customary title insurance with respect to each material Company Property as reasonably requested by Parent;

(8) provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Debt Financing;

(9) cause the Company’s independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the Debt Financing;

(10) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(11) consent to the use of the Acquired Company’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Acquired Company’s reputation or goodwill;

(12) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement;

(13) as may be reasonably requested by Parent, following the obtainment of the Stockholder Approval, form new direct or indirect Wholly Owned Company Subsidiary pursuant to documentation reasonably satisfactory to Parent and the Company;

(14) as may be reasonably requested by Parent, and no earlier than immediately prior to the Partnership Merger Effective Time on the Closing Date, and provided such actions would not adversely affect the Tax status of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be subject to additional Taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under Section 7.12(a)(iii), transfer or otherwise restructure its ownership of existing Subsidiaries of the Company, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company;

(15) to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source;

(16) to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Parent and its Representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each Owned Company Property and, subject to obtaining required third-party consents with respect thereto (which the Company shall use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), Ground Leased Company Property (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 7.2, and (C) the Company shall be entitled to have representatives present at all times during any such inspection); and

(17) to the extent necessary or advisable, reasonably cooperate to facilitate, effective no earlier than the Closing, the execution and delivery of definitive financing, pledge, security and guarantee documents reasonably requested by Parent and required in connection with the Debt Financing, including customary indemnities and bring down certificates issued in connection with a securitization of the Debt Financing.

(ii) The Company shall have satisfied its obligations set forth in Section 7.12(a)(i) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under Section 7.12(a)(i) to the extent that it: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) requires the Acquired Companies to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing (except those fees, expenses and liabilities for which the Company is reimbursed by Parent); (iii) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which is not contingent upon the Closing or would be effective at or prior to the Partnership Merger Effective Time; (iv) requires the Acquired Companies or their counsel to give any legal opinion; (v) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (vi) requires the Acquired Companies to provide access to or disclose information that the Company or any of its Subsidiaries determines would result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company Parties shall use reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (vi)); (vii) requires the Acquired Companies to take any action that is prohibited or restricted by, or would conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any Material Contract to which any of the Acquired Companies is a party or any applicable Laws; (viii) would result in any officer or director of the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications or (ix) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement. In no event shall the Company Parties be in breach of this Agreement because of the failure to deliver any financial or other information that (A) is not currently readily available to the Acquired Companies on the date hereof and is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or (B) for the failure to obtain review of any financial or other information by its accountants after using commercially reasonable efforts to obtain the same. In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting the Parent Parties in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing prior to the Partnership Merger Effective Time (except those fees, expenses, financial commitments or other financial obligations for which the Company is reimbursed by Parent). None of the representations, warranties or covenants of the Company Parties set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of the Company Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 7.12. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 7.12(a)(ii) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing.

(iii) Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) (other than in respect of the preparation of customary historical financials) incurred by the Acquired Companies and its Representatives in connection with the cooperation under Section 7.12, any action taken by them at the request of Parent pursuant to Section 7.12 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 7.12), and shall indemnify and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith (other than the information provided in writing by the Company or the other Acquired Companies to Parent specifically in connection with their obligations pursuant to Section 7.12(a)). The provisions of this Section 7.12(a)(iii) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties. This Section 7.12(a)(iii) shall survive the termination of this Agreement (and in the event the Mergers and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under Section 7.12, and not previously reimbursed).

(iv) All confidential information regarding the Acquired Companies obtained by the Parent Parties and their respective Affiliates and Representatives pursuant to Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, in no event will the Parent Parties or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in the Parent Parties) enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential source of Debt Financing that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such source of Debt Financing to provide Debt Financing or other assistance to any other party in any other transaction involving the Acquired Company (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

(v) Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing. The Parent Parties acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining (or the failure to obtain) the Debt Financing.

(b) Cooperation Regarding Assumed Indebtedness.

(i) Promptly following Parent’s request, the Company Parties shall, or shall cause the other applicable Acquired Companies and shall use commercially reasonable efforts to cause the Minority Equity Joint Ventures to, deliver to each of the lenders or any agent or trustee acting on their behalf (each, an “Existing Lender”) under certain Indebtedness identified by Parent (the “Assumed Indebtedness”), a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent and the applicable Acquired Company a written statement or documents (the “Assumption Documents”) (A) confirming (1) the aggregate principal amount of the indebtedness outstanding under such Assumed Indebtedness, (2) the date to which interest and principal has been paid in respect of such Assumed Indebtedness, and (3) the amount of any escrows being held by such Existing Lender in respect of such Assumed Indebtedness; and (B) consenting to the assumption of the existing indebtedness, the replacement of any guaranty and the consummation of the Mergers and the other transactions contemplated by this Agreement, and to the modifications of the terms of such Assumed Indebtedness that Parent may reasonably request after the date hereof; provided that the Company shall be informed of any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 7.12(b), (x) the consummation of the Mergers shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Partnership Merger Effective Time.

(ii) Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents. None of the Acquired Companies shall be obligated to pay any commitment or similar fee or incur any other expense, liability or obligation in connection with this Section 7.12(b) prior to the Closing, and Parent shall indemnify and hold harmless the Acquired Companies for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their actions and cooperation pursuant to this Section 7.12(b). The Company Parties’ obligations pursuant to this Section 7.12(b) shall be subject to the limitations set forth in Section 7.12(a)(ii).

Section 7.13 Takeover Statutes. The Parties shall (a) take all action reasonably necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action reasonably necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Charter (including the “Ownership Limit” as such term is defined in the Company Charter) (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. The Company shall not take any action to exempt any Person (other than the Parent Parties or their respective Affiliates) from, or render inapplicable, any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section 7.14 Stock Exchange Delisting; Deregistration. Prior to the Company Merger Effective Time, the Company and, following the Company Merger Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 7.15 Certain Transactions.

(a) Except for (i) the indemnification agreements set forth on Schedule 7.9(c) of the Company Disclosure Letter and (ii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business, the Company shall cause all Contracts (including, for the avoidance of doubt, the Company Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments by or on behalf of the Company or any of its Subsidiaries as of or following the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between the Company and/or any entities that will remain Subsidiaries of the Company after the Closing.

(b) The Company shall cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Company Merger Effective Time, of the directors of the Company.

Section 7.16 Tax Matters.

(a) The Company and each of the Subsidiary REITs shall deliver to Dentons US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company) an officer’s certificate, dated as of the Closing Date and signed by officers of the Company and each Subsidiary REIT, substantially in the form attached as Exhibit B hereto (with such factual updates as appropriate, provided that Parent is given a reasonable opportunity to review any such updates and finds them reasonably acceptable), that contains representations of the Company and each Subsidiary REIT reasonably necessary or appropriate to enable Dentons US LLP (or such other counsel) to render the tax opinion set forth in Exhibit A hereto pursuant to Section 8.3(e).

(b) The Company shall deliver to Parent, at or prior to the Closing, a properly completed and duly executed IRS Form W-9.

(c) The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and the Company and Parent shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes to the extent permitted under applicable Law.

Section 7.17 Parent Approved Transactions. The Company Parties shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more Wholly Owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more Wholly Owned Company Subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a Wholly Owned Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a Wholly Owned Company Subsidiary is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more Wholly Owned Company Subsidiaries (including to the Company or any other Wholly Owned Company Subsidiary) at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”) provided, that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of its Subsidiaries, (B) any Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.3, waived) and receipt by the Company of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Mergers set forth in Section 8.1 and Section 8.3 have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in Section 8.3(d) and the opinion specified in Section 8.3(e)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Mergers in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect the classification as a REIT of the Company or any Subsidiary REIT or could subject the Company or any Subsidiary REIT to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any stockholder or other equity interest holder of the Company (in such person’s capacity as a stockholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 7.17, and (vi) neither the Company nor any of its Subsidiaries shall be required to provide any material non-public information to a third party other than Parent and its Affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.17. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Competing Proposal for purposes of Section 9.3(b)(iii), nor shall any Competing Proposal made in respect of a Parent-Approved Transaction constitute a Competing Proposal for purposes of Section 9.3(b)(iii). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Subsidiary of the Company in performing their obligations under this Section 7.17, and Parent shall indemnify the Company and any of its Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries not previously reimbursed).

Section 7.18 Transfer Rights. The Company shall provide Parent with prompt written notice in the event a Transfer Right becomes exercisable by any Acquired Company during the Interim Period (such Transfer Right, an “Exercisable Transfer Right”), together with all underlying documentation relating to same. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate and consult with Parent in connection with the exercise of an Exercisable Transfer Right, including by reasonably promptly furnishing to Parent any information reasonably requested by Parent relating thereto (including the proposed financing thereof). If Parent notifies the Company that the Company or its applicable Subsidiary should exercise an Exercisable Transfer Right, the Company shall, and shall cause its Subsidiaries to, reasonably consider such request in good faith. The Company shall not, and shall not permit any of its Subsidiaries to, exercise any Exercisable Transfer Right without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

Section 7.19 Senior Notes. At the written request of Parent, the Company and the Partnership shall reasonably cooperate with Parent in redeeming, discharging, purchasing or assuming all of the outstanding securities (collectively, the “Senior Notes”) issued pursuant to the Indenture dated as of April 2, 2013 among the Partnership, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee (as supplemented by the first supplemental indenture dated as of April 2, 2013 and the second supplemental indenture dated as of June 21, 2019, the “Indenture”), including by adopting resolutions, entering into amendments or supplements to the Indenture or the Senior Notes issued thereunder, delivering notices of redemption, and providing officers’ certificates and/or Company or Partnership instructions.

Section 7.20 Restructuring Transactions. The Company Parties shall, and the Parent Parties shall cooperate with the Company Parties to, cause the transactions set forth on Schedule 7.20 of the Company Disclosure Letter (collectively, the “Restructuring Transactions”) to be completed, at the times in the manner set forth in such Schedule. Without limiting the foregoing, the Company shall (i) prepare and provide drafts of the relevant documentation pursuant to which the transactions set forth on Schedule 7.20 of the Company Disclosure Letter shall be effected (collectively, the “Restructuring Documents”) to Parent at least 30 days in advance of the Closing Date for Parent’s review, comment and approval (not to be unreasonably withheld, delayed or conditioned), (ii) make its applicable Representatives reasonably available to Parent’s Representatives for purposes of discussing such drafts and (iii) prior to Closing, deliver to Parent all such Restructuring Documents, as approved by Parent pursuant to clause (i) above, duly executed by the Company Parties (and their Affiliates, as applicable).

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws.

(b) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement and shall be in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

Section 8.2 Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (ii) each of the other representations and warranties of the Parent Parties set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Parent at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company Parties set forth in the Fundamental Representations (except Section 4.4(a) and Section 4.4(c) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.4(a) and Section 4.4(c) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (iii) the representations and warranties of the Company Parties set forth in clause (b) of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iv) each of the other representations and warranties of the Company Parties set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct (in the manner set forth in clauses (i) through (iv), as applicable) only on and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Company Parties. The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Change. From the date of this Agreement through the Closing Date, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company certifying that the conditions set forth in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.

(e) REIT Opinion. Parent shall have received a written tax opinion of Dentons US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date and addressed to the Company (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Company and Subsidiary REITs in the officer’s certificates described in Section 7.16(a), and which may contain such changes or modifications from the language set forth on such exhibit as may be deemed reasonably necessary or appropriate by Dentons US LLP, or the applicable REIT counsel, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed) to the effect that (i) beginning with its taxable year ended December 31, 2004 and through the taxable year that ends on the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) beginning with each Subsidiary REIT’s respective initial taxable year ended December 31, 2018, and through December 31, 2021, such Subsidiary REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and such Subsidiary REIT’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2022.

ARTICLE IX

TERMINATION; FEES AND EXPENSES; AMENDMENT

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Partnership Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of the Company and Parent;

(b) by either the Company or Parent, upon prior written notice to the other Party:

(i) if the Mergers shall not have occurred on or before 11:59 p.m. New York time on October 18, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such

Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Company Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party (and, in the case of Company, including the failure of the other Company Parties, and in the case of Parent, including the failure of the other Parent Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c) by the Company, upon prior written notice to Parent:

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the Parent Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “Parent Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from the Company to Parent and two Business Days before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii) if, at any time prior to receipt of the Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.3(f); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to Parent and the definitive agreement providing for the implementation of the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.2, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company Parties are prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B), and the Company Parties were ready, willing and able to consummate the Closing during such three Business Day period; or

(d) by Parent, upon prior written notice to the Company:

(i) if there has been a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company Parties set forth in this Agreement, in each case, that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “Company Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from Parent to the Company and two Business Days before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if (A) at any time prior to receipt of the Stockholder Approval, the Company Board (or any committee thereof), for any reason, shall have effected an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer for the Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes a Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (C) at any time prior to the receipt of the Stockholder Approval, the Company Board shall have failed to publicly reaffirm the Board Recommendation within ten Business Days following the date a Competing Proposal shall have been first publicly announced (or if the Stockholders Meeting is scheduled to be held within ten Business Days after the date a Competing Proposal shall have been publicly announced, as far in advance of the date on which the Company Stockholders Meeting is scheduled to be held as is reasonably practicable) or (D) the Company enters into an Alternative Acquisition Agreement.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company Parties or the Parent Parties or their respective Affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except that the provisions of Section 7.2(b) (Access to Information; Confidentiality), Section 7.12(a)(iii) and Section 7.12(b)(ii) (Financing and Cooperation), the last sentence of Section 7.17 (Parent-Approved Transactions), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.5 (Amendment) and Article X (General Provisions) of this Agreement shall survive the termination hereof and shall remain in full force and effect in accordance with their respective terms; provided, that, subject to Section 10.10(c), no such termination shall relieve any Party from any liability or damages resulting from any fraud or Willful Breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided, that the Parent Parties shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Services L.L.C., and (b) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3 or Article X, all Expenses shall be paid by the Party incurring such fees or Expenses, except that Parent shall pay, whether or not the Mergers or any other transaction contemplated by this Agreement is consummated, all costs and Expenses in connection with the Paying Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the Transfer Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination the Company would not have been entitled to terminate this

Agreement pursuant to Section 9.1(c)(iii) (Parent Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), or by Parent pursuant to Section 9.1(d)(i) (Company Terminating Breach), (B) a Competing Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a Competing Proposal (and, in the case of a termination pursuant to Section 9.1(b)(iii), such Competing Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting (or any adjournment or postponement thereof)), and (C) within 12 months following such termination, the Company enters into a definitive written agreement providing for the implementation of any Competing Proposal or any Competing Proposal is consummated (provided, that for purposes of this Section 9.3(b)(iii), the term “Competing Proposal” will have the meaning assigned to such term herein, except that each of the 15% thresholds included in the definition of “Competing Proposal” shall be increased to 50%);

then the Company shall pay, as directed by Parent, the Company Termination Payment. Payment of the Company Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by Parent as follows: (1) in the case of Section 9.3(b)(i), prior to or concurrently with termination of this Agreement pursuant to Section 9.1(c)(ii); (2) in the case of Section 9.3(b)(ii), within three Business Days after termination of this Agreement pursuant to Section 9.1(d)(ii); and (3) in the case of Section 9.3(b)(iii), within the earlier of (x) three Business Days after the entry into a definitive agreement in respect of the Competing Proposal referred to in clause (B) of Section 9.3(b)(iii), and (y) concurrently with the consummation of such Competing Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to Section 9.3(b), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Payment pursuant to this Section 9.3(b), the receipt of the Company Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Parent Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company and its Affiliates and Representatives shall have no further liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Action against the Company or any of its Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Payment when due and any Parent Party commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portion thereof, then the Company shall pay, in accordance with Section 9.4, the Parent Parties their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) (Parent Terminating Breach); or

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii) (Failure to Close);

then Parent shall pay, as directed by the Company, the Parent Termination Payment by wire transfer of same-day funds to an account designated by the Company within three Business Day following such termination in accordance with this Section 9.3. For the avoidance of doubt, any payment made by Parent under this Section 9.3(c) shall be payable only once with respect to Section 9.3(c), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Company shall receive full payment of the Parent Termination Payment pursuant to this Section 9.3(c), the receipt of the Parent Termination Payment (and the costs and expenses contemplated by the following sentence) shall be deemed to be liquidated damages and shall be the Company Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company Parties or any of their Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for the amounts payable or reimbursable by Parent pursuant to Section 7.12(a)(iii), Section 7.12(b)(ii) and the last sentence of Section 7.17 (collectively, the “Parent Expenses”) and the last sentence of this Section 9.3(c), none of the Parent Parties or their respective Affiliates or Representatives shall have any further liability, whether pursuant to a claim at Law or in equity, to the Company or any of its Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Parties or any of their Affiliates or Representatives shall be entitled to bring or maintain any Action against the Parent Parties or their respective Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination. If Parent fails to pay the Parent Termination Payment and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Payment and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company in accordance with Section 9.4, its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Payment and/or the Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

(d) The Parties acknowledge and agree that neither the Company Termination Payment nor the Parent Termination Payment is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent and the Company, as applicable, in the circumstances in which the Company Termination Payment or Parent Termination Payment is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 9.4 Payment of Amount or Expenses.

(a) In the event that Parent is obligated to pay the Company the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs set forth in Section 9.3(c), then, if requested by the Company, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, with an escrow agent selected by Parent pursuant to a written escrow agreement (the “Parent Termination Payment Escrow Agreement”) with such terms (subject to this Section 9.4(a)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, pursuant to this Section 9.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 9.3 by wire transfer. The Parent Termination Payment Escrow Agreement shall provide that the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company; (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company, or (iii) a letter from the Company designating a Taxable REIT Subsidiary of the Company as the recipient of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, to the Company or its designee. Parent agrees to amend this Section 9.4(a) at the request of the Company in order to (x) maximize the portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.4(a) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(a). The escrow agreement shall also provide that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(a); provided, that any portion of the Parent Termination Payment, plus the Parent Expenses and the Recovery Costs, that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company. The Parent Termination Payment Escrow Agreement shall provide that the Company shall bear all costs and expenses under the Parent Termination Payment Escrow Agreement.

(b) In the event that the Company is obligated to pay Parent the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), with an escrow agent selected by the Company pursuant to a written escrow agreement (the “Company Termination Payment Escrow Agreement”) with such terms (subject to this Section 9.4(b)) as shall be mutually agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), pursuant to this Section 9.4(b) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 9.3 by wire transfer. The Company Termination Payment Escrow Agreement shall provide that the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from the independent certified public accountants of any direct or indirect equity owner of Parent that is a REIT indicating the maximum amount that can be paid by the escrow agent to Parent without causing such direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such direct or indirect equity owner’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent; (ii) a letter from counsel of any direct or indirect equity owner of Parent that is a REIT indicating that such direct or indirect equityholder received a ruling from the IRS holding that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such direct or indirect equityholder’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), should either constitute Qualifying Income or be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent; or (iii) a letter from any direct or indirect equity owner of Parent that is a REIT designating a Taxable REIT Subsidiary of such direct or indirect equityholder as the recipient of the Company Termination Payment, in which case the escrow agent shall release the remainder of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), to Parent. The Company agrees to amend this Section 9.4(b) at the request of Parent in order to (x) maximize the portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that may be distributed to Parent hereunder without causing any direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the direct or indirect equity owner of Parent that is a REIT’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist any direct or indirect equity owner of Parent that is a REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4(b); provided, that any portion of the Company Termination Payment, plus the costs and expenses contemplated by Section 9.3(b), that remains unpaid as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to Parent. The Company Termination Payment Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Company Termination Payment Escrow Agreement.

Section 9.5 Amendment. Subject to compliance with applicable Law, at any time before or after receipt of the Stockholder Approval and prior to the Company Merger Effective Time, any provision of this Agreement may be amended or modified by a written agreement of the Parties executed in the same manner as this Agreement; provided, that after the Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement which, pursuant to applicable Law, requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Company Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail (provided, that no “error” message or other notification of non-delivery is generated) at the following addresses or emails (or at such other address or email for a Party as shall be specified by like notice):

(a) if to the Parent Parties or the Surviving Entities, to:

Abacus Parent LLC c/o Blackstone Inc. 345 Park Avenue New York, New York 10154
Attention:	Jacob Werner Asim Hamid Kevin Goldman James Hogan Andrew Choe General Counsel
E-mail:	werner@blackstone.com asim.hamid@blackstone.com kevin.goldman@blackstone.com james.hogan@blackstone.com andrew.choe@blackstone.com realestatenotices@blackstone.com with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Brian M. Stadler Matthew B. Rogers
E-mail:	bstadler@stblaw.com mrogers@stblaw.com

(b) if to the Company Parties to:

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, Texas 78738
Attention:	William C. Bayless, Jr.
E-mail:	bbayless@americancampus.com

with copies (which shall not constitute notice) to:
Dentons US LLP 2000 McKinney Avenue, Suite 1900 Dallas, Texas 75201
Attention:	Toni Weinstein
Email:	toni.weinstein@dentons.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Company Disclosure Letter), the Confidentiality Agreement and the Guarantee (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, and (b) except for the provisions of Section 7.9 (which, from and after the Company Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Company Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland (other than with respect to issues relating to the Mergers that are required to be governed by DLLCA) without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in the Chosen Courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any of the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute, and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case

Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that, prior to the mailing of the Proxy Statement to the Company’s stockholders, each of the Parent Parties may assign any of their rights hereunder to any Affiliate of Parent without the prior written consent of the Company, but no such assignment (x) shall relieve such Parent Party of any of its obligations hereunder or (y) impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this Section 10.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.8 shall be null and void.

Section 10.9 Obligations of Parent. Prior to Closing, Parent shall cause Merger Sub I and Merger Sub II to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub I or Merger Sub II, as applicable, in accordance with the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement. As a material inducement to the Company Parties’ willingness to enter into this Agreement and perform their obligations hereunder, prior to Closing, Parent hereby unconditionally guarantees full performance and payment by Merger Sub I and Merger Sub II of the covenants, obligations and undertakings required to be performed by Merger Sub I and Merger Sub II, as applicable, under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub I or Merger Sub II shall also be deemed to be a breach or default of Parent, and the Company Parties shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Parent, Merger Sub I and Merger Sub II in the first instance.

Section 10.10 Specific Performance; Parent Liability Cap.

(a) The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by the Company Parties in accordance with their specific terms or were otherwise breached by the Company Parties, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.1 and any dispute over the right to termination has been finally resolved, (i) the Parent Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.7 to prevent breaches of this Agreement by the Company Parties and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled at law or in equity or pursuant to Section 9.2 or Section 9.3, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Mergers, and without that right, the Parent Parties would not have entered into this Agreement. The Company Parties agree that they will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Parent Parties have an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason. It is explicitly agreed that none of the Company Parties shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing any Parent Party’s obligations to consummate the Mergers or otherwise to prevent and/or remedy a breach of this Agreement or to enforce specifically the terms hereof. It is further explicitly agreed that the Company Parties’ sole and exclusive remedy relating to a breach of this Agreement by any Parent Party or otherwise shall be to seek recovery of the Parent Termination Payment, in the circumstances in which it is payable in accordance with Section 9.3(c), and the Parent Expenses and the Recovery Costs;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance to prevent any breach of Section 7.2(b).

(b) The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, none of the Parent Parties shall in any respect waive its right to seek any other form of relief that may be available to them under or in connection with this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require the Parent Parties to institute any Action for (or limit any Parent Party’s right to institute any Action for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.10 or anything set forth in this Section 10.10 restrict or limit any Parent Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time. In any Action seeking monetary damages against a Party or to compel the Company Parties to specifically perform its obligations hereunder, the non-prevailing Party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing Party its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Action.

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Parties, together, for monetary damages, losses, costs or expenses of the Company Parties or their Affiliates in connection with the failure of the transactions contemplated by this Agreement to be consummated, a breach of this Agreement by any Parent Party or otherwise relating to this Agreement or the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Payment, plus the Recovery Costs (collectively, the “Parent Liability Cap”). In no event shall the Company Parties or any of their Affiliates seek or permit to be sought on their behalf any amount in excess of the Parent Liability Cap from the Parent Related Persons in connection with this Agreement or the transactions contemplated by this Agreement, or in respect of any other document, or any theory of law or equity (including by or through attempted piercing of the corporate, limited partnership or limited liability company veil) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Each of the Company Parties agrees that it has no right of recovery against, and no liability shall attach to, any of the Parent Related Persons (other than against the Parent Parties as provided by Section 9.3 and this Section 10.10), through any Parent Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Parent Party against any Parent Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Sponsor (but not any other Parent Related Person) under and to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described herein. Recourse against Sponsor under the Guarantee shall be the sole and exclusive remedy of the Company Parties and their respective Affiliates against Sponsor and any other Parent Related Persons (other than the Parent Parties to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against the Parent Parties hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company Parties or their Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Related Person (other than Sponsor to the extent provided in the Guarantee and subject to the Parent Liability Cap and the other limitations described therein). Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in Section 9.3 or this Section 10.10 shall limit the remedies of the parties under the Confidentiality Agreement.

Section 10.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ABACUS PARENT LLC

By:	/s/ Jacob Werner
	Name:	Jacob Werner
	Title:	Senior Managing Director and Vice President

ABACUS MERGER SUB I LLC

By:	/s/ Jacob Werner
	Name:	Jacob Werner
	Title:	Senior Managing Director and Vice President

ABACUS MERGER SUB II LLC

By:	/s/ Jacob Werner
	Name:	Jacob Werner
	Title:	Senior Managing Director and Vice President

AMERICAN CAMPUS COMMUNITIES, INC.

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: Chief Executive Officer

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

By:	American Campus Communities Holdings LLC, its general partner

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: President

ANNEX B

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

April 18, 2022

The Board of Directors

American Campus Communities, Inc.

12700 Hill Country Boulevard

Suite T-200

Austin, Texas 78738

Members of the Board of Directors:

We understand that American Campus Communities, Inc. (“ACC”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among ACC, American Campus Communities Operating Partnership LP (the “ACC Partnership”), Abacus Parent LLC (“Parent”), Abacus Merger Sub I LLC, a wholly owned subsidiary of Parent (“Merger Sub I”), and Abacus Merger Sub II LLC, a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), pursuant to which, among other things, each share of common stock, par value $0.01 per share, of ACC (“ACC Common Stock”) will be converted into the right to receive $65.47 in cash, without interest (the “Consideration”). The terms and conditions of transactions contemplated by the Agreement (collectively, the “Transaction”) are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ACC Common Stock of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to ACC;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ACC furnished to or discussed with us by the management of ACC, including certain financial forecasts relating to ACC prepared by the management of ACC (such forecasts, the “ACC Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of ACC with members of senior management of ACC;

(iv)	reviewed the trading history for ACC Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of ACC with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated April 18, 2022 of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise

B-1

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

reviewed by or discussed with us and have relied upon the assurances of the management of ACC that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ACC Forecasts, we have been advised by ACC, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ACC as to the future financial performance of ACC. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ACC, nor have we made any physical inspection of the properties or assets of ACC. We have not evaluated the solvency or fair value of ACC or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of ACC, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ACC or the contemplated benefits of the Transaction. We also have assumed, at the direction of ACC, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of ACC Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to ACC or in which ACC might engage or as to the underlying business decision of ACC to proceed with or effect the Transaction. We are not expressing any opinion with respect to, and have relied, with your consent, upon the assessments of representatives of ACC regarding, legal, regulatory, accounting, tax and similar matters relating to ACC or the Transaction (including the contemplated benefits thereof), as to which we understand that ACC obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any other matter.

We have acted as financial advisor to ACC in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, ACC has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ACC, Parent and certain of their respective affiliates.

B-2

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ACC and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain investment banking transactions and other corporate activity, and (ii) sales agent, underwriter, manager and/or arranger on various debt and equity offerings and financings.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and related companies, and have received or in the future may receive substantial compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with various acquisitions, divestitures, purchases and sales of assets, and other corporate activity, (ii) underwriter, manager and/or arranger on various debt and equity offerings and financings, (iii) underwriter and manager in initial public offerings of certain affiliated or related companies.

It is understood that this letter is for the benefit and use of the Board of Directors of ACC (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of ACC Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

B-3

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11.59 P.M. ET the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Shareowner Services, P.O. Box 64945, St. Paul, MN 55164-0945.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.  To approve the merger of American Campus Communities, Inc. with and into Abacus Merger Sub I LLC (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2022, as it may be amended from time to time, among Abacus Parent LLC, Abacus Merger Sub I LLC, Abacus Merger Sub II LLC, American Campus Communities, Inc. and American Campus Communities Operating Partnership LP as more particularly described in the Proxy Statement.

☐ For	☐ Against	☐ Abstain

2.  To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers as more particularly described in the Proxy Statement.

☐ For	☐ Against	☐ Abstain

3.  To approve any adjournment of the Virtual Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Virtual Special Meeting to approve the Merger as more particularly described in the Proxy Statement.

☐ For	☐ Against	☐ Abstain

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL

BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMERICAN CAMPUS COMMUNITIES, INC.

Important notice regarding the availability of proxy materials for the Virtual Special Meeting. This Notice &

Proxy Statement is available at www.proxyvote.com

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, TX 78738	proxy

This proxy card is solicited by the Board of Directors for use at the Virtual Special Meeting on [             ], 2022.

If no choice is specified, the proxy will be voted as the Board recommends on Items 1, 2 and 3.

The undersigned hereby appoints William C. Bayless, Jr. and Daniel B. Perry, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on [             ], 2022, on behalf of the undersigned at the Virtual Special Meeting of Stockholders to be held on [            ], 2022, at [    ] a.m. Central Time via the Internet through a web conference at [            ] , or at any adjournment or postponement thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS THE BOARD RECOMMENDS ON ITEMS 1, 2 AND 3.

Address Change/Comments

(Mark the corresponding box on the reverse side)

See reverse for voting instructions.